CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Depositary Shares, each representing a 1/10th interest in a share of 5.25% Series A Mandatory Convertible Preferred Stock, $0.01 par value per share	7,700,000	(1)	$100.00	$770,000,000.00	$89,474.00
(1)	Assumes the underwriters’ option to purchase 700,000 additional depositary shares is exercised in full.
(2)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-206814

PROSPECTUS SUPPLEMENT

(To prospectus dated September 8, 2015)

7,000,000 Depositary Shares

Stericycle, Inc.

Representing a 1/10th Interest in a Share of 5.25%

Series A Mandatory Convertible Preferred Stock

We are offering 7,000,000 depositary shares, each of which represents a 1/10th interest in a share of our 5.25% Series A Mandatory Convertible Preferred Stock, $0.01 par value per share, which we refer to in this prospectus supplement as our mandatory convertible preferred stock. The shares of mandatory convertible preferred stock will be deposited with Wells Fargo Bank, N.A., as depositary, pursuant to a deposit agreement. Holders of the depositary shares will be entitled to a proportional fractional interest in the rights and preferences of the mandatory convertible preferred stock, including conversion, dividend, liquidation and voting rights, subject to the provisions of such deposit agreement.

Dividends on our mandatory convertible preferred stock will be payable on a cumulative basis when, as and if declared by our board of directors, or an authorized committee of our board of directors, at an annual rate of 5.25% on the liquidation preference of $1,000 per share. We may pay declared dividends in cash or, subject to certain limitations, in shares of our common stock, par value $0.01 per share, or in any combination of cash and common stock on March 15, June 15, September 15 and December 15 of each year, commencing on December 15, 2015 and ending on, and including, September 15, 2018.

Each share of our mandatory convertible preferred stock has a liquidation preference of $1,000 (and, correspondingly, each depositary share represents a liquidation preference of $100). Unless earlier converted or redeemed, each share of our mandatory convertible preferred stock will automatically convert on the third business day immediately following the last trading day of the final averaging period into between 5.8716 and 7.3394 shares of our common stock, subject to anti-dilution adjustments. The number of shares of our common stock issuable on conversion will be determined based on the average VWAP (as defined herein) of our common stock over the 20 trading day period beginning on, and including, the 23rd scheduled trading day prior to September 15, 2018, which we refer to herein as the “final averaging period.” At any time prior to September 15, 2018, a holder of 10 depositary shares may cause the depositary to convert one share of our mandatory convertible preferred stock, on such holder’s behalf, into a number of shares of our common stock equal to the minimum conversion rate of 5.8716, subject to anti-dilution adjustments. If a holder of 10 depositary shares causes the depositary to convert one share of our mandatory convertible preferred stock on such holder’s behalf during a specified period beginning on the effective date of a fundamental change (as described herein), the conversion rate will be adjusted under certain circumstances, and such holder will also be entitled to a make-whole dividend amount (as described herein).

We intend to use the net proceeds from this offering to fund a portion of the purchase price to be paid in connection with our acquisition of Shred-it (as defined herein). The closing of this offering is not conditioned on the closing of our acquisition of Shred-it which, if completed, will occur subsequent to the closing of this offering. See “Prospectus Supplement Summary—Recent Developments—The Acquisition” and “Use of Proceeds.” If our acquisition of Shred-it has not closed on or prior to January 15, 2016 or if an Acquisition Termination Event (as defined herein) occurs, we may, at our option, redeem our mandatory convertible preferred stock as further described herein.

Prior to this offering, there has been no public market for the depositary shares. We have applied to list the depositary shares on The NASDAQ Global Select Market under the symbol “SRCLP.” Our common stock is listed on The NASDAQ Global Select Market under the symbol “SRCL.” The last reported sale price of our common stock on the NASDAQ Global Select Market on September 9, 2015 was $136.25 per share.

Investing in the depositary shares involves risks. See “Risk Factors” beginning on page S-17 of this prospectus supplement and on page 3 of the accompanying prospectus.

	Per Share	Total
Public offering price	$100.00	$700,000,000
Underwriting discount	$3.00	$21,000,000
Proceeds, before expenses, to Stericycle, Inc.	$97.00	$679,000,000

We have granted the underwriters an option to purchase, exercisable within 30 days from the date of this prospectus supplement, up to an additional 700,000 depositary shares to cover over-allotments, if any, at the public offering price, less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the depositary shares to investors on or about September 15, 2015.

Joint Book-Running Managers

BofA Merrill Lynch	Goldman, Sachs & Co.	J.P. Morgan

Co-Managers

HSBC	MUFG	Santander	SMBC Nikko	US Bancorp

The date of this prospectus supplement is September 9, 2015.

Prospectus Supplement

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters relating to Stericycle (as defined below), Shred-it (as defined below) and the combined company (as defined below). The second part, the accompanying prospectus, gives more general information. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) on September 8, 2015, which became automatically effective upon filing. If the description in this prospectus supplement differs from the description in the accompanying prospectus, the description in this prospectus supplement supersedes the description in the accompanying prospectus.

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in each of this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and any related free writing prospectus is accurate as of the respective dates of those documents. Our and Shred-it’s (as defined below) business, financial condition, results of operations and prospects may have changed since the applicable date. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and any related free writing prospectus we provide to you prior to making your investment decision.

BASIS OF PRESENTATION

In this prospectus supplement, unless otherwise specified or the context requires otherwise:

•	“Stericycle”, “the company”, “we”, “us” or “our” refer to Stericycle, Inc. and its subsidiaries as of the date hereof;

•	“Shred-it” refers collectively to Shred-it International ULC, an Alberta unlimited liability corporation, Shred-it JV LP, an Ontario limited partnership, Boost GP Corp., an Ontario corporation and Boost Holdings LP, an Ontario limited partnership, and their respective subsidiaries;

•	“combined company” refers to Stericycle and its subsidiaries (including Shred-it) after completion of the Transactions (as defined herein), including the Acquisition;

•	“Acquisition” refers to the pending acquisition of Shred-it by us and certain of our subsidiaries;

•	“Acquisition Termination Event” means that (1) the Securities Purchase Agreement (as defined herein) is terminated or (2) Stericycle determines, in its reasonable judgment, that the Acquisition will not occur;

•	“Debt Financing” means the senior unsecured debt financing consisting of (1) approximately $1.36 billion expected to be borrowed pursuant to our Term Loan Credit Facility (as defined herein), and (2) approximately $300 million aggregate principal amount of senior unsecured debt financing in the form of private placement notes expected to be issued, in each case, after the date of this prospectus supplement to finance a portion of the Acquisition;

•	“Financing Transactions” means this offering and the Debt Financing;

•	“Mandatory Convertible Preferred Stock Offering” or “this offering” means this offering of 7,000,000 depositary shares, each representing a 1/10th interest in a share of our 5.25% Mandatory Convertible Preferred Stock, Series A, par value $0.01 per share, plus up to an additional 700,000 depositary shares that the underwriters have the option to purchase from us to cover over-allotments;

•	“Term Loan Credit Facility” means the Term Loan Credit Agreement, dated as of August 21, 2015, among Stericycle, as borrower, and Bank of America, N.A., as administrative agent and a lender thereunder, and the other lenders party thereto; and

•	“Transactions” refers to the Acquisition and the Financing Transactions.

Unless otherwise specified or the context requires otherwise, information in this prospectus supplement assumes that (1) the option we have granted to the underwriters in this offering to purchase additional depository shares to cover over-allotments is not exercised, (2) the depositary shares will not be redeemed if the Acquisition is not completed and (3) we elect to pay any and all dividends with respect to the mandatory convertible preferred stock in cash.

Although the Acquisition has not yet occurred and, if completed, will not occur until after the successful completion of all of the Financing Transactions, the pro forma and as adjusted information included or incorporated by reference in this prospectus supplement gives pro forma effect to the Acquisition and the related Financing Transactions, as if we had completed all such transactions as of June 30, 2015, unless otherwise specified. If the Acquisition does not occur, we will have the option to redeem the depositary shares, if issued. In addition, the pro forma adjustments and as adjusted information included in this prospectus supplement do not include any post-signing adjustments that may occur pursuant to the Securities Purchase Agreement, which may include adjustments of the purchase price. Any such post-signing adjustments may be material.

This offering is not contingent on completion of the Acquisition. If the Acquisition is not completed on or before January 15, 2016, or if an Acquisition Termination Event occurs, we will have the option to redeem the mandatory convertible preferred stock, in whole but not in part, at a redemption price equal to $1,000 per share of our mandatory convertible preferred stock (equivalent to $100 per depositary share) plus accumulated and unpaid dividends to, but excluding, the date of redemption or, in certain circumstances, at a redemption price that includes a make-whole adjustment as described under “Description of Mandatory Convertible Preferred Stock—Acquisition Termination Redemption.” As a result, if the Acquisition is not completed, the Debt Financing will not occur but the depositary shares sold in this offering (if not redeemed) will remain outstanding. See “Risk Factors—Risks Relating to Our Pending Acquisition of Shred-it” included in this prospectus supplement.

All references to currency amounts included in this prospectus supplement are in U.S. dollars unless specifically noted otherwise.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain statements concerning our future results and performance and other matters that are “forward-looking” statements within the meaning of Section 27A of the Securities of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties, some of which are beyond our control (for example, general economic and market conditions). Our actual results could differ significantly from the results described in the forward-looking statements. Factors that could cause such differences include:

•	changes in governmental regulation of the collection, transportation, treatment and disposal of regulated waste;

•	increases in transportation and other operating costs;

•	the level of governmental enforcement of regulations governing regulated waste collection and treatment;

•	our ability to execute our acquisition strategy and to integrate acquired businesses, including, without limitation, the integration of Shred-it;

•	competition and demand for services in the regulated waste industry;

•	political, economic and currency risks related to our foreign operations;

•	impairments of goodwill or other indefinite-lived intangibles;

•	exposure to environmental liabilities;

•	compliance with existing and future legal and regulatory requirements; and

•	other factors described in our filings with the U.S. Securities and Exchange Commission.

As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We make no commitment to disclose any subsequent revisions to forward-looking statements.

All statements, other than historical facts, including:

•	statements regarding the expected timing of the closing of the Acquisition;

•	the ability of the parties to complete the Acquisition considering the various closing conditions;

•	the expected benefits and synergies of the Acquisition;

•	the competitive ability and position of the Company; and

•	any assumptions underlying any of the foregoing,

are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. There can be no assurance that the Acquisition will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the Acquisition will be realized.

PROSPECTUS SUPPLEMENT SUMMARY

The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from this prospectus supplement. As a result, it does not contain all of the information you should consider before investing in the depositary shares. You should carefully read the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, which are described under “Incorporation by Reference” included in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus, before deciding whether to invest in the depositary shares. You should pay special attention to the “Risk Factors” section of this prospectus supplement to determine whether to invest in the depositary shares.

Stericycle, Inc.

Overview

We are in the business of providing regulated and compliance solutions to healthcare and commercial businesses. This includes the collection and processing of specialized waste for disposal, and a variety of training, consulting, recall/return, communication, and compliance services. We operate integrated regulated waste management networks in the United States, Argentina, Brazil, Canada, Chile, Ireland, Japan, Mexico, Portugal, the Netherlands, Romania, Republic of Korea, Spain, and the United Kingdom. Our worldwide networks include a total of 181 processing facilities, 214 transfer sites, and 97 other service facilities. Our regulated waste processing technology is primarily autoclaving, but we also use incineration and our proprietary electro-thermal-deactivation system.

The regulated solutions we provide include: medical waste disposal, hazardous waste management, our Steri-Safe® medical waste and compliance program, our Clinical Services program, our Sharps Management Service featuring Bio Systems® reusable sharps containers, pharmaceutical waste disposal, and medical safety products. Our compliance solutions include: training, consulting, inbound/outbound communications, data reporting, and other regulatory compliance services. In addition to our regulated and compliance solutions, we offer regulated recall and returns management solutions which encompass a number of services for a variety of businesses, but consist primarily of managing the recall, withdrawal, or return of expired or recalled products and pharmaceuticals.

We serve more than 600,000 customers worldwide, including both large-quantity generators, such as hospitals, blood banks and pharmaceutical manufacturers, and small-quantity generators, such as outpatient clinics, medical and dental offices, long-term and sub-acute care facilities, veterinary offices, municipalities, laboratories, and retail pharmacies.

For large-quantity generators of regulated waste such as hospitals and for pharmaceutical companies, laboratories, and distributors, we offer:

•	our regulated waste management services;

•	our Bio Systems® reusable sharps disposal management services;

•	our pharmaceutical waste services;

•	our Integrated Waste Stream Solutions (IWSS) program;

•	a variety of products and services for infection control;

•	our regulated recall and returns management services for expired or recalled products and pharmaceuticals; and

•	a variety of communication services.

For small-quantity generators of regulated waste such as doctors’ offices, dentists, retailers or other commercial businesses, we offer:

•	our regulated waste management services;

•	our Bio Systems® reusable sharps disposal management services;

•	a variety of products and services for infection control;

•	our regulated recall and returns management services for expired or recalled products and pharmaceuticals; and

•	a variety of communication services.

We benefit from significant customer diversification. No one customer accounts for more than 1.5% of our total revenues, and our top ten customers account for 7.0% of total revenues.

We believe that we benefit from the following competitive strengths, among others:

•	Broad Range of Services: We offer our customers a broad range of services. We work with businesses across a number of industries such as healthcare, manufacturing, and retail to safely and efficiently dispose of regulated materials, ensure regulatory compliance, improve employee and customer safety, protect their brands, improve communications with patients, and manage corporate and personal risk.

•	Strong Service Relationships with Customers: We offer our customers necessary services which require access to our customers’ facilities and operating information. This relationship, supported by a history of service, provides us with access to decision makers to offer additional opportunities.

•	Long-term Contracts: The majority of services we provide involve long-term contracts which also act as a barrier to entry.

•	Established Network of Processing and Transportation Locations in Each Country: We believe that our network of locations results in a very efficient operation. The network also provides redundancy so that we can quickly redirect waste for treatment or disposal should such needs exist due to severe weather, power outages, or other such situations.

•	Diverse Customer Base and Revenue and Cost Stability: We have a diverse customer base and contractual relationships in all the markets in which we operate. We are also generally protected from the cost of regulatory changes or increases in fuel, insurance or other operating costs because our regulated waste contracts typically allow us to adjust our prices to reflect these cost changes.

•	Strong Sales Network and Proprietary Database: We use both telemarketing and direct sales efforts to obtain new customers for our regulated waste and other services. In addition, we have a large database of potential new small-quantity customers, which we believe gives us a competitive advantage in identifying and reaching this higher-margin sector.

•	Experienced Senior Management Team: We have experienced leadership. Our five most senior executives collectively have over 140 years of management experience in the health care and waste management industries.

•	Ability to Integrate Acquisitions: Since 1993 we have completed 392 acquisitions in the United States and internationally and have demonstrated a consistent ability to integrate our acquisitions into our operations successfully.

Our goals are to strengthen our position as a leading provider of regulated waste and compliance services and to continue to improve our profitability. Components of our strategy to achieve these goals include:

•	Expand Range of Services and Products: We believe that we continue to have opportunities to expand our business by increasing the range of products and services we offer our existing customers. For example, to small-quantity customers, we also offer Occupational Safety and Health Administration compliance services through our Steri-Safe® and Clinical Services programs as well as communication solutions; to large-quantity customers, we also offer our Sharps Management Services using Bio Systems® reusable containers, our pharmaceutical waste disposal services and communication solutions.

•	Seek Complementary Acquisitions: We intend to continue to seek opportunities to acquire businesses that expand our networks and service capabilities in the United States and internationally that will increase our customer base. We believe that selective acquisitions can enable us to improve our operating efficiencies through increased utilization of our service infrastructure.

•	Improve Margins: We intend to continue working to improve our margins by increasing our base of small-quantity customers and focusing on service strategies that more efficiently meet the needs of our large-quantity customers.

Recent Developments

The Acquisition

On July 15, 2015, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with the equity holders (the “Vendors”) of Shred-it providing for the acquisition of Shred-it by us and certain of our subsidiaries (the “Acquisition”) at an aggregate purchase price of $2.3 billion, plus the total enterprise value of franchises acquired by Shred-it after July 15, 2015 and prior to closing as permitted by the Securities Purchase Agreement. In connection with the consummation of the Acquisition, we expect to incur fees and expenses of approximately $60 million.

Shred-it is a Canadian-based company dedicated to providing secure information destruction services to customers around the world, who value the protection of their information, their reputation and the environment. Shred-it provides services to more than 400,000 customers through 200 locations in 15 countries, with 5,400 worldwide team members, a corporate fleet size of over 2,400 trucks and 57 plant-based shredders. The North American secured document shredding market size is approximately $4 billion, of which Shred-it is estimated to have an approximate 15% market share. Shred-it is the leading global provider in this service area and during the twelve month period ended March 31, 2015 derived approximately 83% of its revenues from secure information destruction services. We believe that the Acquisition will enhance our portfolio of solutions, provide excellent opportunities for continued growth and broaden our and Shred-it’s engagement opportunities with customers through cross-selling.

Consummation of the Acquisition is subject to the satisfaction or waiver of customary specified closing conditions, including regulatory approval by governmental entities. The Securities Purchase Agreement also includes customary representations, warranties, covenants and agreements of the parties.

The Securities Purchase Agreement may be terminated by each of the Company and the Vendors for breach of the Securities Purchase Agreement under certain circumstances, and, subject to certain conditions, both parties have the right to terminate if the Acquisition is not consummated by November 15, 2015, subject to certain rights of extension.

We cannot assure you that the Acquisition will be completed or, even if completed, that it will be completed at the price, within the time period, on the terms or with the anticipated benefits contemplated by this prospectus supplement. The Securities Purchase Agreement is included as Exhibit 2.1 to our Current Report on Form 8-K, filed with the SEC on July 21, 2015, which is incorporated by reference herein. See “The Transactions” and “Risk Factors—Risks Relating to Our Pending Acquisition of Shred-it” in this prospectus supplement.

Financing Transactions

In addition to this offering, we will need to and expect to obtain additional financing for the Acquisition, including the payment of related fees and expenses, as described below.

Subsequent to this offering, if completed, we expect to obtain additional financing for the Acquisition in the form of senior unsecured debt financing consisting of (1) approximately $1.36 billion to be borrowed pursuant to our Term Loan Credit Facility, and (2) the proceeds of the issuance of $300 million aggregate principal amount of private placement notes to be issued in a transaction exempt from the registration requirements of the Securities Act.

Completion of this offering is not contingent upon the completion of the Debt Financing or the Acquisition. Accordingly, even if the Acquisition or the other Financing Transactions do not occur, the depositary shares sold in this offering may remain outstanding if we do not exercise our option to redeem them if the Acquisition does not occur. See “Description of Mandatory Convertible Preferred Stock—Acquisition Termination Redemption” in this prospectus supplement for more information. Investors in our depositary shares should not place undue reliance on the pro forma and as adjusted information included or incorporated by reference in this prospectus supplement because this offering is not contingent upon the occurrence of any of the transactions reflected therein and such information does not include post signing adjustments (which may be material) that may occur pursuant to the Securities Purchase Agreement and may include adjustments to the purchase price.

After the closing of the Acquisition, we may replenish our available cash or repay any borrowings made in connection with the Acquisition with the proceeds of additional debt or equity financing.

Additional Information

Stericycle, Inc. was incorporated in Delaware in 1989. The mailing address of our principal executive offices is 28161 North Keith Drive, Lake Forest, Illinois 60045, and the telephone number of our principal executive offices is (847) 367-5910.

The Offering

The summary below describes the principal terms of the depositary shares and our mandatory convertible preferred stock. Certain of the terms and conditions described below are subject to important limitations and exceptions. Refer to the section of the accompanying prospectus entitled “Description of Capital Stock—Preferred Stock,” as supplemented by the “Description of Mandatory Convertible Preferred Stock” section of this prospectus supplement, for a more detailed description of the terms of the mandatory convertible preferred stock. As used in this section, the terms “us,” “we,” or “our” refer to Stericycle, Inc. and not any of its subsidiaries.

Issuer	Stericycle, Inc.

Securities we are offering	7,000,000 depositary shares, each of which represents a 1/10th interest in a share of our 5.25% Series A Mandatory Convertible Preferred Stock, $0.01 par value per share, which we refer to in this prospectus supplement as our mandatory convertible preferred stock. Each depositary share entitles the holder of such depositary share, through the depositary, to a proportional fractional interest in the rights and preferences of such share of mandatory convertible preferred stock, including conversion, dividend, liquidation and voting rights, subject to the terms of the deposit agreement.

Underwriters’ option	We have granted the underwriters a 30-day option to purchase up to 700,000 additional depositary shares to cover over-allotments, if any, at the public offering price, less the underwriting discount.

Public offering price	$100 per depositary share.

Liquidation preference	$1,000 per share of our mandatory convertible preferred stock (equivalent to $100 per depositary share).

Dividends

5.25% of the liquidation preference of $1,000 per share of our mandatory convertible preferred stock per year. Dividends will accumulate from the first original issue date and, to the extent that we are legally permitted to pay dividends and our board of directors, or an authorized committee thereof, declares a dividend payable with respect to our mandatory convertible preferred stock, we will pay such dividends in cash or, subject to certain limitations, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by us in our sole discretion; provided that any unpaid dividends will continue to accumulate. Dividends that are declared will be payable on the dividend payment dates (as described below) to holders of record on the March 1, June 1, September 1 or December 1, as the case may be, immediately preceding the relevant dividend payment date (each, a “record date”), whether or not such holders convert their depositary shares, or such depositary shares are automatically converted, after a record date and on or prior to the immediately succeeding dividend payment date. The expected dividend payable on the first dividend payment date is $13.125 per share of our mandatory convertible preferred stock (equivalent to $1.3125 per depositary share). Each subsequent dividend is expected to be $13.125 per share of our mandatory convertible preferred stock (equivalent to $1.3125 per depositary share). See “Description of Mandatory Convertible Preferred Stock—Dividends.”

If we elect to make any such payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at the average VWAP per share (as defined under “Description of Mandatory Convertible Preferred Stock— Definitions”) of our common stock over the five consecutive trading day period ending on the second trading day immediately preceding the applicable dividend payment date (the “five-day average price”), multiplied by 97%. Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with any declared dividend exceed a number equal to the total dividend payment divided by $47.69, which amount represents approximately 35% of the initial price (as defined below), subject to adjustment in a manner inversely proportional to any adjustment to each fixed conversion rate (such dollar amount, as adjusted, the “floor price”). To the extent that the amount of the declared dividend as to which we have elected to deliver shares of common stock in lieu of cash exceeds the product of the number of shares of common stock delivered in connection with such declared dividend and 97% of the five-day average price, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

The “initial price” equals $1,000 divided by the maximum conversion rate of 7.3394 shares of common stock, which quotient is equal to approximately $136.25, the closing price of our common stock on September 9, 2015.

Dividend payment dates	March 15, June 15, September 15 and December 15 of each year, commencing on December 15, 2015 and ending on, and including, September 15, 2018.

Acquisition termination redemption

If the Acquisition has not closed at or prior to 5:00 p.m., New York City time, on January 15, 2016 or if an Acquisition Termination Event occurs, we may, at our option, give notice of an acquisition termination redemption to the holders of the shares of our mandatory convertible preferred stock. If we provide such notice, then, on the acquisition termination redemption date (as defined under “Description of Mandatory Convertible Preferred Stock—Acquisition Termination Redemption”), we will be required to redeem the shares of our mandatory convertible preferred stock, in whole but not in part, at a redemption amount per share of our mandatory convertible preferred stock equal to the acquisition termination redemption amount (as defined under “Description of Mandatory Convertible Preferred Stock—Acquisition Termination Redemption”). We will pay the acquisition termination redemption amount in cash unless the acquisition termination share price (as defined under “Description of Mandatory Convertible Preferred Stock—Acquisition Termination Redemption”) is greater than the initial price. If the acquisition termination share price is greater than the initial price, we will pay the acquisition termination redemption amount in shares of our common stock and cash, unless we elect, subject to certain limitations, to pay cash or shares of our common stock in lieu of such amounts. If we redeem shares of our mandatory convertible preferred stock held by the depositary, the depositary will redeem, on the same redemption date, the number of depositary shares representing the shares of our mandatory convertible preferred stock so redeemed. See “Description of Mandatory Convertible Preferred Stock—Acquisition Termination Redemption” and “Description of Depositary Shares—Redemption.”

Other than pursuant to the provisions described in this prospectus supplement, the shares of our mandatory convertible preferred stock and the depositary shares will not be redeemable by us. See “Description of Mandatory Convertible Preferred Stock—Acquisition Termination Redemption” and “Description of Depositary Shares—Redemption.”

Mandatory conversion date	The third business day immediately following the last trading day of the final averaging period (as defined below). The mandatory conversion date is expected to be September 15, 2018.

Mandatory conversion	On the mandatory conversion date, each outstanding share of our mandatory convertible preferred stock, unless previously converted or redeemed, will automatically convert into a number of shares of our common stock equal to the conversion rate as described below, and each depositary share will automatically convert into a number of shares of common stock equal to a proportionate fractional interest in such shares of common stock.

If we declare a dividend for the dividend period ending on September 15, 2018, we will pay such dividend to the holders of record on the applicable record date, as described above. If, on or prior to September 1, 2018, we have not declared all or any portion of all accumulated and unpaid dividends on the mandatory convertible preferred stock, the conversion rate will be adjusted so that holders receive an additional number of shares of common stock equal to the amount of accumulated and unpaid dividends that have not been declared (the “additional conversion amount”), divided by the greater of (i) the floor price and (ii) 97% of the five-day average price. To the extent that the additional conversion amount exceeds the product of such number of additional shares and 97% of the five-day average price, we will, if we are legally able to do so, declare and pay such excess amount in cash.

Conversion rate	Upon conversion on the mandatory conversion date, the conversion rate for each share of our mandatory convertible preferred stock will be not more than 7.3394 shares of common stock and not less than 5.8716 shares of common stock (and, correspondingly, the conversion rate per depositary share will not be more than 0.73394 shares of common stock and not less than 0.58716 shares of common stock), depending on the applicable market value of our common stock, as described below.

The “applicable market value” of our common stock is the average VWAP per share of our common stock over the final averaging period. The “final averaging period” is the 20 consecutive trading day period beginning on, and including, the 23rd scheduled trading day immediately preceding September 15, 2018. The conversion rate will be calculated as described under “Description of Mandatory Convertible Preferred Stock—Mandatory Conversion.” The following table illustrates the conversion rate per share of our mandatory convertible preferred stock, subject to certain anti-dilution adjustments.

Applicable market value of our common stock	Conversion rate per share of mandatory convertible preferred stock
Greater than the threshold appreciation price	5.8716 shares of common stock

Equal to or less than the threshold appreciation price but greater than or equal to the initial price	Between 5.8716 and 7.3394 shares of common stock, determined by dividing $1,000 by the applicable market value

Less than the initial price	7.3394 shares of common stock

The “threshold appreciation price” equals $1,000 divided by the minimum conversion rate of 5.8716 shares of common stock, which quotient is equal to approximately $170.31.

The following table illustrates the conversion rate per depositary share, subject to certain anti-dilution adjustments:

Applicable market value of our common stock	Conversion rate per depositary share
Greater than the threshold appreciation price	0.58716 shares of common stock

Equal to or less than the threshold appreciation price but greater than or equal to the initial price	Between 0.58716 and 0.73394 shares of common stock, determined by dividing $100 by the applicable market value

Less than the initial price	0.73394 shares of common stock

Conversion at the option of the holder

Other than during a fundamental change conversion period (as defined below), and unless we have called the mandatory convertible preferred stock for redemption, a holder may, at any time prior to September 15, 2018, elect to convert such holder’s shares of our mandatory convertible preferred stock, in whole or in part, at the minimum conversion rate of 5.8716 shares of common stock per share of mandatory convertible preferred stock (equivalent to 0.58716 shares of common stock per depositary share) as described under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder.” This minimum conversion rate is subject to certain anti-dilution and other adjustments. Because each depositary share represents a 1/10th fractional interest in a share of our mandatory convertible preferred stock, a holder of depositary shares may convert its depositary shares only in lots of 10 depositary shares.

If, as of the effective date of any early conversion (the “early conversion date”), we have not declared all or any portion of all accumulated and unpaid dividends for all full dividend periods ending on the dividend payment date prior to such early conversion date, the conversion rate will be adjusted so that converting holders receive an additional number of shares of common stock equal to such amount of accumulated and unpaid dividends that have not been declared for such full dividend periods (the “early conversion additional conversion amount”), divided by the greater of (i) the floor price and (ii) the average VWAP per share of our common stock over the 20 consecutive trading day period ending on, and including, the third trading day immediately preceding the early conversion date (the “early conversion average price”). To the extent that the early conversion additional conversion amount exceeds the product of such number of additional shares and the early conversion average price, we will not have any obligation to pay the shortfall in cash.

Conversion at the option of the holder upon a fundamental change; fundamental change dividend make-whole amount

If a fundamental change (as defined under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) occurs on or prior to September 15, 2018, holders will have the right to convert their shares of mandatory convertible preferred stock, in whole or in part, into shares of common stock at the “fundamental change conversion rate” during the period beginning on, and including, the effective date of such fundamental change and ending on, and including, the date that is 20 calendar days after such effective date (or, if later, the date that is 20 calendar days after holders receive notice of such fundamental change, but in no event later than September 15, 2018). The fundamental change conversion rate will be determined based on the effective date of the fundamental change and the price paid (or deemed paid) per share of our common stock in such fundamental change. Holders who convert shares of our mandatory convertible preferred stock within that timeframe will also receive (1) a “fundamental change dividend make-whole amount” equal to the present value (calculated using a discount rate of 5.25% per annum) of all dividend payments on such shares for all remaining full dividend periods beginning on the dividend payment date immediately following the effective date of the fundamental change and for the partial dividend period from, and including, the effective date to, but excluding, the next dividend payment date, and (2) any accumulated and unpaid dividends for any dividend period ending prior to the effective date of the fundamental change and any accumulated dividends for the partial dividend period, if any, from the dividend payment date immediately preceding the effective date to, but excluding, the effective date (collectively, the “accumulated dividend amount” and clauses (1) and (2), the “make-whole dividend amounts”), in the case of clauses (1) and (2), subject to our right to deliver shares of our common stock in lieu of all or part of such make-whole dividend amounts; provided that if the effective date or the conversion date falls after the record date for a declared dividend and prior to the next dividend payment date, such dividend will be paid on such dividend payment date to the holders as of such record date, and will not be included in the accumulated dividend amount, and the fundamental change dividend make-whole amount will not include the present value of the payment of such dividend. Because each depositary share represents a 1/10th fractional interest in a share of our mandatory convertible preferred stock, a holder of depositary shares may convert its depositary shares upon a fundamental change only in lots of 10 depositary shares.

If we elect to pay the make-whole dividend amounts, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change. Notwithstanding the foregoing, with respect to any conversion of mandatory convertible preferred stock, in no event will the number of shares of our common stock that we deliver in lieu of paying all or any portion of the make-whole dividend amounts in cash exceed a number equal to the sum of such make-whole dividend amounts, divided by the greater of (i) the floor price and (ii) 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change. To the extent that the sum of such make-whole dividend amounts exceeds the product of the number of shares of common stock delivered in respect of such make-whole dividend amounts and 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

In addition, if we are prohibited from paying or delivering, as the case may be, the make-whole dividend amounts (whether in cash or in shares of our common stock), in whole or in part, due to limitations of applicable Delaware law, the fundamental change conversion rate will instead be increased by a number of shares of common stock equal to the cash amount of the aggregate unpaid and undelivered make-whole dividend amounts, divided by the greater of (i) the floor price and (ii) 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change. To the extent that the cash amount of the aggregate unpaid and undelivered make-whole dividend amounts exceeds the product of such number of additional shares and 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change, we will not have any obligation to pay the shortfall in cash.

See “Description of Mandatory Convertible Preferred Stock— Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.”

Anti-dilution adjustments	The conversion rate may be adjusted in the event of, among other things: (1) stock dividends or distributions; (2) certain distributions to holders of our common stock of rights, options or warrants to purchase our common stock; (3) subdivisions or combinations of our common stock; (4) certain distributions to holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets; (5) distributions to holders of our common stock of cash; and (6) certain tender or exchange offers by us or one of our subsidiaries for our common stock, in each case subject to certain exceptions. See “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.”

Voting rights	Except as specifically required by Delaware law or our Amended and Restated Certificate of Incorporation, which will include the certificate of designations for the mandatory convertible preferred stock, the holders of mandatory convertible preferred stock will have no voting rights.

Whenever dividends on shares of mandatory convertible preferred stock have not been declared and paid for six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the first original issue date of the mandatory convertible preferred stock and ending on, but excluding, December 15, 2015), whether or not consecutive, the holders of mandatory convertible preferred stock, voting together as a single class with holders of all other preferred stock of equal rank having similar voting rights, will be entitled at our next special or annual meeting of stockholders to vote for the election of a total of two additional members of our board of directors, subject to certain limitations.

We will not, without the affirmative vote or consent of holders of at least two-thirds of the outstanding shares of mandatory convertible preferred stock and all other preferred stock of equal rank having similar voting rights, voting together as a single class (1) issue, authorize or create, or increase the issued or authorized amount of, any specific class or series of stock ranking senior to the mandatory convertible preferred stock; (2) amend or alter the provisions of our Amended and Restated Certificate of Incorporation so as to authorize or create, or increase the authorized amount of, any specific class or series of stock ranking senior to the mandatory convertible preferred stock; (3) amend, alter or repeal the provisions of our Amended and Restated Certificate of Incorporation so as to adversely affect the special rights, preferences, privileges or voting powers of the mandatory convertible preferred stock; or (4) consummate a binding share exchange or reclassification involving shares of mandatory preferred stock or a merger or consolidation of us with another entity unless the mandatory convertible preferred stock remains outstanding or is replaced by preference securities with terms not materially less favorable to holders, in each case subject to certain exceptions.

See “Description of Mandatory Convertible Preferred Stock—Voting Rights” and “Description of Depositary Shares—Voting the Mandatory Convertible Preferred Stock.”

Ranking	With respect to dividend rights and/or rights upon our liquidation, winding-up or dissolution, as applicable, the mandatory convertible preferred stock will rank:

•	senior to all of our common stock and to each other class of capital stock issued in the future unless the terms of that stock expressly provide that it ranks senior to, or on a parity with, the mandatory convertible preferred stock;

•	on a parity with any class of capital stock issued in the future the terms of which expressly provide that it will rank on a parity with the mandatory convertible preferred stock;

•	junior to each class of capital stock issued in the future the terms of which expressly provide that such capital stock or preferred stock will rank senior to the mandatory convertible preferred stock; and

•	junior to all of our existing and future indebtedness (including trade payables).

In addition, the mandatory convertible preferred stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of our subsidiaries as well as the capital stock of our subsidiaries held by third parties.

At June 30, 2015, we had total outstanding consolidated debt of approximately $1.7 billion and no outstanding shares of preferred stock. At June 30, 2015, on a pro forma as adjusted basis giving effect to the Financing Transactions and the consummation of the Acquisition our total debt was $3.3 billion.

Use of proceeds

We estimate that the net proceeds received by us from the sale of the depositary shares in this offering will be approximately $677.8 million (or approximately $745.7 million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering and, if completed, the other Financing Transactions to finance the Acquisition, including the payment of related fees and expenses.

This offering is not contingent on completion of the Acquisition. If the Acquisition does not occur and we do not exercise our option to redeem the mandatory convertible preferred stock and the corresponding depositary shares for cash, we will use the net proceeds of this offering for general corporate purposes, which may include share repurchases and acquisitions. Pending application of the net proceeds of this offering for the foregoing purposes, we expect to invest such net proceeds in high-quality, short-term debt securities. See “Recent Developments—The Acquisition” and “Use of Proceeds.”

Material U.S. federal income and estate tax consequences	The material U.S. federal income and estate tax consequences of purchasing, owning and disposing of the depositary shares and any common stock received upon their conversion are described in “Material U.S. Federal Income and Estate Tax Consequences.”

Listing	We have applied to list the depositary shares on The NASDAQ Global Select Market under the symbol “SRCLP.” Our common stock is listed on The NASDAQ Global Select Market under the symbol “SRCL.”

Depositary, transfer agent and registrar	Wells Fargo Bank, N.A. is the depositary for the depositary shares and the transfer agent and registrar for the mandatory convertible preferred stock and our common stock.

Risk factors	See “Risk Factors” beginning on page S-17 of this prospectus supplement for a discussion of risks you should carefully consider before deciding to invest in the depositary shares.

As of September 1, 2015, 84,960,791 shares of our common stock were outstanding, which excludes any shares of our common stock issuable under our equity compensation plans and up to 5,137,580 shares of our common stock issuable upon conversion of our mandatory convertible preferred stock (or 5,651,338 shares of our common stock issuable upon conversion of our mandatory convertible preferred stock if the underwriters exercise their over-allotment option in respect of this offering in full), in each case, subject to anti-dilution, make-whole and other adjustments and assuming we pay all dividends on our mandatory convertible preferred stock in cash.

RISK FACTORS

An investment in our depositary shares involves risks. You should carefully consider the risks described below, in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Specifically, please see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2014, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 and our Current Report on Form 8-K filed on September 8, 2015 for a discussion of risk factors that may affect our business and the business of Shred-it. Realization of any of those or the following risks or adverse results from any matter listed under “Cautionary Statement Regarding Forward-Looking Information” in this prospectus supplement could have a material adverse effect on our business, prospects, financial condition, cash flows and results of operations and could result in a decline in the trading price of our depositary shares. As a result, you could lose all or part of your investment.

Risks Relating to Our Pending Acquisition of Shred-it

This offering is not contingent upon the completion of the Acquisition. If the Acquisition is not completed, we will have broad discretion to use the net proceeds of this offering for general corporate purposes. Even if the Acquisition is completed, we may fail to realize the growth prospects and cost savings anticipated as a result of the Acquisition.

This offering is not contingent upon the completion of the Acquisition. Accordingly, your purchase of the depositary shares in this offering may be an investment in Stericycle on a stand-alone basis without the business of Shred-it or the anticipated benefits of the Acquisition. We will have broad discretion to use the net proceeds of this offering if the Acquisition does not occur. General corporate purposes may include share repurchases and acquisitions.

There are a number of risks and uncertainties relating to the Acquisition. For example, we are engaging in the Financing Transactions in order to finance the Acquisition, including the payment of related fees and expenses. We cannot assure you that we will complete any or all of the Financing Transactions. Even if completed, the Acquisition or the other Financing Transactions may be concluded on terms that differ, perhaps substantially, from those described in this prospectus supplement and investors will not be entitled to require us to repurchase, redeem or repay any of the depositary shares sold as a result of any such differences. The Acquisition may not be completed, or may not be completed in the time frame, on the terms or in the manner currently anticipated, as a result of a number of factors, including, among other things, the failure of one or more of the conditions to closing. There can be no assurance that the conditions to closing of the Acquisition will be satisfied or waived or that other events will not intervene to delay or result in the failure to close the Acquisition. Any delay in closing or a failure to close could have a negative impact on our business and the trading prices of our securities, including the depositary shares and our common stock.

The success of the Acquisition will depend, in part, on our ability to realize the anticipated business opportunities and growth prospects from combining our businesses with those of Shred-it. We may never realize these business opportunities and growth prospects. Integrating operations will be complex and will require significant efforts and expenditures on the part of both us and Shred-it. Our management might have its attention diverted while trying to integrate operations and corporate and administrative infrastructures and the cost of integration may exceed our expectations. We may also be required to make unanticipated capital expenditures or investments in order to maintain, improve or sustain Shred-it’s operations or assets or take write-offs or impairment charges or recognize amortization expenses resulting from the Acquisition and may be subject to unanticipated or unknown liabilities relating to Shred-it and its business. The combined company might experience increased competition that limits our ability to expand our business, and we might not be able to capitalize on expected business opportunities, including retaining Shred-it’s current customers. If any of these factors limit our ability to integrate the businesses successfully or on a timely basis, the expectations of future results of operations following the Acquisition might not be met.

In addition, we and Shred-it have operated and, until the completion of the Acquisition, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect our ability to maintain relationships with customers, employees or other third parties or our ability to achieve the anticipated benefits of the Acquisition and could harm our financial performance. In that regard, because Shred-it is a private company, we may be required to implement or improve Shred-it’s internal controls, procedures and policies to meet standards applicable to public companies, which may be time-consuming and more expensive than anticipated.

In addition, the Securities Purchase Agreement has been incorporated by reference in this prospectus supplement to provide investors with information regarding the terms of the Acquisition and is not intended to provide any factual information about us, Shred-it or our or its respective subsidiaries or affiliates. The Securities Purchase Agreement contains representations and warranties that the parties made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contracts between the parties to the Securities Purchase Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the contracts. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. For the foregoing reasons, investors should not rely on the representations and warranties as statements of factual information.

We will incur significant transaction and acquisition-related integration costs in connection with the Acquisition.

We are currently developing a plan to integrate the operations of Shred-it after the completion of the Acquisition. Although we anticipate achieving synergies of between $20 million to $30 million in connection with the Acquisition by fiscal year 2018, we also expect to incur costs to implement such cost savings measures. We anticipate that we will incur certain non-recurring charges in connection with this integration, including costs and charges associated with integrating operations, processes and systems. We cannot identify the timing, nature and amount of all such charges as at the date of this prospectus supplement. Further, we currently expect to incur significant transaction costs that will be charged as an expense in the period incurred. The significant transaction costs and acquisition-related integration costs could materially adversely affect our results of operations in the period in which such charges are recorded or our cash flow in the period in which any related costs are actually paid. Although we believe that the elimination of duplicative costs such as selling, general and administrative expenses, as well as the realization of other efficiencies related to the integration of the businesses such as the optimization of logistics, truck and plant utilization, cross-utilization of fleet, improvements in route density and facility optimization, will offset incremental transaction and acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all. We expect it will take approximately two years to implement the cost savings measures to achieve our anticipated annual cost savings from synergies. We have identified some, but not all, of the actions necessary to achieve our anticipated cost and operational savings. Accordingly, the cost and operational savings may not be achievable in our anticipated amount or timeframe or at all. Investors should not place undue reliance on the anticipated benefits of the Acquisition in making their investment decision.

We and Shred-it will be subject to business uncertainties while the Acquisition is pending that could adversely affect our and its businesses.

Uncertainty about the effect of the Acquisition on employees and customers may have an adverse effect on us and Shred-it and, consequently, on the combined company. Although we and Shred-it intend to take actions to reduce any adverse effects, these uncertainties may impair our and their ability to attract, retain and motivate key personnel until the Acquisition is completed and for a period of time thereafter. These uncertainties could cause customers and others that deal with us and Shred-it to seek to change existing business relationships with the two companies. Employee retention could be reduced during the pendency of the Acquisition, as employees may experience uncertainty about their future roles with the combined company. If, despite our and Shred-it’s retention efforts, key employees depart because of concerns relating to the uncertainty and difficulty of the integration process or a desire not to remain with the combined company, the combined company’s business could be harmed.

The Acquisition may be subject to receipt of consent or approval from governmental entities that could delay or prevent the completion of the Acquisition or that could cause the abandonment of the Acquisition.

To complete the Acquisition, we and Shred-it will be required to obtain approvals or consents from, or make filings with, certain applicable governmental authorities.

While we and Shred-it each believe that we will receive all required approvals for the Acquisition, there can be no assurance as to the receipt or timing of receipt of these approvals. In addition, the receipt of such approvals may be conditional upon actions that the parties are not obligated to take under the Securities Purchase Agreement and other related agreements, which could result in the termination of the Securities Purchase Agreement by us or the Vendors, or such approvals may be conditioned upon terms that would have a detrimental impact on the combined company following the completion of the Acquisition. A substantial delay in obtaining any required authorizations, approvals or consents, or the imposition of unfavorable terms, conditions or restrictions contained in such authorizations, approvals or consents, could prevent the completion of the Acquisition, give us the option to redeem the depositary shares or have an adverse effect on the anticipated benefits of the Acquisition, thereby adversely impacting the business, financial condition or results of operations of the combined company. See “The Transactions—Overview” and “The Transactions—Securities Purchase Agreement” included in this prospectus supplement.

The unaudited pro forma condensed combined financial information included in this prospectus supplement is presented for illustrative purposes only and does not represent what the financial position or results of operations of the combined company would have been had the Transactions been completed on the dates assumed for purposes of that pro forma information nor does it represent the actual financial position or results of operations of the combined company following the Acquisition.

The unaudited pro forma condensed combined financial information contained in this prospectus supplement is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates, is subject to numerous other uncertainties and does not reflect what the combined company’s financial position or results of operations would have been had the Transactions been completed as of the dates assumed for purposes of that pro forma financial information nor does it reflect the financial position or results of operations of the combined company following the Acquisition. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. For purposes of the unaudited pro forma condensed combined financial information, the estimated Acquisition consideration has been preliminarily allocated to the assets acquired and liabilities assumed based on limited information presently available to Stericycle to estimate fair values. The Acquisition consideration will be allocated among the relative fair values of the assets acquired and liabilities assumed based on their estimated fair values as of the date of the Acquisition. The final allocation is dependent upon certain valuations and other analyses that cannot be completed prior to the Acquisition and are required to make a definitive allocation. The actual amounts recorded at the completion of the Acquisition may differ materially from the information presented in the accompanying unaudited pro forma condensed combined financial information. Additionally, the unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities or benefits from synergies that may be derived from any integration activities nor does it include any other items not expected to have a continuing impact on the consolidated results of operations. The unaudited pro forma condensed combined financial information has also been prepared on the assumption that the Acquisition and the Financing Transactions will be completed on the terms and in accordance with the assumptions set forth under “Unaudited Pro Forma Condensed Combined Financial Information” included in this prospectus supplement. The purchase price and other terms of the Acquisition may change, perhaps substantially, from those reflected in this prospectus supplement. See “Unaudited Pro Forma Condensed Combined Financial Information” included in this prospectus supplement and our and Shred-it’s consolidated financial statements incorporated by reference in this prospectus supplement.

Our and Shred-it’s actual financial positions and results of operations prior to the Acquisition and that of the combined company following the Acquisition may not be consistent with, or evident from, the unaudited pro forma condensed combined financial information included in this prospectus supplement. In addition, the assumptions or estimates used in preparing the unaudited pro forma condensed combined financial information included in this prospectus supplement may not prove to be accurate and may be affected by other factors. Any significant changes in the assumed interest rate associated with the Debt Financing or the cost of the Acquisition (whether as a result of contractual purchase price adjustments or otherwise) from those assumed or used for purposes of preparing the pro forma financial information may cause a significant change in the pro forma financial information. The pro forma adjustments for the Acquisition do not include any adjustments to the purchase price that may occur pursuant to the Securities Purchase Agreement and any such adjustments may be material.

If we redeem the depositary shares, investors may not obtain their expected return and may not be able to reinvest the proceeds from such redemption in an investment that results in a comparable return.

If the Acquisition is not completed on or before January 15, 2016, or if an Acquisition Termination Event occurs, we will have the option to redeem the depositary shares offered hereby, in whole but not in part, at a redemption price equal to $1,000 per share of our mandatory convertible preferred stock (equivalent to $100 per depositary share) plus accumulated and unpaid dividends to, but excluding, the date of redemption or, in certain circumstances, at a redemption price that includes a make-whole adjustment as described under “Description of Mandatory Convertible Preferred Stock—Acquisition Termination Redemption.” If we redeem the depositary shares, investors may not obtain their expected return and may not be able to reinvest the proceeds from such redemption in an investment that results in a comparable return.

In addition, while we will have the option to redeem the depositary shares if the Acquisition is not completed on or before January 15, 2016 or if an Acquisition Termination Event occurs, investors will not have any rights to require us to redeem or repurchase the depositary shares, whether or not an Acquisition Termination Event occurs or the Acquisition is completed by January 15, 2016. Further, investors will not have any right to require us to repurchase the depositary shares if, subsequent to the completion of this offering, we or Shred-it experience any changes in our business or financial condition or if the terms of the Acquisition or the financing thereof change.

It is possible that our failure to complete the Acquisition may have an adverse effect on the market price of our depositary shares and common stock.

We may not be able to complete the Acquisition on or prior to January 15, 2016, if at all. Our ability to complete the Acquisition is subject to various closing conditions, some of which are beyond our control. If the Acquisition is not completed or an Acquisition Termination Event occurs, we will have the option but not the obligation to redeem the depositary shares as described under “Description of Mandatory Convertible Preferred Stock—Acquisition Termination Redemption.” If we redeem shares of our mandatory convertible preferred stock held by the depositary, the depositary will redeem, on the same redemption date, the number of depositary shares representing the shares of our mandatory convertible preferred stock so redeemed as described under “Description of Depositary Shares—Redemption.” It is possible that our failure to complete the Acquisition may have an adverse effect on the market price of our depositary shares and common stock.

The amount of our indebtedness could adversely affect our business.

As at June 30, 2015, we had a total of approximately $1.7 billion of outstanding indebtedness, including long-term debt and short-term debt. As at June 30, 2015, on a pro forma basis in accordance with the assumptions set forth under “Unaudited Pro Forma Condensed Combined Financial Information” included in this prospectus supplement, we would have had a total of approximately $3.3 billion of outstanding indebtedness, including long-term debt and short-term debt. We also have and, following the Transactions, expect to have the ability to incur a substantial amount of additional indebtedness, including up to an additional $652.5 million under our Revolving Credit Facility (as defined under “The Transactions—The Financing Transactions”). In addition, after the closing of the Acquisition, we may replenish our available cash or repay any revolving credit borrowings made in connection with the Acquisition with the proceeds of additional permanent debt financing. As a result, Stericycle and its subsidiaries could, in the future, incur indebtedness and enter into transactions that could negatively affect the market value of our depositary shares and our common stock.

The incurrence of borrowings in the Debt Financing and the issuance of the depositary shares pursuant to this offering, in each case if completed, will increase our annual cash obligations by approximately $78.4 million, calculated on a pro forma basis. If we are unable to generate sufficient cash to repay or to refinance our debt as it comes due or to pay dividends on our depositary shares, this would have a material adverse effect on our business and the market price of our common stock and the depositary shares.

Our leverage could have important consequences to purchasers in this offering, including the following:

•	we may be required to dedicate a substantial portion of our available cash to payments of principal of and interest on our indebtedness;

•	our ability to access credit markets on terms we deem acceptable may be impaired; and

•	our leverage may limit our flexibility to adjust to changing market conditions.

Restrictions in our private placement notes, the Term Loan Credit Facility and the Revolving Credit Facility could adversely affect our business, financial condition, results of operations, ability to make distributions and value of our securities.

We expect to obtain additional financing for the Acquisition in the form of senior unsecured debt financing consisting of (1) approximately $1.36 billion to be borrowed pursuant to our Term Loan Credit Facility, and (2) approximately $300 million aggregate principal amount of senior unsecured debt financing in the form of private placement notes expected to be issued. We may also draw upon our Revolving Credit Facility to fund a portion of the Acquisition and related expenses. We depend on the earnings and cash flow generated by our operations to meet our debt service obligations. Payments of principal and interest on our debt reduce cash available for distribution. If completed, the terms of the private placement notes will require that we comply with certain covenants and will include events of default and other terms similar to those in certain of our existing private placement notes. Each of the Term Loan Credit Facility and Revolving Credit Facility also contains customary affirmative covenants, including, among others, covenants pertaining to the delivery of financial statements; notices of default and certain other material events; payment of obligations; preservation of corporate existence, rights, privileges, permits, licenses, franchises and intellectual property; maintenance of property and insurance and compliance with laws, as well as customary negative covenants for facilities of this type, including, among others, limitations on the incurrence of liens, investments and indebtedness; mergers and certain other fundamental changes; dispositions of assets; restricted payments; changes in the Company’s line of business; transactions with affiliates and burdensome agreements. Each facility contains a financial covenant requiring maintenance of a minimum consolidated interest coverage ratio of 3.00 to 1.00 as of the end of any quarter and a financial covenant requiring maintenance of a maximum consolidated leverage ratio of between 3.75 and 4.35 to 1.00, depending on factors determined in accordance with the terms of the applicable facility.

Our ability to comply with the covenants and restrictions contained in the private placement notes, the Term Loan Credit Facility and the Revolving Credit Facility may be affected by events beyond our control, including prevailing economic, financial, and industry conditions. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. A failure to comply with these provisions could result in a default or an event of default. Upon an event of default, unless waived, the lenders could elect to terminate its commitments, cease making further loans, require cash collateralization of letters of credit, cause its loans to become due and payable in full and force us and our subsidiaries into bankruptcy or liquidation. If the payment of our debt is accelerated, our assets may be insufficient to repay such debt in full, and the holders of our units could experience a partial or total loss of their investment.

Risks Relating to the Offering and the Depositary Shares, the Mandatory Convertible Preferred Stock and the Common Stock

You are making an investment decision in the depositary shares as well as in our mandatory convertible preferred stock.

As described in this prospectus supplement, you are investing in depositary shares that represent fractional interests in our mandatory convertible preferred stock. The depositary will rely solely on the dividend payments and other distributions on the mandatory convertible preferred stock it receives from us to fund all dividend payments and other distributions on the depositary shares.

You will bear the risk of a decline in the market price of our common stock between the pricing date for the depositary shares and the mandatory conversion date.

The number of shares of our common stock that you would receive upon mandatory conversion of our mandatory convertible preferred stock (and the related conversion of the depositary shares) is not fixed, but instead will depend on the applicable market value, which is the average VWAP per share of our common stock over the final averaging period, which is the 20 consecutive trading day period beginning on, and including, the 23rd scheduled trading day immediately preceding September 15, 2018. The aggregate market value of the shares of our common stock that you would receive upon mandatory conversion may be less than the aggregate liquidation preference of the mandatory convertible preferred stock represented by your depositary shares. Specifically, if the applicable market value of our common stock is less than the initial price of approximately $136.25 (which equals the closing price of our common stock on September 9, 2015), subject to certain anti-dilution adjustments, the market value of the shares of our common stock that you would receive upon mandatory conversion of each share of mandatory convertible preferred stock will be less than the $1,000 liquidation preference per share of mandatory convertible preferred stock (and, accordingly the market value of shares of our common stock that you would receive upon mandatory conversion of each depositary share will be less than the $100 liquidation preference per depositary share), and an investment in the depositary shares would result in a loss. Accordingly, you will bear the entire risk of a decline in the market price of our common stock. Any such decline could be substantial.

In addition, because the number of shares delivered to you upon mandatory conversion will be based upon the applicable market value, which is the average VWAP per share of our common stock over the final averaging period, the shares of common stock you receive upon mandatory conversion may be worth less than the shares of common stock you would have received had the applicable market value been equal to the VWAP per share of our common stock on the mandatory conversion date or the average VWAP of our common stock over a different period of days.

Purchasers of the depositary shares may not realize any or all of the benefit of an increase in the market price of shares of our common stock.

The aggregate market value of the shares of our common stock that you will receive upon mandatory conversion of each share of our mandatory convertible preferred stock (and the related conversion of the depositary shares) on the mandatory conversion date will only exceed the liquidation preference of $1,000 per share of mandatory convertible preferred stock (and the liquidation preference of $100 per depositary share) if the applicable market value of our common stock exceeds the threshold appreciation price of approximately $170.31, subject to certain anti-dilution adjustments. The threshold appreciation price represents an appreciation of approximately 25% over the initial price. If the applicable market value of our common stock exceeds the threshold appreciation price, you will receive on the mandatory conversion date approximately 80% (which percentage is equal to the initial price divided by the threshold appreciation price) of the value of our common stock that you would have received if you had made a direct investment in our common stock on the date of this prospectus supplement. This means that the opportunity for equity appreciation provided by an investment in the depositary shares (and the underlying mandatory convertible preferred stock) is less than that provided by a direct investment in shares of our common stock.

In addition, if the market value of our common stock appreciates and the applicable market value of our common stock is equal to or greater than the initial price but less than or equal to the threshold appreciation price, the aggregate market value of the shares of our common stock that you would receive upon mandatory conversion will only be equal to the aggregate liquidation preference of the mandatory convertible preferred stock (and, correspondingly, the aggregate market value of our common stock that you would receive upon the related mandatory conversion of the depositary shares will only be equal to the aggregate liquidation preference of the depositary shares), and you will realize no equity appreciation on our common stock.

The market price of our common stock, which may fluctuate significantly, will directly affect the market price for the depositary shares.

We expect that, generally, the market price of our common stock will affect the market price of the depositary shares more than any other single factor. This may result in greater volatility in the market price of the depositary shares than would be expected for nonconvertible preferred stock or depositary shares representing nonconvertible preferred stock. The market price of our common stock will likely fluctuate in response to a number of factors, including our financial condition, operating results and prospects, as well as economic, financial and other factors, such as prevailing interest rates, interest rate volatility, reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, or changes in our industry and competitors and government regulations, many of which are beyond our control. For more information regarding such factors, see the section of this prospectus supplement below entitled “—Risks Relating to Ownership of Our Common Stock.”

In addition, we expect that the market price of the depositary shares will be influenced by yield and interest rates in the capital markets, the time remaining to the mandatory conversion date, our creditworthiness and the occurrence of certain events affecting us that do not require an adjustment to the fixed conversion rates. Fluctuations in yield rates in particular may give rise to arbitrage opportunities based upon changes in the relative values of the depositary shares and our common stock. Any such arbitrage could, in turn, affect the market prices of our common stock and the depositary shares. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the depositary shares as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the market price of the depositary shares.

You will not have any right to require us to redeem our mandatory convertible preferred stock in the event that an Acquisition Termination Event occurs or if the Acquisition is not completed on or prior to January 15, 2016.

You will not have any right to require us to redeem our mandatory convertible preferred stock if an Acquisition Termination Event occurs or if the Acquisition is not completed at or prior to 5:00 p.m., New York City time, on January 15, 2016. Further, you will not have any right to require us to redeem our mandatory convertible preferred stock if, subsequent to the completion of this offering, we or Shred-it experience any changes in our business or financial condition or if the terms of the Acquisition or the financing thereof change. Even if we redeem our mandatory convertible preferred stock (and, accordingly, the depositary redeems the depositary shares), you may not obtain your expected return and may not be able to reinvest the proceeds from such redemption in an investment that results in a comparable return.

Our mandatory convertible preferred stock is subject to redemption at our option upon the occurrence of an Acquisition Termination Event or if the Acquisition is not completed on or prior to January 15, 2016.

If an Acquisition Termination Event occurs or if the Acquisition is not completed at or prior to 5:00 p.m., New York City time, on January 15, 2016, we will be entitled, but not required, to redeem our mandatory convertible preferred stock, in whole but not in part, at a redemption price equal to $1,000 per share of our mandatory convertible preferred stock (equivalent to $100 per depositary share) plus accumulated and unpaid dividends to, but excluding, the date of redemption or, in certain circumstances, at a redemption price that includes a make-whole adjustment as described under “Description of Mandatory Convertible Preferred Stock—Acquisition Termination Redemption.” If we redeem shares of our mandatory convertible preferred stock held by the depositary, the depositary will redeem, on the same redemption date, the number of depositary shares representing the shares of our mandatory convertible preferred stock so redeemed as described under “Description of Depositary Shares—Redemption.” Although the redemption price is designed to compensate you for the lost option value of your depositary shares and lost dividends as a result of the acquisition termination redemption, it is only an approximation of such lost value and may not adequately compensate you for your actual loss.

The proceeds of this offering will not be deposited into an escrow account in favor of holders of our mandatory convertible preferred stock pending any acquisition termination redemption of our mandatory convertible preferred stock. Our ability to pay the redemption price to holders of our mandatory convertible preferred stock in connection with an acquisition termination redemption (and, accordingly, the depositary’s ability to pay the redemption price to holders of the depositary shares) may be limited by our then existing financial resources, and sufficient funds may not be available when necessary to make any required purchases of our mandatory convertible preferred stock (and, accordingly, depositary shares) following our election to redeem our mandatory convertible preferred stock.

Recent regulatory actions may adversely affect the trading price and liquidity of the depositary shares.

We expect that many investors in, and potential purchasers of, the depositary shares will employ, or seek to employ, a convertible arbitrage strategy with respect to the depositary shares. Investors would typically implement such a strategy by selling short the common stock underlying the convertible securities and dynamically adjusting their short position while continuing to hold the securities. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the depositary shares to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the depositary shares.

The fundamental change conversion rate and the payment of the fundamental change dividend make-whole amount upon the occurrence of certain fundamental changes may not adequately compensate you for the lost option value and lost dividends as a result of early conversion upon a fundamental change.

If a fundamental change (as defined in “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) occurs on or prior to September 15, 2018, the fundamental change conversion rate will apply to any shares of mandatory convertible preferred stock (and, accordingly, the depositary shares) converted during the fundamental change conversion period (as defined in “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) unless the stock price is less than $60.00 or above $400.00 (in each case, subject to adjustment) and, with respect to those shares of mandatory convertible preferred stock (and, accordingly, those depositary shares) converted, you will also receive, among other consideration, a fundamental change dividend make-whole amount, subject to our right to deliver shares of common stock in lieu of all or part of such amount and subject to “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” The number of shares of common stock to be issued upon conversion in connection with a fundamental change will be determined as described in “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” Although the fundamental change conversion rate and the payment of the fundamental change dividend make-whole amount are generally designed to compensate you for the lost option value that you would suffer and lost dividends as a result of converting your depositary shares representing our mandatory convertible preferred stock upon a fundamental change, the fundamental change conversion rate is also designed to compensate us for the lost option value that we would suffer as a result of any such conversion. As a result, in many cases the fundamental change conversion rate will be less than the conversion rate that would apply upon mandatory conversion. The fundamental change conversion rate and fundamental change dividend make-whole amount are generally only an approximation of such lost option value and lost dividends and may not adequately compensate you for your actual loss. Furthermore, our obligation to deliver a number of shares of common stock, per share of the mandatory convertible preferred stock (and your corresponding right to receive a proportionate number of shares of our common stock per depositary share), equal to the fundamental change conversion rate and pay the fundamental change dividend make-whole amount (whether paid or delivered, as the case may be, in cash or shares of our common stock) upon a conversion during the fundamental change conversion period could be considered a penalty under state law, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The fixed conversion rates of the mandatory convertible preferred stock and, in turn, the depositary shares may not be adjusted for all dilutive events that may adversely affect the market price of the depositary shares or the common stock issuable upon conversion of the mandatory convertible preferred stock.

The fixed conversion rates of the mandatory convertible preferred stock and, in turn, the depositary shares are subject to adjustment only for share subdivisions and combinations, share dividends and specified other transactions. See “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments” for further discussion of anti-dilution adjustments. However, other events, such as employee stock option grants, offerings of our common stock or securities convertible into common stock (other than those set forth in “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments”) for cash or in connection with acquisitions, or third-party tender or exchange offers, which may adversely affect the market price of our common stock, may not result in any adjustment. Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of the depositary shares. In addition, the terms of our mandatory convertible preferred stock and the depositary shares do not restrict our ability to offer common stock or securities convertible into common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the specific interests of the holders of our mandatory convertible preferred stock or the depositary shares in engaging in any such offering or transaction.

Purchasers of the depositary shares may be adversely affected upon the issuance of a new series of preferred stock ranking equally with the mandatory convertible preferred stock represented by the depositary shares sold in this offering.

The terms of our mandatory convertible preferred stock will not restrict our ability to offer a new series of preferred stock that ranks equally with our mandatory convertible preferred stock as to dividend payments or liquidation preference in the future. We have no obligation to consider the specific interests of the holders of our mandatory convertible preferred stock or the depositary shares in engaging in any such offering or transaction.

The possibility of the sale of our common stock in the future could reduce the market price of our common stock and, in turn, the depositary shares.

In the future, we may sell shares of our common stock to raise capital or acquire interests in other companies by using a combination of cash and our common stock or just our common stock. Any of these events may dilute your ownership interest in our company and have an adverse impact on the price of our common stock and, in turn, the depositary shares. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and upon conversion of the mandatory convertible preferred stock. Furthermore, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock and, in turn, the depositary shares. This could also impair our ability to raise additional capital through the sale of our securities.

You will have no rights with respect to our common stock until you convert your depositary shares, but you may be adversely affected by certain changes made with respect to our common stock.

You will have no rights with respect to our common stock, including voting rights, rights to respond to common stock tender offers, if any, and rights to receive dividends or other distributions on our common stock, if any, prior to the conversion date with respect to a conversion of your depositary shares, but your investment in the depositary shares may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs on or after the conversion date. For example, in the event that an amendment is proposed to our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment, unless it would adversely affect the special rights, preferences, privileges and voting powers of the mandatory convertible preferred stock, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

You will have no voting rights except under limited circumstances, and you will need to act through the depositary to exercise voting rights with respect to our mandatory convertible preferred stock.

You do not have voting rights, except with respect to certain amendments to the terms of the mandatory convertible preferred stock, in the case of certain dividend arrearages, in certain other limited circumstances and except as specifically required by Delaware law. You will have no right to vote for any members of our board of directors except in the case of certain dividend arrearages. If dividends on any shares of the mandatory convertible preferred stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the first original issue date of the mandatory convertible preferred stock and ending on, but excluding, December 15, 2015), whether or not for consecutive dividend periods, the holders of shares of mandatory convertible preferred stock, voting together as a single class with holders of any and all other classes or series of our preferred stock ranking equally with the mandatory convertible preferred stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and having similar voting rights, will be entitled to vote for the election of a total of two additional members of our board of directors, subject to the terms and limitations described in “Description of Mandatory Convertible Preferred Stock—Voting Rights.” Holders of depositary shares must act through the depositary to exercise any voting rights in respect of our mandatory convertible preferred stock.

Our mandatory convertible preferred stock will rank junior to all of our and our subsidiaries’ liabilities, as well as the capital stock of our subsidiaries held by third parties, in the event of a bankruptcy, liquidation or winding up of our or our subsidiaries’ assets.

In the event of a bankruptcy, liquidation or winding up, our assets will be available to make payments to holders of our mandatory convertible preferred stock only after all of our liabilities have been paid. In addition, our mandatory convertible preferred stock will rank structurally junior to all existing and future liabilities of our subsidiaries, as well as the capital stock of our subsidiaries held by third parties. Your rights to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and third party equity holders. In the event of a bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay any amounts to the holders of our mandatory convertible preferred stock then outstanding. At June 30, 2015, we and our subsidiaries had total outstanding consolidated debt of approximately $1.7 billion, and we had no outstanding shares of preferred stock. At June 30, 2015, on a pro forma as adjusted basis giving effect to the Financing Transactions and the consummation of the Acquisition our total debt was $3.3 billion.

Our ability to pay dividends on our mandatory convertible preferred stock may be limited.

Our payment of dividends on our mandatory convertible preferred stock in the future will be determined by our board of directors (or an authorized committee thereof) in its sole discretion and will depend on business conditions, our financial condition, earnings and liquidity, and other factors.

The agreements governing any future indebtedness of ours may limit our ability to pay cash dividends on our capital stock, including the mandatory convertible preferred stock. In the event that the agreements governing any such indebtedness restrict our ability to pay dividends in cash on the mandatory convertible preferred stock, we may be unable to pay dividends in cash on the mandatory convertible preferred stock unless we can refinance the amounts outstanding under such agreements.

In addition, under Delaware law, our board of directors (or an authorized committee thereof) may declare dividends on our capital stock (whether in cash or in shares of our common stock) only to the extent of our statutory “surplus” (which is defined as the amount equal to total assets minus total liabilities, in each case at fair market value, minus statutory capital), or if there is no such surplus, out of our net profits for the then current and/or immediately preceding fiscal year. Further, even if we are permitted under our contractual obligations and Delaware law to pay cash dividends on the mandatory convertible preferred stock, we may not have sufficient cash to pay dividends in cash on the mandatory convertible preferred stock (and, in turn, on the depositary shares).

If upon mandatory conversion or an early conversion at the option of a holder (other than during a fundamental change conversion period, except in limited circumstances) we have not declared all or any portion of all accumulated and unpaid dividends payable on the mandatory convertible preferred stock for specified periods, the applicable conversion rate will be adjusted so that converting holders receive an additional number of shares of common stock having a market value generally equal to the amount of such accumulated and unpaid dividends, subject to the limitations described under “Description of the Mandatory Convertible Preferred Stock—Mandatory Conversion” and “Description of the Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder.” If upon an early conversion during the fundamental change conversion period we have not declared all or any portion of all accumulated and unpaid dividends payable on the mandatory convertible preferred stock for specified periods, we will pay the amount of such accumulated and unpaid dividends in cash, shares of our common stock or any combination thereof, in our sole discretion (or, in certain circumstances, make a corresponding adjustment to the conversion rate), subject in each case to the limitations described under “Description of the Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” In the case of mandatory conversion or conversion upon a fundamental change, if these limits to the adjustment of the conversion rate or the amount of such dividends payable in shares, as applicable, are reached, we will pay the shortfall in cash if we are legally permitted to do so. We will not have an obligation to pay the shortfall in cash if these limits to the adjustment of the conversion rate are reached in the case of an early conversion at the option of the holder (or in the case of an early conversion during the fundamental change conversion period, if we are required to make an adjustment to the conversion rate in respect of any accumulated and unpaid dividends).

You may be subject to tax upon an adjustment to the conversion rate of the mandatory convertible preferred stock and the depositary shares even though you do not receive a corresponding cash distribution.

The conversion rate of the mandatory convertible preferred stock and the depositary shares is subject to adjustment in certain circumstances. Refer to “Description of Mandatory Convertible Preferred Stock—Anti-

dilution Adjustments.” If, as a result of an adjustment (or failure to make an adjustment), your proportionate interest in our assets or earnings and profits is increased, you may be deemed to have received for U.S. federal income tax purposes a taxable dividend without the receipt of any cash or property. If you are a Non-U.S. Holder (as defined in “Material U.S. Federal Income and Estate Tax Consequences—Tax Consequences to Non-U.S. Holders”), such deemed dividend generally will be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be withheld from subsequent payments on the depositary shares. Refer to “Material U.S. Federal Income and Estate Tax Consequences” for a further discussion of U.S. federal tax implications for U.S. Holders (as defined therein) and Non-U.S. Holders.

An active trading market for the depositary shares does not exist and may not develop.

The depositary shares are a new issue of securities with no established trading market. We have applied to list the depositary shares on The NASDAQ Global Select Market under the symbol “SRCLP.” Even if the depositary shares are approved for listing on The NASDAQ Global Select Market, such listing does not guarantee that a trading market for the depositary shares will develop or, if a trading market for the depositary shares does develop, the depth or liquidity of that market or the ability of the holders to sell the depositary shares, or to sell the depositary shares at a favorable price.

Risks Relating to Ownership of Our Common Stock

The market price of our common stock may be volatile or may decline and it may be difficult for you to resell shares of our common stock at prices you find attractive.

The market price of our common stock has historically experienced and may continue to experience volatility. For example, during the twelve months ended August 31, 2015, the high sales price per share of our common stock on The NASDAQ Global Select Market was $148.26 and the low sales price per share was $115.31. The price of our common stock could be subject to wide fluctuations in the future in response to the following events or factors:

•	general market, political and economic conditions;

•	our failure to meet financial analysts’ performance;

•	changes in recommendations by financial analysts; and

•	changes in market valuations of other companies in our industry.

Other risks described elsewhere under “Risk Factors” in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement also could materially and adversely affect the price of our common stock.

Anti-takeover provisions under Delaware law and in our organizational documents may impede or discourage a takeover, which could cause the market price of our common stock to decline.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders, which, under certain circumstances, could reduce the market price of our common stock. In addition, as described in “Description of Capital Stock—Anti-Takeover Provisions of Our Charter and Bylaws” of the accompanying prospectus, protective provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws could prevent a takeover, which could harm our stockholders.

The mandatory convertible preferred stock and the depositary shares may adversely affect the market price of our common stock.

The market price of our common stock is likely to be influenced by the mandatory convertible preferred stock and the depositary shares. For example, the market price of our common stock could become more volatile and could be depressed by:

•	investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of the mandatory convertible preferred stock (and, correspondingly, the depositary shares);

•	possible sales of our common stock by investors who view the depositary shares as a more attractive means of equity participation in us than owning shares of our common stock; and

•	hedging or arbitrage trading activity that may develop involving the depositary shares and our common stock.

USE OF PROCEEDS

We estimate that the net proceeds received by us from the sale of the depositary shares in this offering will be approximately $677.8 million (or approximately $745.7 million if the underwriters exercise their option to purchase additional depositary shares to cover over-allotments in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering and, if completed, the other Financing Transactions, to finance the Acquisition, including the payment of related fees and expenses.

This offering is not contingent on completion of the Acquisition. If this offering is completed but the Acquisition is not completed on or prior to January 15, 2016, or if an Acquisition Termination Event occurs, we have the option to redeem, in whole but not in part, the mandatory convertible preferred stock , at a redemption price equal to $1,000 per share of our mandatory convertible preferred stock (equivalent to $100 per depositary share) plus accumulated and unpaid dividends to, but excluding, the date of redemption or, in certain circumstances, at a redemption price that includes a make-whole adjustment as described under “Description of Mandatory Convertible Preferred Stock—Acquisition Termination Redemption.” If we redeem shares of our mandatory convertible preferred stock held by the depositary, the depositary will redeem, on the same redemption date, the number of depositary shares representing the shares of our mandatory convertible preferred stock so redeemed as described under “Description of Depositary Shares—Redemption.” If the Acquisition does not occur and we do not exercise our option to redeem the mandatory convertible preferred stock and the corresponding depositary shares for cash, we will use the net proceeds of this offering for general corporate purposes, which may include share repurchases and acquisitions. Pending application of the net proceeds of this offering for the foregoing purposes, we expect to invest such net proceeds in high-quality, short-term debt securities.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as at June 30, 2015:

•	on a historical basis;

•	on an as adjusted basis, after giving effect to this offering (but not the use of proceeds therefrom);

•	on an as further adjusted basis to give effect to the Debt Financing and the Acquisition and the application of the net proceeds of the Financing Transactions, including the payment of related fees and expenses.

The as adjusted data in the following table assumes that the applicable transactions had been completed as at June 30, 2015, on the terms and in accordance with the assumptions set forth under “Unaudited Pro Forma Condensed Combined Financial Information” included in this prospectus supplement. You should read the following information in conjunction with the sections entitled “Risk Factors,” and “Unaudited Pro Forma Condensed Combined Financial Information,” in this prospectus supplement and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2014, and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, incorporated by reference in this prospectus supplement, and the consolidated financial statements of Stericycle and Shred-it and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of June 30, 2015 (Unaudited)
(In thousands, except per share data)	Actual	As Adjusted	As Further Adjusted
Cash and cash equivalents	$32,956	$711,956	$59,325

Total debt (including current portion):
Existing notes and debentures	$1,305,416	$1,305,416	$1,305,416
Revolving credit facility	362,590	362,590	362,590
Debt Financing (1) (2)	—	—	1,660,000

Total debt (including current portion)	$1,668,006	$1,668,006	$3,328,006

Stockholders’ equity
% Mandatory Convertible Preferred Stock, Series A (par value $0.01 per share, 1,000,000 shares authorized, 0 shares issued and outstanding actual, 700,000 shares issued and outstanding as adjusted and as further adjusted)	$—	$7	$7
Common stock (par value $0.01 per share, 120,000,000 shares authorized, 84,823,229 shares issued and outstanding)	848	848	848
Additional paid-in capital	354,639	1,033,632	1,033,632
Accumulated other comprehensive loss	(180,907)	(180,907)	(180,907)
Retained earnings	1,788,123	1,788,123	1,755,443

Total stockholder’s equity	$1,962,703	$2,641,703	$2,609,023

Total capitalization	$3,630,709	$4,309,709	$5,937,029

(1)	Assumes completion of the Debt Financing on the terms described under “The Transactions,” including the borrowings of approximately $1.36 billion under our Term Loan Credit Facility and the new issuance of $300 million aggregate principal amount of private placement notes.
(2)	Does not reflect the issuance of $300 million aggregate principal amount of private placement notes in July 2015.

The information contained in the above table assumes that (1) the option we have granted to the underwriters in this offering to purchase additional depositary shares to cover over-allotments is not exercised, (2) the depositary shares will not be redeemed if the Acquisition is not completed and (3) we elect to pay any and all dividends with respect to the depositary shares in cash.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock trades on the NASDAQ Global Select Market under the symbol “SRCL.” The following table sets forth, for the periods indicated, the high and low last sale prices per share of common stock as reported on the NASDAQ Global Select Market.

	High	Low
Year ended December 31, 2013
First Quarter	$106.18	$93.91
Second Quarter	113.01	104.13
Third Quarter	118.72	110.87
Fourth Quarter	120.97	113.69
Year ended December 31, 2014
First Quarter	$120.09	$111.96
Second Quarter	118.90	109.33
Third Quarter	119.98	115.31
Fourth Quarter	133.43	116.15
Year Ended December 31, 2015
First Quarter	$140.86	$130.10
Second Quarter	141.93	132.76
Third Quarter (through August 31, 2015)	148.26	132.33

On September 9, 2015, the last reported sale price of our common stock on the NASDAQ Global Select Market was $136.25 per share. As at September 1, 2015, there were 84,960,791 million shares of common stock issued and outstanding.

We did not pay any cash dividends during any of the periods presented in the table above and have never paid any dividends on our common stock. We currently expect that we will retain future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

THE TRANSACTIONS

The following is a description of some of the terms of the Transactions, the Securities Purchase Agreement and certain related documents. A copy of the Securities Purchase Agreement is included as Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on July 21, 2015, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The following description of some of the terms of the Securities Purchase Agreement and the transactions contemplated thereby does not purport to be a complete description and is qualified in its entirety by reference to such exhibit. For a description of indebtedness that will remain outstanding whether or not the Acquisition is completed, see Stericycle’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, incorporated by reference in this prospectus supplement and the accompanying prospectus, and the consolidated financial statements of Stericycle and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

Overview

On July 15, 2015, we entered into the Securities Purchase Agreement to acquire, with cash, all of the equity interests in Shred-it for an aggregate purchase price of $2.3 billion, plus the total enterprise value of franchises acquired by Shred-it after July 15, 2015 and prior to the closing of the Acquisition as permitted by the Securities Purchase Agreement. In connection with the consummation of the Acquisition, we expect to incur fees and expenses of approximately $60 million.

Shred-it is a Canadian-based company dedicated to secure information destruction services to customers around the world, who value the protection of their information, their reputation and the environment. Shred-it provides services to more than 400,000 customers in 15 countries and is the leading global provider in this service area.

This offering is expected to occur in connection with, but prior to, the Acquisition and the Debt Financing is expected to occur concurrently with the closing of the Acquisition. We intend to use the net proceeds from this offering and, if completed, the Debt Financing, to finance the Acquisition. See “Use of Proceeds” included in this prospectus supplement.

This offering is not contingent on completion of the Acquisition. If the Acquisition is not completed on or before January 15, 2016, or if an Acquisition Termination Event occurs, if this offering is completed, we will have the option to redeem the mandatory convertible preferred stock, in whole but not in part, at a redemption price equal to $1,000 per share of our mandatory convertible preferred stock (equivalent to $100 per depositary share) plus accumulated and unpaid dividends to, but excluding, the date of redemption or, in certain circumstances, at a redemption price that includes a make-whole adjustment as described under “Description of Mandatory Convertible Preferred Stock—Acquisition Termination Redemption.” If we redeem shares of our mandatory convertible preferred stock held by the depositary, the depositary will redeem, on the same redemption date, the number of depositary shares representing the shares of our mandatory convertible preferred stock so redeemed as described under “Description of Depositary Shares—Redemption.”. See “Risk Factors—Risks Relating to Our Pending Acquisition of Shred-it.”

Securities Purchase Agreement

On July 15, 2015, we entered into the Securities Purchase Agreement with the Vendors. Pursuant to the Securities Purchase Agreement, we will acquire, for cash, all of the equity interests in Shred-it for an aggregate purchase price of $2.3 billion, plus the total enterprise value of franchises acquired by Shred-it after July 15, 2015 and prior to the closing of the Acquisition as permitted by the Securities Purchase Agreement. The closing of the Acquisition is subject to the receipt of certain third party consents, including regulatory approvals, and the satisfaction or waiver of various customary closing conditions. The Securities Purchase Agreement contains customary representations, warranties and covenants of the parties, including, among other things, covenants by the Vendors and Shred-it regarding the conduct of Shred-it’s business prior to the closing, mutual covenants regarding the use of each party’s commercially reasonable efforts to cause the conditions to closing of the Acquisition to be consummated and mutual covenants regarding the use of all reasonable efforts by the parties to obtain regulatory approvals.

The Securities Purchase Agreement may be terminated by each of the Company and the Vendors for breach of the Securities Purchase Agreement under certain circumstances, and both parties have the right to terminate if the Acquisition is not consummated by November 15, 2015 (provided that no party may terminate if such party’s failure to fulfill its obligations under the Securities Purchase Agreement is the primary cause of the failure to close by such date), subject to mutually agreed extensions and certain required extension if the failure by Shred-it to deliver financial statements results in a delay in Stericycle’s financing for the Acquisition.

Stericycle’s Board of Directors has approved the Acquisition and the Securities Purchase Agreement. Neither the Securities Purchase Agreement nor the Acquisition requires the approval of Stericycle’s shareholders.

The foregoing description of the Securities Purchase Agreement is a general description only, does not purport to be complete and is qualified in its entirety by reference to the Securities Purchase Agreement, which we filed with the SEC on July 21, 2015, as Exhibit 2.1 to a Current Report on Form 8-K, and incorporated into such report by reference. The Securities Purchase Agreement has been incorporated by reference into our July 21, 2015 Current Report on Form 8-K and this prospectus supplement and the accompanying prospectus to provide investors and security holders with information regarding the terms of the Acquisition and is not intended to provide any factual information about Stericycle, Shred-it or their respective subsidiaries or affiliates. The Securities Purchase Agreement contains representations and warranties that the parties made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contracts between the parties to the Securities Purchase Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the contracts. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. For the foregoing reasons, investors and security holders should not rely on the representations and warranties as statements of factual information. The representations and warranties in the Securities Purchase Agreement and the description of them in this prospectus supplement should not be read alone but instead should be read in conjunction with the other information contained in our reports, statements and filings publicly filed with the SEC. Such information can be found elsewhere in this prospectus supplement and the accompanying prospectus and in the public filings we make with the SEC, as described in the sections entitled “Incorporation by Reference” included in this prospectus supplement.

The Financing Transactions

We are engaging in the Financing Transactions in order to finance the Acquisition, including the payment of related fees and expenses. This offering is being made pursuant to this prospectus supplement and the accompanying prospectus. The Debt Financing is expected to be made pursuant to separate documentation subsequent to this offering. While this offering is not contingent upon the occurrence of the Debt Financing, the Debt Financing is contingent upon the successful completion of this offering. We cannot assure you that (1) we will complete any or all of the Financing Transactions or (2) the actual terms of any Financing Transaction that we complete will not differ, perhaps substantially, from the terms contemplated by this prospectus supplement. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered or any debt being sold or placed in the other Financing Transactions.

Debt Financing. Subsequent to this offering, if completed, we expect to obtain approximately $1.66 billion of senior unsecured debt financing pursuant to the Debt Financing. The Debt Financing is currently expected to consist of (1) approximately $1.36 billion to be borrowed pursuant to our Term Loan Credit Facility, and (2) approximately $300 million aggregate principal amount of senior unsecured debt financing in the form of private placement notes to be issued, in each case, after the date of this prospectus supplement to finance a portion of the Acquisition, including the payment of related fees and expenses.

In connection with entering into the Securities Purchase Agreement, we entered into the Term Loan Credit Facility which provides for senior unsecured borrowing in an amount of up to $1.5 billion to provide financing for the Acquisition. We expect to draw $1.36 billion under the Term Loan Credit Facility in connection with the closing of the Acquisition. Borrowings under the Term Loan Credit Facility will bear interest, at Stericycle’s option, at a rate equal to the sum of (a) either (i) the “base rate,” which is the highest of (A) the federal funds rate plus one-half of one percent, (B) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. as its “prime rate,” and (C) one-month LIBOR plus 1.00%, or (ii) the “eurodollar rate,” which is one-week, or one-, two-, three- or six-month LIBOR (which shall in no case be less than 0.00%), at our option, and (b) the applicable rate. The “applicable rate” for purposes of the foregoing will range from 0.00% to 1.00% per annum for loans at the base rate, and 1.00% to 2.00% per annum for loans at the eurodollar rate, and will be designated depending upon our consolidated leverage ratio, as measured under the terms of the Term Loan Credit Facility. Commencing with the date of our entry into the Term Loan Credit Facility, we will be required to pay a commitment fee at a rate equal to 0.15% per annum of the unused commitment amounts under the Term Loan Credit Facility until the date that the commitments of the lenders under the Term Loan Credit Facility are terminated, either because the term loan is drawn in connection with the closing of the Acquisition or the term loan is not drawn because the Acquisition is not consummated or the Acquisition is consummated without a borrowing under the Term Loan Credit Facility. The Term Loan Credit Facility will terminate on August 21, 2020.

In addition, subsequent to this offering, we expect to obtain approximately $300 million of senior unsecured debt financing in the form of private placement notes. The private placement notes will be the obligations of Stericycle, Inc. and will be guaranteed by certain of its subsidiaries. If completed, the terms of the private placement notes will require that we comply with certain covenants and will include events of default and other terms similar to those in certain of our existing private placement notes.

Our Second Amended and Restated Credit Agreement, dated as of June 3, 2014, as amended, among Stericycle and certain of its subsidiaries as borrowers, Bank of America, N.A., as administrative agent and a lender thereunder, and the other lenders party thereto (the “Revolving Credit Facility”) provides for senior unsecured borrowings in an amount of up to $1.2 billion. If the issuance of the private placement notes is, for any reason, not completed in the amounts expected, if at all, and additional borrowings under our Term Loan Credit Facility are not available in amounts sufficient to fund the Acquisition and related expenses, we expect to be able to draw, under the Revolving Credit Facility, the amounts necessary to fund a portion of the Acquisition. U.S. dollar borrowings under the Revolving Credit Facility will bear interest, at our option, at a rate equal to the sum of (a) either (i) the base rate (as defined above) or (ii) the eurodollar rate (as defined above), and (b) the applicable rate. The “applicable rate” for purposes of the foregoing will range from 0.00% to 0.40% per annum for loans at the base rate, and 0.90% to 1.50% per annum for loans at the eurodollar rate, and will be designated depending upon our consolidated leverage ratio, as measured under the terms of the Revolving Credit Facility. We are required to pay a facility fee at a rate equal to the applicable rate corresponding to our consolidated leverage ratio, which will range from 0.10% to 0.25% per annum multiplied by the aggregate commitments under the Revolving Credit Facility, regardless of usage under the Revolving Credit Facility. The Revolving Credit Facility will terminate on June 3, 2019.

Each of the Term Loan Credit Facility and Revolving Credit Facility contains customary affirmative covenants, including, among others, covenants pertaining to the delivery of financial statements; notices of default and certain other material events; payment of obligations; preservation of corporate existence, rights, privileges, permits, licenses, franchises and intellectual property; maintenance of property and insurance and compliance with laws, as well as customary negative covenants for facilities of this type, including, among others, limitations on the incurrence of liens, investments and indebtedness; mergers and certain other fundamental changes; dispositions of assets; restricted payments; changes in the Company’s line of business; transactions with affiliates and burdensome agreements. Each facility also contains a financial covenant requiring maintenance of a minimum consolidated interest coverage ratio of 3.00 to 1.00 as of the end of any quarter and a financial covenant requiring maintenance of a maximum consolidated leverage ratio of between 3.75 and 4.35 to 1.00, depending on factors determined in accordance with the terms of the applicable facility.

After the closing of the Acquisition, we may replenish our available cash or repay any borrowings made in connection with the Acquisition with the proceeds of additional debt or equity financing.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based upon the historical consolidated financial information of Stericycle and Shred-it incorporated by reference in this prospectus supplement and the accompanying prospectus and has been prepared to reflect the following:

•	the sale of the depositary shares offered by us in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us;

•	the debt borrowed by us in the Debt Financing, in each case, after deducting estimated expenses payable by us;

•	the Acquisition, including the payment of related fees and expenses; and

•	in the case of the unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2014 presented below, the merger of the document destruction business of Cintas Corporation (the “Cintas Merger”) with Shred-it as if the Cintas Merger had occurred on January 1, 2014.

The unaudited pro forma condensed combined balance sheet as at June 30, 2015, is presented as if this offering, the Financing Transactions and the Acquisition were completed on that date. The unaudited pro forma condensed combined statements of operations data for the six months ended June 30, 2015, and the year ended December 31, 2014, assume that this offering, the Debt Financing and the Acquisition were each completed on January 1, 2014 and, in the case of the year ended December 31, 2014, provide further data that assumes that the Cintas Merger had occurred on January 1, 2014. The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are (1) directly attributable to this offering, the Debt Financing, the Acquisition and the Cintas Merger, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results of operations.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of Stericycle and of Shred-it, each of which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

The unaudited pro forma condensed combined financial information contained in this prospectus supplement is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates, is subject to numerous other uncertainties, and does not necessarily reflect what the combined financial position or results of operations will be going forward following the Acquisition. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. For purposes of the unaudited pro forma condensed combined financial information, the estimated Acquisition consideration has been preliminarily allocated to the assets acquired and liabilities assumed based on limited information presently available to Stericycle to estimate fair values. The Acquisition consideration will be allocated among the relative fair values of the assets acquired and liabilities assumed based on their estimated fair values as of the date of the Acquisition. The final allocation is dependent upon certain valuations and other analyses that cannot be completed prior to the Acquisition and are required to make a definitive allocation. The actual amounts recorded at the completion of the Acquisition may differ materially from the information presented in the accompanying unaudited pro forma condensed combined financial information. Additionally, the unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities or benefits from synergies that may be derived from any integration activities nor does it include any other items not expected to have a continuing impact on the consolidated results of operations. The unaudited pro forma condensed combined financial information has also been prepared on the assumption that the Acquisition and the Financing Transactions will be completed on the terms and in accordance with the assumptions set forth below. Any significant changes in the assumed interest rates associated with the Debt Financing or the cost of the Acquisition (whether as a result of contractual purchase price adjustments or otherwise) from those assumed for purposes of preparing the estimated pro forma financial information may cause a significant change in the estimated pro forma financial information. In addition, the pro forma adjustments for the Acquisition do not include any post-closing adjustments that may occur pursuant to the Securities Purchase Agreement, which may include adjustments of the purchase price, and any such post-closing adjustments may be material.

The unaudited pro forma condensed combined financial information contained in this prospectus supplement assumes that (1) the option we have granted to the underwriters in this offering to purchase additional depositary shares is not exercised, (2) the depositary shares will not be redeemed if the Acquisition is not completed and (3) we elect to pay any and all dividends with respect to the mandatory convertible preferred stock in cash.

Certain amounts in the historical consolidated financial statements of Shred-it will be reclassified to conform to Stericycle’s financial statement presentation. Management will also continue to assess Shred-it’s accounting policies for adjustments in addition to those reflected in the pro forma condensed combined information that may be required to conform Shred-it’s accounting policies to those of Stericycle.

This offering is not contingent upon completion of the Acquisition and we will have the option but not the obligation to redeem the depositary shares sold in this offering if the Acquisition does not occur. If the Acquisition is not completed and we do not elect to redeem the depositary shares, we will use the net proceeds from this offering for general corporate purposes, which may include share repurchases and acquisitions. You should not place undue reliance on the pro forma and as adjusted information in deciding whether or not to purchase our depositary shares. See “Risk Factors—Risks Relating to our Pending Acquisition of Shred-it” and “Risk Factors—Risks Relating to the Offering and the Depositary Shares, the Mandatory Convertible Preferred Stock and the Common Stock” included in this prospectus supplement.

Stericycle, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2015

(In thousands, except share and per share data)

	Historical Stericycle, Inc.	Historical Shred-it (Note 3)	Pro Forma Adjustments (Note 5)	Note Reference		Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$32,956	$26,369	$—	5	(a)	$59,325
Short-term investments	103	—	—			103
Accounts receivable, less allowance for doubtful accounts of $19,890	524,134	124,027	—			648,161
Deferred income taxes	28,327	—	—			28,327
Prepaid expenses	33,202	21,833	(15,300)	5	(b)	39,735
Other current assets	41,471	5,273	(921)	5	(c)	45,823

Total Current Assets	660,193	177,502	(16,221)			821,474
Property, plant and equipment, less accumulated depreciation of $394,955	468,960	213,759	9,047	5	(d)	691,766
Goodwill	2,454,092	415,008	897,220	5	(e)	3,766,320
Intangible assets, less accumulated amortization of $129,881	908,176	357,107	561,893	5	(f)	1,827,176
Other assets	35,523	9,927	1,755	5	(g)	47,205

Total Assets	$4,526,944	$1,173,303	$1,453,694			$7,153,941

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$129,270	$—	$12,710	5	(h)	$141,980
Accounts payable	143,833	32,211	—			176,044
Accrued liabilities	151,310	42,755	—			194,065
Deferred revenues	18,560	127	—			18,687
Other current liabilities	66,762	31,682	(8,085)	5	(i)	90,359

Total Current Liabilities	509,735	106,775	4,625			621,135
Long-term debt, net of current portion	1,538,736	747,408	899,882	5	(h)	3,186,026
Deferred income taxes	428,392	69,353	136,951	5	(j)	634,696
Other liabilities	68,060	15,683	—			83,743
Equity:
Mandatory Convertible Preferred Stock, Series A (par value $0.01 per share, 1,000,000 shares authorized, 0 shares issued and outstanding historical, 700,000 shares issued and outstanding pro forma)	—	—	7	5	(k)	7
Common stock (par value $.01 per share, 120,000,000 shares authorized, 84,823,229 issued and outstanding)	848	296,415	(296,415)	5	(k)	848
Additional paid-in capital	354,639	2,729	676,264	5	(k)	1,033,632
Accumulated other comprehensive loss	(180,907)	(6,419)	6,419	5	(k)	(180,907)
Retained earnings	1,788,123	(278,787)	246,107	5	(k)	1,755,443

Total Stericycle, Inc.’s Equity	1,962,703	13,938	632,382			2,609,023
Noncontrolling interest	19,318	220,146	(220,146)	5	(l)	19,318

Total Equity	1,982,021	234,084	412,236			2,628,341

Total Liabilities and Equity	$4,526,944	$1,173,303	$1,453,694			$7,153,941

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Stericycle, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2015

(In thousands, except share and per share data)

	Historical Stericycle, Inc.	Historical Shred-it (Note 3)	Pro Forma Adjustments (Note 6)	Note Reference		Pro Forma Combined
Revenues	$1,379,008	$356,271	$—			$1,735,279
Costs and Expenses:
Cost of revenues (exclusive of depreciation shown below)	764,133	136,285	—			900,418
Depreciation – cost of revenues	28,720	23,085	(2,920)	6	(a)	48,885
Selling, general and administrative expenses (exclusive of depreciation and amortization shown below)	323,115	156,377	—			479,492
Depreciation – selling, general and administrative expenses	8,505	5,557	(96)	6	(a)	13,966
Amortization	17,718	18,856	(3,956)	6	(b)	32,618

Total Costs and Expenses	1,142,191	340,160	(6,972)			1,475,379

Income from Operations	236,817	16,111	6,972			259,900

Other Income (Expense):
Interest income	74	55	—			129
Interest expense	(35,062)	(8,730)	(7,287)	6	(c)	(51,079)
Other expense, net	(2,202)	(4,448)	—			(6,650)

Total Other Expense	(37,190)	(13,123)	(7,287)			(57,600)

Income Before Income Taxes	199,627	2,988	(315)			202,300
Income Tax Expense	62,921	9,194	1,712	6	(d)	73,827

Net Income (Loss)	$136,706	$(6,206)	$(2,027)			$128,473
Less: Net Income Attributable to Noncontrolling Interests	799	1,636	(1,636)	6	(e)	799

Net Income Attributable to Stericycle, Inc.	$135,907	$(7,842)	$(391)			$127,674

Earnings Per Common Share Attributable to Stericycle, Inc. Common Shareholders:
Basic	$1.60			7		$1.30

Diluted	$1.57			7		$1.28

Weighted Average Number of Common Shares Outstanding:
Basic	85,000,723			7		85,000,723
Diluted	86,292,816			7		86,292,816

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Stericycle, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2014

(In thousands, except share and per share data)

	Historical Stericycle, Inc.	Historical Shred-it (Note 3)	Historical Cintas Shredding (Note 8)	Pro Forma Adjustments (Note 6)	Note Reference		Pro Forma Combined
Revenues	$2,555,601	$575,083	$104,411	$—			$3,235,095
Costs and Expenses:
Cost of revenues (exclusive of depreciation shown below)	1,404,712	218,518	48,728	—			1,671,958
Depreciation – cost of revenues	56,478	38,263	9,797	(5,840)	6	(a)	98,698
Selling, general and administrative expenses (exclusive of depreciation and amortization shown below)	489,937	265,640	40,267	—			795,844
Depreciation – selling, general and administrative expenses	15,446	10,249	363	(191)	6	(a)	25,867
Amortization	32,692	30,244	1,311	(1,755)	6	(b)	62,492

Total Costs and Expenses	1,999,265	562,914	100,466	(7,786)			2,654,859

Income from Operations	556,336	12,169	3,945	7,786			580,236

Other Income (Expense):
Interest income	120	147	—	—			267
Interest expense	(66,142)	(16,325)	(173)	(15,484)	6	(c)	(98,124)
Other expense, net	(2,746)	(10,300)	—	—			(13,046)

Total Other Expense	(68,768)	(26,478)	(173)	(15,484)			(110,903)

Income Before Income Taxes	487,568	(14,309)	3,772	(7,698)			469,333
Income Tax Expense	159,422	4,584	1,571	1,485	6	(d)	167,062

Net Income (Loss)	$328,146	$(18,893)	$2,201	$(9,183)			$302,271
Less: Net Income Attributable to Noncontrolling Interests	1,690	1,885	—	(1,885)	6	(e)	1,690

Net Income Attributable to Stericycle, Inc.	$326,456	$(20,778)	$2,201	$(7,298)			$300,581

Earnings Per Common Share Attributable to Stericycle, Inc. Common Shareholders:
Basic	$3.84				7		$3.13

Diluted	$3.79				7		$3.08

Weighted Average Number of Common Shares Outstanding:
Basic	84,932,792				7		84,932,792
Diluted	86,233,612				7		86,233,612

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction

On July 15, 2015, we entered into the Securities Purchase Agreement to acquire, with cash, all of the equity interests in Shred-it for an aggregate purchase price of $2.3 billion, plus the total enterprise value of franchises acquired by Shred-it after July 15, 2015 and prior to the closing of the Acquisition as permitted by the Securities Purchase Agreement.

Shred-it is a Canadian-based company dedicated to secure information destruction services to customers around the world, who value the protection of their information, their reputation and the environment. Shred-it provides services to more than 400,000 customers in 15 countries and is the leading global provider in this service area.

2.	Basis of Presentation

The accompanying unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X and present the pro forma combined financial position and results of operations of Stericycle, Inc. based upon the historical financial statements of each of Stericycle and Shred-it, after giving effect to the Financing Transactions and the pending Acquisition, and are intended to reflect the impact of the Financing Transactions and the pending Acquisition, on Stericycle’s consolidated financial statements. The unaudited pro forma condensed combined statements of operations have been prepared assuming the Financing Transactions and the Acquisition occurred on January 1, 2014. The unaudited pro forma condensed combined balance sheet as of June 30, 2015 reflects the Financing Transactions and the Acquisition as if they had occurred on that date. Assumptions and estimates underlying the pro forma adjustments are described in these notes. Since the accompanying unaudited pro forma condensed combined financial statements have been prepared based upon preliminary estimates and assumptions, the final amounts recorded at the date of consummation of the Financing Transactions and the Acquisition may be different from that presented, and this difference may be material.

Shred-it’s consolidated financial statements as of and for the six months ended June 30, 2015 and the year ended December 31, 2014 have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the IASB, and use the U.S. Dollar as the reporting currency. For purposes of preparing the unaudited pro forma condensed combined financial information herein, Shred-it’s consolidated financial statement information has been converted from IFRS to U.S. GAAP.

In accordance with U.S. GAAP, the Acquisition is being accounted for using the purchase method of accounting. As a result, the unaudited pro forma combined balance sheet has been adjusted to reflect the preliminary allocation of the purchase price to the estimated fair value of net assets acquired based on information currently available, with the excess purchase price preliminarily assigned to goodwill. The Shred-it purchase price allocation in these unaudited pro forma combined financial statements is based upon a cash purchase price of $2.3 billion.

3.	Adjustments to Shred-it historical financial statements to conform to Stericycle

(a)	To reclassify amounts presented in the balance sheet of Shred-it to conform to Stericycle’s balance sheet presentation.

(In thousands)	Shred-it Presentation June 30, 2015		Stericycle Presentation June 30, 2015
Due from Cintas Corporation	2,151
Inventories	3,122

	5,273	Other current assets	5,273

Investment in joint venture	1,245
Long-term prepaid expenses	5,347
Deferred financing fees	710
Shareholder loan receivable	2,625

	9,927	Other assets	9,927

Bank indebtedness	10,911
Due to Cintas Corporation	543
Income tax payable	3,048
Current portion of provision	8,243

	22,745	Other current liabilities	22,745

		Accounts payable	32,211
		Accrued liabilities	42,755

Accounts payable and accrued liabilities	74,966		74,966

Provisions	14,099
Other liabilities	1,584

	15,683	Other liabilities	15,683

		Other current liabilities	8,937
		Deferred income taxes	69,353

Deferred tax liability	78,290		78,290

Revolving credit facility	152,398
Long-term debt	595,010

	747,408	Long-term debt, net of current portion	747,408

		Common stock	296,415
		Additional paid-in capital	2,729
		Accumulated other comprehensive loss	(6,419)
		Retained earnings	(278,787)

Parent equity	13,938	Total Shred-it’s Equity	13,938

(b)	To reclassify amounts presented in the income statement of Shred-it to conform to Stericycle’s income statement presentation.

	Shred-it Presentation			Stericycle Presentation
(In thousands)	Six Months Ended June 30, 2015	Year Ended December 31, 2014		Six Months Ended June 30, 2015	Year Ended December 31, 2014
Operating expenses	269,369	445,609
Stock-based compensation	477	914	Cost of revenues (exclusive of depreciation shown below)	136,285	218,518
Acquisition, transaction and integration costs	22,816	37,635	Selling, general and administrative expenses (exclusive of depreciation and amortization shown below)	156,377	265,640

	292,662	484,158		292,662	484,158

			Depreciation – cost of revenues	23,085	38,263
			Depreciation – selling, general and administrative expenses	5,557	10,249
			Amortization	18,856	30,244
			Other expense, net	583	1,073

Depreciation and amortization	48,081	79,829		48,081	79,829

Loss on disposal of property, plant & equipment	328	222
Loss (gain) on foreign exchange	3,826	9,516
Share of income of a joint venture	(289)	(511)

	3,865	9,227	Other expense, net	3,865	9,227

			Interest income	55	147
			Interest expense	(8,730)	(16,325)

Interest expense, net	(8,675)	(16,178)		(8,675)	(16,178)

Provision for (recovery of) income taxes
Current	8,318	6,723
Deferred	876	(2,139)

	9,194	4,584	Income Tax Expense	9,194	4,584

Loss from continuing operations Attributable to:
Parent equity	(7,842)	(20,778)	Net Income	(6,206)	(18,893)
Non-controlling interest	1,636	1,885	Less: Net Income Attributable to Noncontrolling Interests	1,636	1,885

	(6,206)	(18,893)	Net Income Attributable to Shred-it	(7,842)	(20,778)

4.	Purchase Accounting

Preliminary Purchase Price

The preliminary purchase price for the Acquisition is $2.3 billion cash consideration.

Preliminary Purchase Price Allocation

Purchase accounting requires us to recognize assets and liabilities at their fair values. The process of determining fair value requires time to complete therefore we have made certain estimates in preparing the preliminary purchase price allocation. These estimates are primarily for fixed assets, amortizable intangibles and, if appropriate, an associated deferred tax liability. These estimates are based on historical experience and allow us to estimate depreciation and amortization expense until the final valuation is completed. Purchase price in excess of amounts preliminarily assigned to identified tangible and intangible assets has been preliminarily assigned to goodwill.

The following table summarizes the preliminary purchase price allocation:

(In thousands)	Amount
Accounts receivable	$124,027
Net other assets/ (liabilities)	26,933
Fixed assets	222,806
Intangible assets	919,000
Goodwill	1,312,228
Current liabilities	(98,690)
Net deferred tax liabilities	(206,304)

Total purchase price allocation	$2,300,000

This purchase price allocation is preliminary, pending finalization of the closing balance sheet, completion of various asset valuations, and working capital adjustments that may affect the final purchase price. The final valuation of acquired assets and liabilities assumed will be determined at a later date and is dependent on a number of factors, including the determination of the fair values of Shred-it’s tangible and identifiable intangible assets acquired and liabilities assumed. The final purchase price allocation may be different than that reflected in the pro forma condensed combined financial statements presented herein, and this difference may be material.

5.	Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The following are brief descriptions of each of the pro forma adjustments included in the unaudited pro forma combined balance sheet to reflect adjustments attributed to the Financing Transactions and the Acquisition:

(a)	To record the cash received from new indebtedness and the issuance of Mandatory Convertible Preferred Stock, less the acquisition purchase price, associated debt issuance costs and estimated acquisition-related transaction costs.

(In thousands)	Amount
New Term Loan Credit Facility (1)	$1,360,000
Private Placement borrowings (2)	300,000
Stericycle issuance of Mandatory Convertible Preferred Stock (3)	679,000
Cash payment to sellers	(2,300,000)
Debt issuance costs	(6,320)
Estimated acquisition-related transaction costs (4)	(32,680)

Total pro forma adjustment to cash and cash equivalents	$—

(1)

In connection with entering into the Securities Purchase Agreement, we entered into the Term Loan Credit Facility which provides for senior unsecured borrowing in an amount of up to $1.5 billion to provide financing for the Acquisition. We expect to draw $1.36 billion under the Term Loan Credit Facility in connection with the closing of the Acquisition. Borrowings under the Term Loan Credit Facility will bear interest, at Stericycle’s option, at a rate equal to the sum of (a) either (i) the “base rate,” which is the highest of (A) the federal funds rate plus one-half of one percent, (B) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. as its “prime rate,” and (C) one-month LIBOR plus 1.00%, or (ii) the “eurodollar rate,” which is one-week, or one-, two-, three- or six-month LIBOR (which shall in no case be less than 0.00%), at our option, and (b) the applicable rate. The “applicable rate” for purposes of the foregoing will range from 0.00% to 1.00% per annum for loans at the base rate, and 1.00% to 2.00% per annum for loans at the eurodollar rate, and will be designated depending upon our consolidated leverage ratio, as measured under the terms of the Term Loan Credit Facility. Commencing with the date of our entry into the Term Loan Credit Facility, we will be required to pay a commitment fee at a rate equal to 0.15% per annum of the unused commitment amounts under the Term Loan Credit Facility until the date that the commitments of the lenders under the Term Loan Credit Facility are terminated, either because the term loan is drawn in connection with the closing of the Acquisition or the term loan is not drawn because the Acquisition is not consummated or the Acquisition is consummated without a borrowing under the Term Loan Credit Facility. The Term Loan Credit Facility will terminate on August 21, 2020.
(2)	We expect to obtain approximately $300 million of senior unsecured debt financing in the form of private placement notes. The private placement notes will be the obligations of Stericycle, Inc. and will be guaranteed by certain of its subsidiaries.
(3)	We expect to obtain approximately $679 million of proceeds from the sale of the depositary receipts representing fractional interests in our Mandatory Preferred Stock offered pursuant to this prospectus supplement and the accompanying prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, in order to finance a portion of the purchase price for the Acquisition.
(4)	Reflects Stericycle’s future estimated acquisition-related transaction costs. The unaudited pro forma condensed combined balance sheet reflects $32.7 million of costs as a reduction of cash with a corresponding decrease in retained earnings.

(b)	To eliminate pre-existing $15.3 million deferred financing costs of Shred-it for which there is no purchase price allocation by Stericycle.

(c)	To reflect the current portion of debt issuance costs of an estimated $1.2 million of debt issuance costs, offset by the elimination of $2.2 million pre-existing Shred-it current assets that will not be included in the Acquisition.

(d)	To record the estimated change in fair value of fixed assets for financial reporting. Approximately 65% of the net book value of fixed assets were acquired in 2014 through either capital expenditure or business acquisition for which fair values were assigned. The $9.0 million fair value adjustment reflects the add back of over depreciation related to the use of the declining balance method by Shred-it, as compared to the straight-line method used by Stericycle.

(e)	To record an estimated increase in goodwill due to the Acquisition.

(In thousands)	Amount
Goodwill attributed to the Acquisition	$1,312,228
Less: Elimination of pre-existing Shred-it goodwill	(415,008)

Total pro forma adjustment to increase goodwill	$897,220

(f)	To record an estimated increase in intangible assets.

(In thousands, except estimated useful lives)	Estimated Useful Life	Amount
Customer relationships	15 years	$447,000
Trade name attributed to the Acquisition	Indefinite	472,000
Less: Elimination of pre-existing Shred-it intangible assets		(357,107)

Total pro forma adjustments to increase intangible assets		$561,893

In determining the preliminary fair value of the contractual customer relationships, we will use the Multi-Period Excess Earnings Method (“MPEEM”), a form of income approach which incorporates estimates of expected future cash flows attributable to the asset being valued that are then discounted to a present value. The valuation model will incorporate significant estimates and assumptions related to future periods including; anticipated revenue growth rates, operating profit margin (EBIT), and an appropriate discount rate. These assumptions need to be determined based upon the historical results and forecast expectations of Shred-it, along with external market and industry indicators. In order to determine the useful life of customer relationships, we will perform an attrition calculation based on available historical billing data to determine a revenue loss rate.

The Trade name will be valued using the Relief from Royalty Method, a form of income approach. The Relief from Royalty Method under the Income Approach estimates the cost savings that accrue to a company for which it would otherwise have to pay royalties or license fees on revenues earned through the use of the asset. The discount rate used is determined at the time of measurement based on an analysis of the implied internal rate of return of the transaction, weighted average cost of capital, and weighted average return on assets. The valuation model will incorporate significant estimates and assumptions related to future periods including; anticipated revenue growth, hypothetical rent from use of the Trade name, and an appropriate discount rate.

(g)	To reflect $5.1 million of estimated debt issuance costs offset by the elimination of $0.7 million in pre-existing debt issuance costs of Shred-it and $2.6 million of pre-existing Shred-it assets that will not be included in the Acquisition.

(h)	To record an estimated increase in total debt.

(In thousands)	Amount
Current portion of new Term Loan Credit Facility	$12,710
Long-term portion of new Term Loan Credit Facility	1,347,290
Private Placement borrowings	300,000
Less: Elimination of pre-existing Shred-it debt	(747,408)

Total pro forma adjustment to cash and cash equivalents	$912,592

(i)	To remove pre-existing $7.6 million deferred tax liability related to Shred-it acquired intangibles, and to remove pre-existing $0.5 million of Shred-it liabilities that will not be included in the Acquisition.

(j)	To remove pre-existing $69.3 million deferred tax liability related to Shred-it acquired intangibles, and to record deferred tax liabilities of $206.3 million associated with the fair value adjustment for intangible assets, for the temporary differences arising from applying the purchase method of accounting.

(k)	To reflect an estimated increase in total Stericycle Inc.’s equity.

(In thousands)	Elimination of Pre-Merger Shred-it Equity Balances	Stericycle Issuance of Mandatory Convertible Preferred Stock	Estimated Acquisition- Related Transaction Costs	Total Pro Forma Adjustments to Stericycle Inc.’s Equity
Mandatory Convertible Preferred Stock	$—	$7	$—	$7
Common Stock	(296,415)	—	—	(296,415)
Additional Paid-in Capital	(2,729)	678,993	—	676,264
Accumulated Other Comprehensive Income	6,419	—	—	6,419
Retained Earnings	278,787	—	(32,680)	246,107

Total Stericycle, Inc.’s Equity	$(13,938)	$679,000	$(32,680)	$632,382

(l)	To eliminate pre-existing $220.1 million noncontrolling interest of Shred-it, in connection with the Acquisition.

6.	Unaudited Pro Forma Condensed Combined Statements of Operations

(a)	To reflect an estimated pro forma depreciation expense reduction of $3.0 million for the six months ended June 30, 2015 and $6.0 million for the year ended December 31, 2014 related to the fair value adjustment of fixed assets and conforming accounting policies as discussed in Note 5(d) above.

(b)	To reflect an estimated pro forma amortization expense reduction of $4.0 million for the six months ended June 30, 2015 and $1.8 million for the year ended December 31, 2014 related to the fair value of identified finite-lived intangible assets discussed in Note 5(f) above.

(In thousands, except estimated useful lives)	Estimated Fair Value	Estimated Useful Life	Six Months Ended June 30, 2015	Year Ended December 31, 2014
Customer relationships	$447,000	15 years	$14,900	$29,800
Trade name	472,000	indefinite	—	—
Less: Elimination of historical Shred-it amortization			(18,856)	(31,555)

Total pro forma adjustments to amortization expense			$(3,956)	$(1,755)

(c)	To reflect an increase in estimated interest expense on the $1.36 billion of borrowings under the term loan and the $300 million of private placement notes expected to be incurred in connection with the Financing Transactions. Estimated interest expense on the term loan has been calculated based on an assumed interest rate of 1.53%. Estimated interest expense on the private placement offering has been calculated based on an assumed interest rate of 3.30%. An immediate change of 125 basis points in the interest rates assumed would cause a change in pro forma interest expense of approximately $2.0 million on an annual basis.

(d)	To reflect the tax effect on pro forma adjustments resulting in a total tax rate of 36.5% and 35.6% for the six months ended June 30, 2015 and for the year ended December 2014, respectively.

(e)	To eliminate pre-existing net income attributable to noncontrolling interests of Shred-it, in connection with the Acquisition.

7.	Pro Forma Earnings per Common Share

The following table sets forth the computation of basic and diluted pro forma earnings per share for the six months ended June 30, 2015 and for the year ended December 31, 2014. The calculation does not use the if-converted method to calculate the dilutive EPS as the impact of the conversion of the preferred shares would be anti-dilutive.

(In thousands, except share and per share data)	Six Months Ended June 30, 2015	Year Ended December 31, 2014
Numerator:
Net Income Attributable to Stericycle, Inc.	$127,674	$300,581
Less: Preferred Dividends	17,500	35,000

Numerator for basic pro forma earnings per share net income attributable to Stericycle, Inc.	$110,174	$265,581

Denominator:
Denominator for basic earnings per share-weighted average shares	85,000,723	84,932,792
Effect of diluted securities:
Employee stock options	1,292,093	1,300,820

Denominator for diluted earnings per share-adjusted weighted average shares and after assumed exercises	86,292,816	86,233,612

Earnings per share – Basic	$1.30	$3.13

Earnings per share – Diluted	$1.28	$3.08

8.	Cintas Shredding Business

The pro forma condensed combined statement of operations for the year ended December 31, 2014, includes four months of historical results of the Cintas Shredding business, which was acquired by Shred-it on April 30, 2014. The inclusion of the historical operating results of the Cintas Shredding business for the four months ending April 30, 2014 provides a full year of results of operations on a pro forma basis reflecting the Acquisition as if the Cintas Shredding business had been acquired as of January 1, 2014.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table presents the ratios of earnings to fixed charges for Stericycle and its consolidated subsidiaries for the periods indicated.

	Six Months Ended June 30, 2015	Years Ended
		2014	2013	2012	2011	2010
Ratio of earnings to fixed charges (1)	5.6x	6.9x	7.8x	7.5x	7.2x	8.1x

(1)	The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. Earnings consist of income from continuing operations before income taxes and fixed charges, less capitalized interest and interest on liabilities associated with uncertain tax positions. Fixed charges consist of interest on indebtedness, amortization of debt issuance costs, interest on liabilities associated with uncertain tax positions, and our estimate of an appropriate portion of rent expense representative of an interest factor. The estimated interest portion of rent expense was calculated based on a net present value approach assuming a 7% weighted average cost of capital.

We did not have any preferred stock outstanding on which dividends were paid or payable during any of the periods presented. Therefore, the ratios of earnings to fixed charges and preferred stock dividends for the periods indicated equal the ratios of earnings to fixed charges for the same periods.

On a pro forma basis in accordance with the assumptions set forth under “Unaudited Pro Forma Condensed Combined Financial Information” included in this prospectus supplement, the combined company’s ratios of earnings to fixed charges and preferred stock dividends would have been 3.6x and 4.1x for the six months ended June 30, 2015 and the year ended December 31, 2014, respectively.

DESCRIPTION OF MANDATORY CONVERTIBLE PREFERRED STOCK

The following description is a summary of certain terms of our 5.25% Series A Mandatory Convertible Preferred Stock, par value $0.01 per share, which we refer to in this prospectus supplement as our mandatory convertible preferred stock. The following summary supplements and, to the extent that it is inconsistent, replaces the description of our preferred stock in the accompanying prospectus.

A copy of our Amended and Restated Certificate of Incorporation, including the certificate of designations for the mandatory convertible preferred stock, and the form of mandatory convertible preferred stock share certificate are available upon request from us at the address set forth in “Where You Can Find More Information” in the accompanying prospectus. The following summary of the terms of the mandatory convertible preferred stock is subject to, and qualified in its entirety by reference to, the provisions of such documents.

The depositary will initially be the sole holder of our mandatory convertible preferred stock. However, the holders of depositary shares will be entitled, through the depositary, to exercise the rights and preferences of the holders of our mandatory convertible preferred stock, subject to the terms of the deposit agreement and as described under “Description of Depositary Shares” below. Each depositary share represents a 1/10th interest in a share of our mandatory convertible preferred stock.

As used in this section, the terms “Stericycle,” “us,” “we” or “our” refer to Stericycle, Inc. and not any of its subsidiaries.

General

Under our Amended and Restated Certificate of Incorporation, our board of directors is authorized, without further stockholder action, to issue up to 1,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, with such powers, designations, preferences and relative, participating, optional and other rights and such qualifications, limitations and restrictions thereof as shall be set forth in the resolutions providing therefor. The 100,000 shares of our preferred stock that we previously designated as Series A convertible preferred stock, which have been retired or cancelled, are no longer so designated. At the consummation of this offering, we will issue 700,000 shares of mandatory convertible preferred stock in the form of 7,000,000 depositary shares. In addition, we have granted the underwriters an option to purchase up to 70,000 additional shares of our mandatory convertible preferred stock in the form of 700,000 depositary shares to cover over-allotments, if any, in accordance with the procedures set forth in “Underwriting.”

When issued, the mandatory convertible preferred stock and any common stock issued upon the conversion of the mandatory convertible preferred stock will be fully paid and nonassessable. The holders of the mandatory convertible preferred stock will have no preemptive or preferential rights to purchase or subscribe to the stock, obligations, warrants or other securities of Stericycle of any class. Wells Fargo Bank, N.A. is the transfer agent and registrar of our common stock and will serve as transfer agent, registrar, conversion agent and dividend disbursing agent for the mandatory convertible preferred stock.

We do not intend to list our mandatory convertible preferred stock on any securities exchange or any automated dealer quotation system, but we have applied to list the depositary shares on The NASDAQ Global Select Market as described under “Description of Depositary Shares—Listing.”

Ranking

The mandatory convertible preferred stock, with respect to dividend rights and/or rights upon our liquidation, winding-up or dissolution, as applicable, ranks:

•

senior to (i) our common stock and (ii) each other class of capital stock established after the original issue date of the mandatory convertible preferred stock (which we refer to as the “initial issue date”) the terms of which do not expressly provide that such class or series ranks either (x) senior to the mandatory convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution or (y) on a parity with the mandatory convertible preferred stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “junior stock”);

•	on a parity with any class of capital stock established after the initial issue date the terms of which expressly provide that such class or series will rank on a parity with the mandatory convertible preferred stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “parity stock”);

•	junior to each class of capital stock established after the initial issue date the terms of which expressly provide that such class or series will rank senior to the mandatory convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “senior stock”); and

•	junior to our existing and future indebtedness (including trade payables).

In addition, the mandatory convertible preferred stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of our subsidiaries as well as the capital stock of our subsidiaries held by third parties.

At June 30, 2015, we had total outstanding consolidated debt of approximately $1.7 billion and no outstanding shares of preferred stock. At June 30, 2015, on a pro forma as adjusted basis giving effect to the Financing Transactions and the consummation of the Acquisition our total debt was $3.3 billion.

Dividends

Subject to the rights of holders of any class of capital stock ranking senior to the mandatory convertible preferred stock with respect to dividends, holders of shares of mandatory convertible preferred stock will be entitled to receive, when, as and if declared by our board of directors, or an authorized committee thereof, out of funds legally available for payment, cumulative dividends at the rate per annum of 5.25% on the liquidation preference of $1,000 per share of mandatory convertible preferred stock (equivalent to $52.50 per annum per share), payable in cash, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by us in our sole discretion (subject to the limitations described below). See “—Method of Payment of Dividends.” Declared dividends on the mandatory convertible preferred stock will be payable quarterly on March 15, June 15, September 15 and December 15 of each year to, and including, September 15, 2018, commencing December 15, 2015 (each, a “dividend payment date”), at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the initial issue date of the mandatory convertible preferred stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Declared dividends will be payable on the relevant dividend payment date to holders of record as they appear on our stock register at 5:00 p.m., New York City time, on the March 1, June 1, September 1 or December 1, as the case may be, immediately preceding the relevant dividend payment date (each, a “record date”), whether or not such holders convert their shares, or such shares are automatically converted, after a record date and on or prior to the immediately succeeding dividend payment date. These record dates will apply regardless of whether a particular record date is a business day. A “business day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close. If a dividend payment date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in lieu of interest accruing with respect to this delay.

A full dividend period is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will commence on, and include, the initial issue date of our mandatory convertible preferred stock and will end on, and exclude, the December 15, 2015 dividend payment date. The amount of dividends payable on each share of mandatory convertible preferred stock for each full dividend period (after the initial dividend period) will be computed by dividing the annual dividend rate by four. Dividends payable on the mandatory convertible preferred stock for the initial dividend period and any partial dividend period will be computed based upon the actual number of days elapsed during the period over a 360-day year (consisting of twelve 30-day months). Accordingly, the dividend on the mandatory convertible preferred stock for the first dividend period, assuming the initial issue date is September 15, 2015, will be $13.125 per share (based on the annual dividend rate of 5.25% and a liquidation preference of $1,000 per share) and will be payable, when, as and if declared, on December 15, 2015. The dividend on the mandatory convertible preferred stock for each subsequent full dividend period, when, as and if declared, will be $13.125 per share (based on the annual dividend rate of 5.25% and a liquidation preference of $1,000 per share). Accumulated dividends will not bear interest if they are paid subsequent to the applicable dividend payment date.

No dividend will be declared or paid upon, or any sum or number of shares of common stock set apart for the payment of dividends upon, any outstanding share of the mandatory convertible preferred stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum or number of shares of common stock have been set apart for the payment of such dividends upon, all outstanding shares of mandatory convertible preferred stock.

Our ability to declare and pay cash dividends and make other distributions with respect to our capital stock, including the mandatory convertible preferred stock, may be limited by the terms of any future indebtedness. In addition, our ability to declare and pay dividends may be limited by applicable Delaware law. See “Risk Factors—Risks Relating to the Offering and the Depositary Shares, the Mandatory Convertible Preferred Stock and the Common Stock—Our ability to pay dividends on our mandatory convertible preferred stock may be limited.”

So long as any share of the mandatory convertible preferred stock remains outstanding, no dividend or distribution shall be declared or paid on the common stock or any other shares of junior stock, and no common stock or other junior stock or parity stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum or number of shares of common stock have been set apart for the payment of such dividends upon, all outstanding shares of mandatory convertible preferred stock. The foregoing limitation shall not apply to: (i) a dividend payable on any common stock or other junior stock in shares of any common stock or other junior stock; (ii) the acquisition of shares of any common stock or other junior stock in exchange for shares of any common stock or other junior stock and the payment of cash in lieu of fractional shares; (iii) purchases of fractional interests in shares of any common stock or other junior stock pursuant to the conversion or exchange provisions of such shares of other junior stock or any securities exchangeable for or convertible into such shares of common stock or other junior stock; (iv) redemptions, purchases or other acquisitions of shares of common stock or other junior stock in connection with the administration of any employee benefit plan in the ordinary course of business, including, without limitation, the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards granted to officers, directors and employees and the payment of cash in lieu of fractional shares; (v) any dividends or distributions of rights or common stock or other junior stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (vi) the acquisition by us or any of our subsidiaries of record ownership in common stock or other junior stock or parity stock for the beneficial ownership of any other persons (other than us or any of our subsidiaries), including as trustees or custodians, and the payment of cash in lieu of fractional shares; and (vii) the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock (with the same or lesser aggregate liquidation amount) or junior stock and the payment of cash in lieu of fractional shares.

When dividends on shares of the mandatory convertible preferred stock have not been paid in full on any dividend payment date or declared and a sum or number of shares of common stock sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date, no dividends may be declared or paid on any parity stock unless dividends are declared on the mandatory convertible preferred stock such that the respective amounts of such dividends declared on the mandatory convertible preferred stock and each such other class or series of parity stock shall bear the same ratio to each other as all accumulated and unpaid dividends per share on the shares of the mandatory convertible preferred stock and such class or series of parity stock (subject to their having been declared by the board of directors, or an authorized committee thereof, out of legally available funds) bear to each other, in proportion to their respective liquidation preferences; provided that any unpaid dividends will continue to accumulate.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the board of directors, or an authorized committee thereof, may be declared and paid on any securities, including common stock and other junior stock, from time to time out of any funds legally available for such payment, and holders of the mandatory convertible preferred stock shall not be entitled to participate in any such dividends.

If we are required to withhold on distributions of common stock to a beneficial owner of depositary shares (see “Material U.S. Federal Income and Estate Tax Consequences”) and pay the applicable withholding taxes, we may, at our option, withhold such taxes from payments of cash or shares of common stock payable to such beneficial owner.

Method of Payment of Dividends

Subject to the limitations described below, we may pay any declared dividend (or any portion of any declared dividend) on the mandatory convertible preferred stock (whether or not for a current dividend period or any prior dividend period), determined in our sole discretion:

•	in cash;

•	by delivery of shares of our common stock (or, as described below, units of exchange property); or

•	through any combination of cash and shares of our common stock.

We will make each payment of a declared dividend on the mandatory convertible preferred stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the mandatory convertible preferred stock notice of any such election, and the portion of such payment that will be made in cash and the portion that will be made in common stock, on the date we declare such dividend and in any event no later than 10 scheduled trading days (as defined below) prior to the dividend payment date for such dividend.

If we elect to make any such payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at the average VWAP per share (as defined below) of our common stock over the five consecutive trading day period ending on the second trading day immediately preceding the applicable dividend payment date (the “five-day average price”), multiplied by 97%.

No fractional shares of common stock will be delivered to the holders of the mandatory convertible preferred stock in respect of dividends. We will instead pay a cash adjustment to each holder that would otherwise be entitled to a fraction of a share of common stock based on the five-day average price.

To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of or for resales of common stock issued as payment of a dividend, including dividends paid in connection with a conversion, we will, to the extent such a registration statement is not currently filed and effective, use our best efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of common stock have been resold thereunder and such time as all such shares are freely tradable without registration by holders thereof that are not “affiliates” of ours for purposes of the Securities Act. To the extent applicable, we will also use our best efforts to have the shares of common stock qualified or registered under applicable state securities laws, if required, and approved for listing on The NASDAQ Global Select Market (or if our common stock is not listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed).

Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with any declared dividend exceed a number equal to the total dividend payment divided by $47.69, which amount represents approximately 35% of the initial price (as defined below), subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each fixed conversion rate as set forth below in “—Anti-dilution Adjustments” (such dollar amount, as adjusted, the “floor price”). To the extent that the amount of the declared dividend as to which we have elected to deliver shares of common stock in lieu of cash exceeds the product of the number of shares of common stock delivered in connection with such declared dividend and 97% of the five-day average price, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of mandatory convertible preferred stock will be entitled to receive a liquidation preference in the amount of $1,000 per share of the mandatory convertible preferred stock (the “liquidation preference”), plus an amount equal to accumulated and unpaid dividends on the shares to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of our assets available for distribution to our stockholders, after satisfaction of liabilities to our creditors and holders of any senior stock and before any payment or distribution is made to holders of junior stock (including our common stock). If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference, plus an amount equal to accumulated and unpaid dividends of the mandatory convertible preferred stock and all parity stock are not paid in full, the holders of the mandatory convertible preferred stock and any parity stock will share equally and ratably in any distribution of our assets in proportion to the respective liquidation preferences and amounts equal to accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and an amount equal to accumulated and unpaid dividends to which they are entitled, the holders of the mandatory convertible preferred stock will have no right or claim to any of our remaining assets.

Neither the sale of all or substantially all of our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

The certificate of designations for our mandatory convertible preferred stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of the mandatory convertible preferred stock even though it is substantially in excess of the par value thereof.

Voting Rights

The holders of the mandatory convertible preferred stock do not have voting rights other than those described below, except as specifically required by Delaware law.

Whenever dividends on any shares of mandatory convertible preferred stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date and ending on, but excluding, December 15, 2015), whether or not for consecutive dividend periods (a “nonpayment”), the holders of such shares of mandatory convertible preferred stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined below) then outstanding, will be entitled at our next special or annual meeting of stockholders to vote for the election of a total of two additional members of our board of directors (the “preferred stock directors”); provided that the election of any such directors will not cause us to violate the corporate governance requirements of The NASDAQ Global Select Market (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; and provided further that our board of directors shall at no time include more than two preferred stock directors. In the event of a nonpayment, we will increase the number of directors on our board of directors by two, and the new directors will be elected at a special meeting of stockholders called by our board of directors at the request of the holders of at least 20% of the shares of mandatory convertible preferred stock or of any other series of voting preferred stock (provided that such request is received at least 90 calendar days before the date fixed for the next annual or special meeting of the stockholders, failing which election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting, so long as the holders of mandatory convertible preferred stock continue to have such voting rights.

As used in this prospectus supplement, “voting preferred stock” means any other class or series of our preferred stock ranking equally with the mandatory convertible preferred stock as to dividends and the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the mandatory convertible preferred stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the mandatory convertible preferred stock and such other voting preferred stock voted.

If and when all accumulated and unpaid dividends have been paid in full, or declared and a sum sufficient for such payment shall have been set aside (a “nonpayment remedy”), the holders of mandatory convertible preferred stock shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent nonpayment. If such voting rights for the holders of mandatory convertible preferred stock and all other holders of voting preferred stock have terminated, the term of office of each preferred stock director so elected will terminate at such time and the number of directors on our board of directors shall automatically decrease by two.

Any preferred stock director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of mandatory convertible preferred stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above. In the event that a nonpayment shall have occurred and there shall not have been a nonpayment remedy, any vacancy in the office of a preferred stock director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the preferred stock director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of mandatory convertible preferred stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above; provided that the filling of each vacancy will not cause us to violate the corporate governance requirements of The NASDAQ Global Select Market (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors.

So long as any shares of mandatory convertible preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of mandatory convertible preferred stock given in person or by proxy, either in writing or at a meeting:

•	issue, authorize or create, or increase the issued or authorized amount of, any specific class or series of senior stock; or

•	amend or alter the provisions of our Amended and Restated Certificate of Incorporation or the certificate of designations for the shares of mandatory convertible preferred stock so as to authorize or create, or increase the authorized amount of, any specific class or series of senior stock; or

•	amend, alter or repeal the provisions of our Amended and Restated Certificate of Incorporation or the certificate of designations for the shares of mandatory convertible preferred stock so as to adversely affect the special rights, preferences, privileges or voting powers of the shares of mandatory convertible preferred stock; or

•	consummate a binding share exchange or reclassification involving the shares of mandatory convertible preferred stock or a merger or consolidation of us with another entity, unless in each case: (i) shares of mandatory convertible preferred stock remain outstanding and are not amended in any respect or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent; and (ii) such shares of mandatory convertible preferred stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the mandatory convertible preferred stock immediately prior to such consummation, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, (2) any increase in the authorized or issued shares of mandatory convertible preferred stock and (3) the creation and issuance, or an increase in the authorized or issued amount, of any other series of parity stock or junior stock will be deemed not to adversely affect the special rights, preferences, privileges or voting powers of the mandatory convertible preferred stock and shall not require the affirmative vote or consent of holders of the mandatory convertible preferred stock.

Without the consent of the holders of the mandatory convertible preferred stock, we may amend, alter, supplement, or repeal any terms of the mandatory convertible preferred stock by amending or supplementing our certificate of incorporation, the certificate of designations or any certificate representing the mandatory convertible preferred stock for the following purposes:

•	to cure any ambiguity, omission, inconsistency or mistake in any such document or instrument;

•	to make any provision with respect to matters or questions relating to the mandatory convertible preferred stock that is not inconsistent with the provisions of the certificate of designations for the mandatory convertible preferred stock and that does not adversely affect the rights of any holder of the mandatory convertible preferred stock; or

•	to make any other change that does not adversely affect the rights of any holder of the mandatory convertible preferred stock (other than any holder that consents to such change).

In addition, without the consent of the holders of the mandatory convertible preferred stock, we may amend, alter, supplement or repeal any terms of the mandatory convertible preferred stock to conform the terms of the mandatory convertible preferred stock to the description thereof in the accompanying prospectus as supplemented and/or amended by this “Description of Mandatory Convertible Preferred Stock” section of the preliminary prospectus supplement for the mandatory convertible preferred stock, as further supplemented and/or amended by the related pricing term sheet.

Acquisition Termination Redemption

We expect to use the net proceeds from this offering in connection with the Acquisition (as defined under “Basis of Presentation”), as described under “Use of Proceeds.” Within ten business days following the earlier of (i) the date on which an Acquisition Termination Event (as defined under “Basis of Presentation”) occurs and (ii) 5:00 p.m., New York City time, on January 15, 2016 if the Acquisition has not closed at or prior to such time on such date, we will be entitled, but not required, in our sole discretion, to mail a notice of an acquisition termination redemption to the holders of our mandatory convertible preferred stock (provided that, if the shares of our mandatory convertible preferred stock are held in book-entry form through The Depository Trust Company (“DTC”), we may give such notice in any manner permitted by DTC). If we provide notice of an acquisition termination redemption to the holders of our mandatory convertible preferred stock as set forth above, then, on the acquisition termination redemption date (as defined below), we will be required to redeem our mandatory convertible preferred stock, in whole but not in part, at a redemption amount per share of our mandatory convertible preferred stock equal to the acquisition termination redemption amount (as defined below).

“Acquisition termination redemption amount” means, for each share of our mandatory convertible preferred stock, either (i) an amount in cash equal to $1,000 plus accumulated and unpaid dividends (whether or not declared) to, but excluding, the acquisition termination redemption date if the acquisition termination share price (as defined below) is equal to or less than the initial price; provided that if the acquisition termination redemption date is after a record date for the payment of a declared dividend and prior to the related dividend payment date, the acquisition termination redemption amount will not include such declared dividend and we will instead pay such declared dividend on such dividend payment date to holders of record as of such record date as described under “—Dividends” above; or (ii) the reference amount (as defined below) of cash, shares of common stock, or cash and shares of common stock, determined as described below, if the acquisition termination share price exceeds the initial price.

“Acquisition termination share price” means the average VWAP per share of our common stock over the ten consecutive trading day period ending on, and including, the trading day preceding the date on which we provide notice of an acquisition termination redemption.

“Reference amount” means the sum of the following amounts:

(i)	a number of shares of our common stock equal to the acquisition termination conversion rate (as defined below), plus

(ii)	cash in an amount equal to the acquisition termination dividend amount (as defined below);

provided that we may deliver cash in lieu of all or any portion of the shares of our common stock set forth in clause (i) above, and we may deliver shares of our common stock in lieu of all or any portion of the cash amount set forth in clause (ii) above, in each case, as described below.

“Acquisition termination conversion rate” means a rate equal to the fundamental change conversion rate (as defined below) assuming for such purpose that the “effective date” is the acquisition termination redemption date and that the “stock price” is the acquisition termination share price.

“Acquisition termination dividend amount” means an amount of cash equal to the sum of (i) the fundamental change dividend make-whole amount (as defined below) and (ii) the accumulated dividend amount (as defined below), in each case, assuming for such purpose that the “effective date” is the acquisition termination redemption date. For the avoidance of doubt, if the acquisition termination redemption date is after a record date for the payment of a declared dividend and prior to the related dividend payment date, (a) we will pay such dividend on such dividend payment date to the holders of record as of such record date, as described under “—Dividends” above, (b) the accumulated dividend amount will not include such dividend and (c) the fundamental change dividend make-whole amount will not include the present value of the payment of such dividend.

If the acquisition termination share price exceeds the initial price, we may pay cash (computed to the nearest cent) in lieu of delivering all or any portion of the number of shares of our common stock equal to the acquisition termination conversion rate. If we make such an election, we will pay cash (computed to the nearest cent) in an amount equal to such number of shares of our common stock in respect of which we have made this election multiplied by the acquisition termination market value (as defined below).

In addition, if the acquisition termination share price exceeds the initial price, we may deliver shares of our common stock in lieu of paying cash for some or all of the acquisition termination dividend amount. If we make such an election, we will deliver a number of shares of our common stock equal to such portion of the acquisition termination dividend amount to be paid in shares of our common stock divided by the greater of (i) the floor price and (ii) 97% of the acquisition termination market value; provided that, if the acquisition termination dividend amount or portion thereof in respect of which shares of our common stock are delivered exceeds the product of such number of shares of our common stock multiplied by 97% of the acquisition termination market value, we will, if we are legally able to do so, declare and pay such excess amount in cash (computed to the nearest cent).

“Acquisition termination market value” means the average VWAP per share of our common stock over the ten consecutive trading day period commencing on, and including, the third trading day following the date on which we provide notice of acquisition termination redemption.

“Scheduled acquisition termination redemption date” means the date specified by us in our notice of an acquisition termination redemption that is not less than 30 scheduled trading days nor more than 60 calendar days following the date on which we provide such notice of an acquisition termination redemption.

“Acquisition termination redemption date” means the scheduled acquisition termination redemption date; provided that, if (a) the acquisition termination share price is greater than the initial price and (b)(i) we elect to pay cash in lieu of delivering all or any portion of the shares of our common stock equal to the acquisition termination conversion rate or (ii) we elect to deliver shares of our common stock in lieu of paying all or any portion of the acquisition termination dividend amount in cash, then the acquisition termination redemption date will be also not earlier than the third business day following the last trading day of the ten consecutive trading day period used to determine the acquisition termination market value.

The notice of an acquisition termination redemption will specify, among other things:

•	the acquisition termination redemption amount (assuming for such purpose that the “acquisition termination redemption date” is the scheduled acquisition termination redemption date);

•	if the acquisition termination share price exceeds the initial price, the number of shares of our common stock and the amount of cash comprising the reference amount per share of our mandatory convertible preferred stock (before giving effect to any election to pay or deliver, with respect to each share of our mandatory convertible preferred stock, cash in lieu of a number of shares of our common stock equal to the acquisition termination conversion rate or shares of our common stock in lieu of cash in respect of the acquisition termination dividend amount);

•	if applicable, whether we will pay cash in lieu of delivering all or any portion of the number of shares of our common stock equal to the acquisition termination conversion rate comprising a portion of the reference amount (specifying, if applicable, the number of such shares of our common stock in respect of which cash will be paid);

•	if applicable, whether we will deliver shares of our common stock in lieu of paying cash in respect of all or any portion of the acquisition termination dividend amount comprising a portion of the reference amount (specifying, if applicable, the percentage of the acquisition termination dividend amount in respect of which shares of our common stock will be delivered); and

•	the scheduled acquisition termination redemption date.

If any portion of the acquisition termination redemption amount is to be paid in shares of our common stock, no fractional shares of our common stock will be delivered to the holders of our mandatory convertible preferred stock. We will instead, to the extent we are legally permitted to do so, pay a cash amount (computed to the nearest cent) to each holder that would otherwise be entitled to a fraction of a share of our common stock based on the acquisition termination share price. If more than one share of our mandatory convertible preferred stock is to be redeemed from a holder, the number of our shares of common stock issuable in connection with the payment of the reference amount shall be computed on the basis of the aggregate number of shares of our mandatory convertible preferred stock so redeemed.

All cash payments to which a holder of our mandatory convertible preferred stock is entitled in connection with an acquisition termination redemption will be rounded to the nearest cent.

While we expect to use the net proceeds from this offering in connection with the Acquisition, there is no guarantee that the Acquisition will be consummated and if it is not consummated, we may use the proceeds from this offering for other purposes. We may, in our sole discretion, determine to redeem our mandatory convertible preferred stock as described hereunder. The proceeds from this offering will not be deposited into an escrow account pending any acquisition termination redemption of our mandatory convertible preferred stock. Our ability to pay the acquisition termination redemption amount to holders of our mandatory convertible preferred stock in connection with an acquisition termination redemption may be limited by our then-existing financial resources, and sufficient funds may not be available when necessary to make any required purchases of our mandatory convertible preferred stock following our election to redeem our mandatory convertible preferred stock.

To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of or for resales of shares of our common stock issued as payment of any portion of the acquisition termination redemption amount, we will, to the extent such a shelf registration statement is not currently filed and effective, use our best efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of our common stock have been resold thereunder and such time as all such shares would be freely tradable without registration by holders thereof that are not “affiliates” of ours for purposes of the Securities Act. To the extent applicable, we will also use our best efforts to have such shares of our common stock qualified or registered under applicable U.S. state securities laws, if required, and approved for listing on The NASDAQ Global Select Market (or if our shares of common stock are not listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which our shares of common stock are then listed).

Other than pursuant to the acquisition termination redemption provisions described above, our mandatory convertible preferred stock will not be redeemable. However, at our option, we may purchase the mandatory convertible preferred stock or depositary shares from time to time in the open market, by tender offer or otherwise.

Mandatory Conversion

Each outstanding share of the mandatory convertible preferred stock, unless previously converted or redeemed, will automatically convert on the mandatory conversion date, into a number of shares of common stock equal to the conversion rate described below. If we declare a dividend for the dividend period ending on September 15, 2018, we will pay such dividend to the holders of record as of the applicable record date, as described above under “—Dividends.” If on or prior to September 1, 2018 we have not declared all or any portion of all accumulated and unpaid dividends on the mandatory convertible preferred stock, the conversion rate will be adjusted so that holders receive an additional number of shares of common stock equal to the amount of accumulated and unpaid dividends that have not been declared (the “additional conversion amount”), divided by the greater of (i) the floor price and (ii) 97% of the five-day average price. To the extent that the additional conversion amount exceeds the product of such number of additional shares and 97% of the five-day average price, we will, if we are legally able to do so, declare and pay such excess amount in cash pro rata to the holders of the mandatory convertible preferred stock.

The conversion rate, which is the number of shares of common stock issuable upon conversion of each share of mandatory convertible preferred stock on the mandatory conversion date (excluding shares of common stock issued in respect of accrued and unpaid dividends, if any), will be as follows:

•	if the applicable market value of our common stock is greater than the “threshold appreciation price,” which equals $1,000 divided by the minimum conversion rate (as defined below), which quotient is equal to approximately $170.31 and which represents an approximately 35% appreciation over the initial price, then the conversion rate will be 5.8716 shares of common stock per share of mandatory convertible preferred stock (the “minimum conversion rate”);

•

if the applicable market value of our common stock is less than or equal to the threshold appreciation price but equal to or greater than the “initial price,” which equals $1,000 divided by the maximum conversion rate (as defined below), which quotient is equal to approximately $136.25 (the closing price of our common stock on September 9, 2015), then the conversion rate will be equal to $1,000 divided by the applicable market value of our common stock, rounded to the nearest ten thousandth of a share; or

•	if the applicable market value of our common stock is less than the initial price, then the conversion rate will be 7.3394 shares of common stock per share of mandatory convertible preferred stock (the “maximum conversion rate”).

We refer to the minimum conversion rate and the maximum conversion rate collectively as the “fixed conversion rates.” The fixed conversion rates, the initial price, the threshold appreciation price and the applicable market value are each subject to adjustment as described in “—Anti-dilution Adjustments” below.

Hypothetical conversion values upon mandatory conversion

For illustrative purposes only, the following table shows the number of shares of our common stock that a holder of our mandatory convertible preferred stock would receive upon mandatory conversion of one share of mandatory convertible preferred stock at various applicable market values for our common stock. The table assumes that there will be no conversion adjustments as described below in “—Anti-dilution Adjustments” and that dividends on the shares of mandatory convertible preferred stock will be declared and paid in cash. The actual applicable market value of shares of our common stock may differ from those set forth in the table below. Given an initial price of $136.25 and a threshold appreciation price of $170.31, a holder of our mandatory convertible preferred stock would receive on the mandatory conversion date the number of shares of our common stock per share of our mandatory convertible preferred stock set forth below:

Applicable Market Value of Our Common Stock	Number of Shares of Our Common Stock to Be Received Upon Conversion	Conversion Value (Applicable Market Value multiplied by the Number of Shares of Our Common Stock to Be Received Upon Conversion)
$60.00	7.3394	$440.4
$80.00	7.3394	$587.2
$100.00	7.3394	$733.9
$120.00	7.3394	$880.7
$136.25	7.3394	$1,000.0
$150.00	6.6667	$1,000.0
$170.31	5.8716	$1,000.0
$180.00	5.8716	$1,056.9
$200.00	5.8716	$1,174.3
$220.00	5.8716	$1,291.8
$250.00	5.8716	$1,467.9
$300.00	5.8716	$1,761.5
$400.00	5.8716	$2,348.6

Accordingly, if the applicable market value of our common stock is greater than the threshold appreciation price, the aggregate market value of our common stock delivered upon conversion of each share of the mandatory convertible preferred stock will be greater than the $1,000 liquidation preference of the share of the mandatory convertible preferred stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock. If the applicable market value for our common stock is equal to or greater than the initial price and equal to or less than the threshold appreciation price, the aggregate market value of our common stock delivered upon conversion of each share of the mandatory convertible preferred stock will be equal to the $1,000 liquidation preference of the share of the mandatory convertible preferred stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock. If the applicable market value of our common stock is less than the initial price, the aggregate market value of our common stock delivered upon conversion of each share of the mandatory convertible preferred stock will be less than the $1,000 liquidation preference of the share of the mandatory convertible preferred stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock.

Definitions

“Applicable market value” means the average VWAP per share of our common stock over the final averaging period.

“Final averaging period” means the 20 consecutive trading day period beginning on, and including, the 23rd scheduled trading day immediately preceding September 15, 2018.

“Mandatory conversion date” means the third business day immediately following the last trading day of the final averaging period. The mandatory conversion date is expected to be September 15, 2018.

“Trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on The NASDAQ Global Select Market or, if our common stock is not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

A “scheduled trading day” is any day that is scheduled to be a trading day.

“VWAP” per share of our common stock on any trading day means the per share volume-weighted average price as displayed on Bloomberg page “SRCL <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, “VWAP” means the market value per share of our common stock on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. The “average VWAP” per share over a certain period means the arithmetic average of the VWAP per share for each trading day in such period.

Conversion at the Option of the Holder

Other than during a fundamental change conversion period (as defined below in “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”), and unless we have called the mandatory convertible preferred stock for redemption, holders have the right to convert their shares of mandatory convertible preferred stock, in whole or in part (but in no event less than one share of mandatory convertible preferred stock), at any time prior to September 15, 2018, into shares of our common stock at the minimum conversion rate, subject to adjustment as described in “—Anti-dilution Adjustments” below.

If as of the effective date of any early conversion (the “early conversion date”), we have not declared all or any portion of all accumulated and unpaid dividends for all full dividend periods ending on the dividend payment date prior to such early conversion date, the conversion rate will be adjusted so that converting holders receive an additional number of shares of common stock equal to such amount of accumulated and unpaid dividends that have not been declared for such full dividend periods (the “early conversion additional conversion amount”), divided by the greater of (i) the floor price and (ii) the average VWAP per share of our common stock over the 20 consecutive trading day period ending on, and including, the third trading day immediately preceding such early conversion date (the “early conversion average price”). To the extent that the early conversion additional conversion amount exceeds the product of such number of additional shares and the early conversion average price, we will not have any obligation to pay the shortfall in cash.

Except as described in the immediately preceding paragraph, upon any optional conversion of any shares of the mandatory convertible preferred stock pursuant to this “—Conversion at the Option of the Holder” section, we will make no payment or allowance for unpaid dividends on such shares of the mandatory convertible preferred stock, unless such early conversion date occurs after the record date for a declared dividend and on or prior to the immediately succeeding dividend payment date, in which case such dividend will be paid on such dividend payment date to the holder of record of the converted shares as of such record date, as described in “—Dividends.”

Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount

General

If a fundamental change (as defined below) occurs on or prior to September 15, 2018, holders will have the right (the “fundamental change early conversion right”) to: (i) convert their shares of mandatory convertible preferred stock, in whole or in part (but in no event less than one share of mandatory convertible preferred stock), into shares of common stock (or units of exchange property as described below) at the fundamental change conversion rate described below; (ii) with respect to such converted shares of mandatory convertible preferred stock, receive an amount equal to the present value, calculated using a discount rate of 5.25% per annum, of all dividend payments on such shares for all remaining full dividend periods beginning on the dividend payment date immediately following the effective date of the fundamental change and for the partial dividend period from, and including, the effective date to, but excluding, the next dividend payment date (the “fundamental change dividend make-whole amount”); and (iii) with respect to such converted shares of mandatory convertible preferred stock, receive an amount equal to, as of the effective date of the fundamental change, the sum of any accumulated and unpaid dividends for any dividend period ending prior to the effective date of the fundamental change and any accumulated dividends for the partial dividend period, if any, from, and including, the dividend payment date immediately preceding the effective date to, but excluding, the effective date (such sum, the “accumulated dividend amount” and clauses (ii) and (iii), the “make-whole dividend amounts”), in the case of clauses (ii) and (iii), subject to our right to deliver shares of our common stock in lieu of all or part of such amounts as described under “—Make-whole dividend amounts” below; provided that, if the effective date or the conversion date falls after the record date for a declared dividend and prior to the next dividend payment date, such dividend will be paid on such dividend payment date to the holders as of such record date, as described in “—Dividends,” and will not be included in the accumulated dividend amount, and the fundamental change dividend make-whole amount will not include the present value of the payment of such dividend.

To exercise the fundamental change early conversion right, holders must submit their shares of the mandatory convertible preferred stock for conversion at any time during the period (the “fundamental change conversion period”) beginning on, and including, the effective date of such fundamental change (the “effective date”) and ending at 5:00 p.m., New York City time, on the date that is 20 calendar days after the effective date (or, if later, the date that is 20 calendar days after holders receive notice of such fundamental change, but in no event later than September 15, 2018). Holders of mandatory convertible preferred stock who submit their shares for conversion during the fundamental change conversion period will have such shares converted at the conversion rate specified in the table below (the “fundamental change conversion rate”) and will be entitled to receive the make-whole dividend amounts, if any. Holders of mandatory convertible preferred stock who do not submit their shares for conversion during the fundamental change conversion period will not be entitled to convert their shares of mandatory convertible preferred stock at the fundamental change conversion rate or to receive the make-whole dividend amounts.

We will notify holders of the effective date of a fundamental change no later than the second business day following our becoming aware of such effective date.

A “fundamental change” will be deemed to have occurred, at any time after the initial issue date of the mandatory convertible preferred stock, if any of the following occurs:

(1)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity or we otherwise become aware of such beneficial ownership;

(2)	the consummation of (A) any recapitalization, reclassification or change of our common stock (other than a change only in par value, from par value to no par value or from no par value to par value, or changes resulting from a subdivision or combination of our common stock) as a result of which our common stock would be converted into, would be exchanged for, or would represent solely the right to receive, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into, will be exchanged for, or will represent solely the right to receive, stock, other securities, other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly-owned subsidiaries; or

(3)	our common stock (or other exchange property) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

However, a transaction or transactions described above will not constitute a fundamental change if at least 90% of the consideration received or to be received by all of our common shareholders (excluding cash payments for fractional shares or pursuant to dissenters’ appraisal rights) in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors), or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions the mandatory convertible preferred stock becomes convertible into or exchangeable for such consideration (and cash in lieu of fractional shares).

If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related fundamental change period (or, if none, on the effective date of such transaction), references to us in the definition of “fundamental change” above shall instead be references to such other entity.

Fundamental change conversion rate

The fundamental change conversion rate will be determined by reference to the table below and is based on the effective date of the transaction and the price (the “stock price”) paid (or deemed paid) per share of our common stock in such transaction. If all holders of our common stock receive only cash in exchange for their common stock in the fundamental change, the stock price shall be the cash amount paid per share. Otherwise the stock price shall be the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the relevant effective date.

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the fixed conversion rates of our mandatory convertible preferred stock are adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the minimum conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the minimum conversion rate as so adjusted. Each of the fundamental change conversion rates in the table will be subject to adjustment in the same manner and at the same time as each fixed conversion rate as set forth in “—Anti-dilution Adjustments.”

The following table sets forth the fundamental change conversion rate per share of mandatory convertible preferred stock for each stock price and effective date set forth below.

	Stock Price on Effective Date
Effective Date	$60.00	$80.00	$100.00	$120.00	$136.25	$150.00	$170.31	$180.00	$200.00	$220.00	$250.00	$300.00	$400.00
September 15, 2015	7.3394	7.2502	7.0033	6.6219	6.2763	6.0283	5.8180	5.7803	5.7733	5.7977	5.8260	5.8409	5.8412
September 15, 2016	7.3394	7.3038	7.1512	6.8300	6.4744	6.1772	5.8927	5.8367	5.8153	5.8308	5.8461	5.8508	5.8493
September 15, 2017	7.3394	7.3296	7.2834	7.0746	6.7349	6.3753	5.9651	5.8848	5.8535	5.8579	5.8600	5.8598	5.8591
September 15, 2018	7.3394	7.3394	7.3394	7.3394	7.3394	6.6667	5.8716	5.8716	5.8716	5.8716	5.8716	5.8716	5.8716

The exact stock price and effective dates may not be set forth in the table, in which case:

•	if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the fundamental change conversion rate will be determined by straight-line interpolation between the fundamental change conversion rates set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365- or 366-day year, as applicable;

•	if the stock price is in excess of $400.00 per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate will be the minimum conversion rate, subject to adjustment; and

•	if the stock price is less than $60.00 per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate will be the maximum conversion rate, subject to adjustment.

Make-whole dividend amounts

For any shares of mandatory convertible preferred stock that are converted during the fundamental change conversion period, subject to the limitations described below, we may pay the make-whole dividend amounts, determined in our sole discretion:

•	in cash;

•	by delivery of shares of our common stock; or

•	through any combination of cash and shares of our common stock.

We will pay the make-whole dividend amounts in cash, except to the extent we elect on or prior to the second business day following the effective date of a fundamental change to make all or any portion of such payments in shares of our common stock. If we elect to make any such payment, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at 97% of the stock price.

No fractional shares of common stock will be delivered to the holders of the mandatory convertible preferred stock in respect of the make-whole dividend amounts. We will instead pay a cash adjustment to each converting holder that would otherwise be entitled to a fraction of a share of common stock based on the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the conversion date.

Notwithstanding the foregoing, with respect to any conversion of mandatory convertible preferred stock, in no event will the number of shares of our common stock that we deliver instead of paying all or any portion of the make-whole dividend amounts in cash exceed a number equal to the sum of such make-whole dividend amounts, divided by the greater of (i) the floor price and (ii) 97% of the stock price. To the extent that the sum of such make-whole dividend amounts exceeds the product of the number of shares of common stock delivered in respect of such make-whole dividend amounts and 97% of the stock price, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

In addition, if we are prohibited from paying or delivering, as the case may be, the make-whole dividend amounts (whether in cash or in shares of our common stock), in whole or in part, due to limitations of applicable Delaware law, the fundamental change conversion rate will instead be increased by a number of shares of common stock equal to the cash amount of the aggregate unpaid and undelivered make-whole dividend amounts, divided by the greater of (i) the floor price and (ii) 97% of the stock price for the relevant fundamental change. To the extent that the cash amount of the aggregate unpaid and undelivered make-whole dividend amounts exceeds the product of such number of additional shares and 97% of the stock price for the relevant fundamental change, we will not have any obligation to pay the shortfall in cash.

Not later than the second business day following the effective date of a fundamental change, we will notify holders of:

•	the fundamental change conversion rate;

•	the fundamental change dividend make-whole amount and whether we will pay such amount, or any portion thereof, in shares of our common stock and, if applicable, the portion of such amount that will be paid in common stock; and

•	the accumulated dividend amount and whether we will pay such amount, or any portion thereof, in shares of our common stock and, if applicable, the portion of such amount that will be paid in common stock.

Our obligation to deliver shares at the fundamental change conversion rate and pay the fundamental change dividend make-whole amount could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion Procedures

Upon mandatory conversion

Any outstanding shares of mandatory convertible preferred stock will automatically convert into shares of common stock on the mandatory conversion date. The person or persons entitled to receive the shares of common stock issuable upon mandatory conversion of the mandatory convertible preferred stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the mandatory conversion date. Except as provided in “—Anti-dilution Adjustments,” prior to 5:00 p.m., New York City time, on the mandatory conversion date, the shares of common stock issuable upon conversion of the mandatory convertible preferred stock will not be deemed to be outstanding for any purpose and holders of the mandatory convertible preferred stock will have no rights with respect to such shares of common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the mandatory convertible preferred stock.

Upon early conversion

If a holder elects to convert its shares of mandatory convertible preferred stock prior to September 15, 2018, in the manner described in “—Conversion at the Option of the Holder” or “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount,” such holder must observe the following conversion procedures:

If such holder holds a beneficial interest in a global share of mandatory convertible preferred stock, to convert its shares of mandatory convertible preferred stock, such holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if such holder’s shares of mandatory convertible preferred stock are held in certificated form, such holder must comply with certain procedures set forth in the certificate of designations.

The conversion date will be the date on which the converting holder has satisfied the foregoing requirements. A holder that converts its shares of mandatory convertible preferred stock will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if such holder exercises its conversion rights, except that such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the name of such holder. Shares of common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by the converting holder have been paid in full and will be issued on the later of the third business day immediately succeeding the conversion date and the business day after such holder has paid in full all applicable taxes and duties, if any.

The person or persons entitled to receive the shares of common stock issuable upon conversion of the mandatory convertible preferred stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the applicable conversion date. Prior to 5:00 p.m., New York City time, on the applicable conversion date, the shares of common stock issuable upon conversion of the mandatory convertible preferred stock will not be deemed to be outstanding for any purpose and a holder of shares of the mandatory convertible preferred stock will have no rights with respect to such shares of common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the mandatory convertible preferred stock.

Fractional shares

No fractional shares of common stock will be issued to holders of our mandatory convertible preferred stock upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of shares of our mandatory convertible preferred stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the relevant conversion date.

If more than one share of our mandatory convertible preferred stock is surrendered for conversion at one time by or for the same holder, the number of shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of our mandatory convertible preferred stock so surrendered.

Anti-dilution Adjustments

Each fixed conversion rate will be adjusted if:

(1)	We issue common stock to all or substantially all holders of our common stock as a dividend or other distribution, in which event, each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such dividend or other distribution will be multiplied by a fraction:

•	the numerator of which is the sum of (i) the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and (ii) the total number of shares of our common stock constituting such dividend or other distribution, and

•	the denominator of which is the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination.

Any increase made pursuant to this clause (1) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. If any dividend or distribution described in this clause (1) is declared but not so paid or made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such dividend or distribution, to such fixed conversion rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (1), the number of shares of common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock. We will not pay any dividend or make any distribution on shares of common stock held in treasury.

(2)	We issue to all or substantially all holders of our common stock rights, options or warrants entitling them, for a period of up to 45 calendar days from the date of issuance of such rights, options or warrants, to subscribe for or purchase our shares of common stock at less than the “current market price” (as defined below) of our common stock, in which case each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such rights, options or warrants will be increased by multiplying such fixed conversion rate by a fraction:

•	the numerator of which is (i) the sum of the number of shares of common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and (ii) the number of shares of our common stock issuable pursuant to such rights, options or warrants, and

•	the denominator of which shall be the sum of (i) the number of shares of common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and (ii) the number of shares of common stock equal to the quotient of the aggregate offering price payable to exercise such rights, options or warrants, divided by the current market price of our common stock.

Any increase made pursuant to this clause (2) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such rights, options or warrants described in this clause (2) are not so issued, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to issue such rights, options or warrants, to such fixed conversion rate that would then be in effect if such issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of our common stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, each fixed conversion rate shall be decreased to such fixed conversion rate that would then be in effect had the increase made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered. In determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase shares of our common stock at less than the current market price, and in determining the aggregate offering price payable for such shares of our common stock, there shall be taken into account any consideration received for such rights, options or warrants and the amount payable upon exercise or conversion thereof, the value of such consideration (if other than cash) to be determined by our board of directors, or an authorized committee thereof. For the purposes of this clause (2), the number of shares of common stock at the time outstanding shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock. We will not issue any such rights, options or warrants in respect of shares of common stock held in treasury.

(3)	We subdivide or combine our common stock, in which event each fixed conversion rate in effect at 5:00 p.m., New York City time, on the effective date of such subdivision or combination will be multiplied by a fraction:

•	the numerator of which is the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination, and

•	the denominator of which is the number of shares of our common stock outstanding immediately prior to such subdivision or combination.

Any adjustment made pursuant to this clause (3) shall become effective immediately after 5:00 p.m., New York City time, on the effective date of such subdivision or combination.

(4)	We distribute to all or substantially all holders of our common stock evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets, excluding:

•	any dividend or distribution as to which an adjustment was effected under clause (1) above;

•	any rights, options or warrants as to which an adjustment was effected under clause (2) above;

•	any dividend or distribution as to which an adjustment was effected under clause (5) below; and

•	any spin-off as to which an adjustment was effected pursuant to the provisions described below under this clause (4),

in which event each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the current market price of our common stock, and

•	the denominator of which is the current market price of our common stock minus the fair market value, as determined by our board of directors, or an authorized committee thereof, on such date fixed for determination, of the portion of the evidences of indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets so distributed applicable to one share of our common stock.

Any increase made pursuant to the preceding paragraph will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination.

In the event that we make a distribution to all or substantially all holders of our common stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of ours, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (herein referred to as a “spin-off”), each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the sum of (i) the current market price of our common stock and (ii) the current market price of the shares of capital stock or similar equity interests so distributed applicable to one share of common stock, and

•	the denominator of which is the current market price of our common stock.

Any increase made pursuant to the preceding paragraph shall be made immediately following the determination of the current market price of our common stock, but shall become retroactively effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our common stock entitled to receive such distribution. In the event that such distribution described in this clause (4) is not so made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such fixed conversion rate that would then be in effect if such distribution had not been declared. If an adjustment to each fixed conversion rate is required under this clause (4) during the final averaging period, delivery of the shares of our common stock issuable upon conversion will be delayed to the extent necessary in order to complete the calculations provided for in this clause (4). If a conversion date in respect of any early conversion prior to September 15, 2018 occurs during the ten consecutive trading day period over which the current market price is determined, then such period shall instead be deemed to be such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and such conversion date.

(5)	We make a distribution consisting exclusively of cash to all or substantially all holders of our common stock, excluding:

•	any dividend or distribution in connection with our liquidation, dissolution or winding up, and

•	any consideration payable as part of a tender or exchange offer as to which an adjustment was effected under clause (6) below,

in which event, each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the current market price of our common stock, and

•	the denominator of which is the current market price of our common stock minus the amount per share of our common stock of such distribution.

Any increase made pursuant to this clause (5) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our common stock entitled to receive such distribution. In the event that any distribution described in this clause (5) is not so made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such fixed conversion rate which would then be in effect if such distribution had not been declared.

(6)	We or any of our subsidiaries successfully complete a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for our common stock (but, for the avoidance of doubt, excluding any securities convertible or exchangeable for our common stock), where the cash and the value of any other consideration included in the payment per share of our common stock exceeds the current market price of our common stock, in which event each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (the “expiration date”) will be multiplied by a fraction:

•	the numerator of which shall be equal to the sum of:

(i)	the aggregate cash and fair market value (as determined by our board of directors, or an authorized committee thereof) on the expiration date of any other consideration paid or payable for shares purchased in such tender or exchange offer; and

(ii)	the product of:

1.	the current market price of our common stock; and

2.	the number of shares of our common stock outstanding immediately after such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer), and

•	the denominator of which shall be equal to the product of:

(i)	the current market price of our common stock; and

(ii)	the number of shares of our common stock outstanding immediately prior to the time such tender or exchange offer expires (without giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer).

Any increase made pursuant to this clause (6) shall be made immediately following the determination of the current market price of our common stock, but shall become retroactively effective immediately after 5:00 p.m., New York City time, on the expiration date. In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each fixed conversion rate shall be decreased to be such fixed conversion rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (6) to any tender offer or exchange offer would result in a decrease in each fixed conversion rate, no adjustment shall be made for such tender offer or exchange offer under this clause (6). If an adjustment to each fixed conversion rate is required pursuant to this clause (6) during the final averaging period, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this clause (6). If a conversion date in respect of any early conversion prior to September 15, 2018 occurs during the ten consecutive trading day period over which the current market price is determined, then such period shall instead be deemed to be such lesser number of trading days as have elapsed between the expiration date and such conversion date.

In cases where (i) the fair market value of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets distributed per share of our common stock as to which clause (4) above applies (except with respect to a spin-off), or (ii) the amount of cash distributed per share of our common stock as to which clause (5) above applies, in each case, equals or exceeds the current market price of our common stock (as defined below in the first bullet point of the second succeeding paragraph), rather than being entitled to an adjustment in each fixed conversion rate, holders of the mandatory convertible preferred stock will be entitled to receive, at the same time and upon the same terms as holders of our common stock, the kind and amount of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets or cash, as the case may be, comprising the distribution that such holder would have received if such holder had owned, immediately prior to the record date for determining the holders of our common stock entitled to receive the distribution, for each share of mandatory convertible preferred stock, a number of shares of our common stock equal to the maximum conversion rate in effect on the date of such distribution.

To the extent that we have a rights plan in effect with respect to our common stock on any conversion date, upon conversion of any shares of the mandatory convertible preferred stock, a converting holder will receive, in addition to our common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from our common stock, in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights, options or warrants pursuant to a rights plan that would allow a holder to receive upon conversion, in addition to any shares of our common stock, the rights described therein (unless such rights, options or warrants have separated from our common stock (in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights)) shall not constitute a distribution of rights, options or warrants that would entitle such holder to an adjustment to the fixed conversion rates.

For the purposes of determining the adjustment to the fixed conversion rates for the purposes of:

•	clause (2), clause (4) in the event of an adjustment not relating to a spin-off and clause (5) above, the “current market price” of our common stock is the average VWAP per share of our common stock over the five consecutive trading day period ending on the trading day before the ex-dividend date with respect to the issuance or distribution requiring such computation;

•	clause (4) above in the event of an adjustment relating to a spin-off, the “current market price” of our common stock, capital stock or equity interest, as applicable, is the average VWAP per share over the first ten consecutive trading days commencing on, and including, the trading day following the ex-dividend date of such distribution; and

•	clause (6) above, the “current market price” of our common stock is the average VWAP per share of our common stock over the ten consecutive trading day period ending on, and including, the trading day after the expiration date of the tender or exchange offer.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

In addition, we may make such increases in each fixed conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares of our common stock (or issuance of rights or warrants to acquire shares of our common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed conversion rate.

In the event of a taxable distribution to holders of our common stock that results in an adjustment of each fixed conversion rate or an increase in each fixed conversion rate, beneficial owners of the depositary shares may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In addition, Non-U.S. Holders of the depositary shares may, in those circumstances, be subject to U.S. federal withholding tax. See “Material U.S. Federal Income and Estate Tax Consequences.”

If we are required to withhold on a deemed distribution to a beneficial owner of depositary shares (see “Material U.S. Federal Income and Estate Tax Consequences”) and pay the applicable withholding taxes, we may, at our option, withhold such taxes from payments of cash or shares of common stock payable to such beneficial owner.

Adjustments to the fixed conversion rates will be calculated to the nearest 1/10,000th of a share. Prior to the first trading day of the final averaging period, no adjustment in a fixed conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in such fixed conversion rate. If any adjustment is not required to be made because it would not change the fixed conversion rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided, however, that with respect to adjustments to be made to the fixed conversion rates in connection with cash dividends paid by us, we will make such adjustments, regardless of whether such aggregate adjustments amount to one percent or more of the fixed conversion rates no later than September 15 of each calendar year; provided further that on (x) the earlier of any early conversion date and the effective date of any fundamental change, (y) each trading day of the final averaging period and (z) the date, if any, on which we provide notice of an acquisition termination redemption and the acquisition termination redemption date, adjustments to the fixed conversion rates will be made with respect to any such adjustment carried forward that has not been taken into account before such date.

No adjustment to the conversion rate will be made if holders may participate (other than in the case of (x) a share subdivision or share combination or (y) a tender or exchange offer), at the same time, upon the same terms and otherwise on the same basis as holders of our common stock and solely as a result of holding mandatory convertible preferred stock, in the transaction that would otherwise give rise to such adjustment as if they held, for each share of mandatory convertible preferred stock, a number of shares of our common stock equal to the maximum conversion rate then in effect.

The fixed conversion rates will not be adjusted except as provided above. Without limiting the foregoing, the fixed conversion rates will not be adjusted:

(a)	upon the issuance of any common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;

(b)	upon the issuance of any common stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

(c)	upon the issuance of any common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the mandatory convertible preferred stock were first issued (other than a rights plan as described above);

(d)	for a change solely in the par value of our common stock;

(e)	for sales of our common stock for cash, other than in a transaction described in clause (2) or clause (4) above;

(f)	stock repurchases that are not tender offers, including structured or derivative transactions;

(g)	as a result of a tender offer solely to holders of fewer than 100 shares of our common stock;

(h)	a third-party tender or exchange offer, other than a tender or exchange offer by one of our subsidiaries as described in clause (6) above; or

(i)	for accumulated and unpaid dividends on the mandatory convertible preferred stock, except as described above under “—Acquisition Termination Redemption,” “—Mandatory Conversion,” “—Conversion at the Option of the Holder” and “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.”

We will be required, as soon as practicable after the fixed conversion rates are adjusted, to provide or cause to be provided written notice of the adjustment to the holders of shares of mandatory convertible preferred stock. We will also be required to deliver, upon written request by a beneficial owner of the depositary shares, a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth each revised fixed conversion rate.

If an adjustment is made to the fixed conversion rates, (x) an inversely proportional adjustment also will be made to the threshold appreciation price and the initial price solely for the purposes of determining which clause of the definition of the conversion rate will apply on the mandatory conversion date and (y) an inversely proportional adjustment also will be made to the floor price. Whenever any provision of the certificate of designations establishing the terms of the mandatory convertible preferred stock requires us to calculate the VWAP per share of our common stock over a span of multiple days, our board of directors, or any authorized committee thereof, will make appropriate adjustments (including, without limitation, to the applicable market value, the early conversion average price, the stock price and the five-day average price, as the case may be) to account for any adjustments to the initial price, the threshold appreciation price and the fixed conversion rates, as the case may be, that become effective, or any event that would require such an adjustment if the ex-dividend date, effective date or expiration date, as the case may be, of such event occurs during the relevant period used to calculate such prices or values, as the case may be.

If:

•	the record date for a dividend or distribution on our common stock occurs after the end of the final averaging period and before the mandatory conversion date, and

•	that dividend or distribution would have resulted in an adjustment of the number of shares of our common stock issuable to the holders of mandatory convertible preferred stock had such record date occurred on or before the last trading day of the final averaging period, then we will deem the holders of mandatory convertible preferred stock to be holders of record, for each share of mandatory convertible preferred stock that they hold, of a number of shares of our common stock equal to the conversion rate for purposes of that dividend or distribution. In this case, the holders of the mandatory convertible preferred stock would receive the dividend or distribution on our common stock together with the number of shares of common stock issuable upon mandatory conversion of the mandatory convertible preferred stock.

Recapitalizations, Reclassifications and Changes in our Common Stock

In the event of:

•	any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the continuing corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our and our subsidiaries’ consolidated property and assets;

•	any reclassification of our common stock into securities, including securities other than our common stock; or

•	any statutory exchange of our securities with another person (other than in connection with a merger or consolidation),

in each case, as a result of which our common stock would be converted into, or exchanged for, securities, cash or property (each, a “reorganization event”), each share of mandatory convertible preferred stock outstanding immediately prior to such reorganization event shall, without the consent of the holders of the mandatory convertible preferred stock, become convertible into (or redeemed for, in the case of an acquisition termination redemption) the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its mandatory convertible preferred stock into common stock immediately prior to such reorganization event (such securities, cash and other property, the “exchange property,” with each “unit of exchange property” meaning the kind and amount of exchange property that a holder of one share of common stock is entitled to receive). For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election (or of all holders of our common stock if none makes an election). We will notify holders of the mandatory convertible preferred stock of the weighted average as soon as practicable after such determination is made. The number of units of exchange property for each share of mandatory convertible preferred stock converted or redeemed following the effective date of such reorganization event will be determined as if references to our common stock in the description of the conversion rate applicable upon mandatory conversion, acquisition transaction redemption, conversion at the option of the holder and conversion at the option of the holder upon a fundamental change were to units of exchange property (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date such shares of mandatory convertible preferred stock are actually converted or redeemed). For the purpose of determining which bullet of the definition of conversion rate will apply upon mandatory conversion, and for the purpose of calculating the conversion rate if the second bullet is applicable, the value of a unit of exchange property will be determined in good faith by our board of directors, or an authorized committee thereof, except that if a unit of exchange property includes common stock or ADRs that are traded on a U.S. national securities exchange, the value of such common stock or ADRs will be the average over the final averaging period of the volume weighted average prices for such common stock or ADRs, as displayed on the applicable Bloomberg screen (as determined in good faith by our board of directors, or an authorized committee thereof); or, if such price is not available, the average market value per share of such common stock or ADRs over such period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. We (or any successor to us) will, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any reorganization event, provide written notice to the holders of mandatory convertible preferred stock of such occurrence and of the kind and amount of cash, securities or other property that constitute the exchange property. Failure to deliver such notice will not affect the operation of the provisions described in this section.

Reservation of Shares

We will at all times reserve and keep available out of the authorized and unissued common stock or shares of common stock held in treasury by us, solely for issuance upon conversion of the mandatory convertible preferred stock, the maximum number of shares of common stock as shall be issuable from time to time upon the conversion of all the shares of mandatory convertible preferred stock then outstanding.

Transfer Agent and Registrar

Wells Fargo Bank, N.A. is the transfer agent and registrar for the mandatory convertible preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

We will deposit the shares of our 5.25% Series A Mandatory Convertible Preferred Stock, par value $0.01 per share (our “mandatory convertible preferred stock”), represented by the depositary shares offered hereby pursuant to a deposit agreement (the “deposit agreement”) among us, Wells Fargo Bank, N.A., acting as depositary (the “depositary”), and the holders from time to time of the depositary shares.

The following description is a summary of the material provisions of the depositary shares and the deposit agreement. The terms of the depositary shares include those expressly set forth in the deposit agreement, and this summary is subject to and is qualified by reference to all the provisions of the depositary shares and the deposit agreement, including the definitions of certain terms used in the deposit agreement.

You may request a copy of the deposit agreement from us as described under “Where You Can Find More Information” in the accompanying prospectus. We urge you to read this document because it, and not this description, defines your rights as a holder of depositary shares.

For purposes of this description, references to “we,” “our” and “us” refer only to Stericycle, Inc. and not to its subsidiaries.

General

Each depositary share represents a 1/10th interest in a share of our mandatory convertible preferred stock and will initially be evidenced by a global security, as defined in and described under “—Book-entry, Settlement and Clearance” in this section. Subject to the terms of the deposit agreement, the depositary shares will be entitled to all rights and preferences of our mandatory convertible preferred stock, as applicable, in proportion to the fraction of a share of our mandatory convertible preferred stock those depositary shares represent.

In this section, references to “holders” of depositary shares mean those who have depositary shares registered in their own names on the books maintained by the depositary and not indirect holders who will own beneficial interests in depositary shares registered in the street name of, or issued in book-entry form through, DTC prior to the mandatory conversion of our mandatory convertible preferred stock. You should review the special considerations that apply to indirect holders as described under “—Book-entry, Settlement and Clearance” in this section.

Conversion

Because each depositary share represents a 1/10th interest in a share of our mandatory convertible preferred stock, a holder of depositary shares may elect to convert depositary shares only in lots of 10 depositary shares, either on an early conversion date at the minimum conversion rate of 0.58716 shares of our common stock per depositary share, subject to adjustment, or during a fundamental change conversion period at the fundamental change conversion rate, as described below. For a description of the terms and conditions on which our mandatory convertible preferred stock is convertible at the option of holders of mandatory convertible preferred stock, see the sections entitled “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder” and “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount” in this prospectus supplement.

The following table sets forth the fundamental change conversion rate per depositary share, subject to adjustment as described in “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount,” based on the effective date of the fundamental change and the stock price in the fundamental change:

	Stock Price on Effective Date
Effective Date	$60.00	$80.00	$100.00	$120.00	$136.25	$150.00	$170.31	$180.00	$200.00	$220.00	$250.00	$300.00	$400.00
September 15, 2015	0.73394	0.72502	0.70033	0.66219	0.62763	0.60283	0.58180	0.57803	0.57733	0.57977	0.58260	0.58409	0.58412
September 15, 2016	0.73394	0.73038	0.71512	0.68300	0.64744	0.61772	0.58927	0.58367	0.58153	0.58308	0.58461	0.58508	0.58493
September 15, 2017	0.73394	0.73296	0.72834	0.70746	0.67349	0.63753	0.59651	0.58848	0.58535	0.58579	0.58600	0.58598	0.58591
September 15, 2018	0.73394	0.73394	0.73394	0.73394	0.73394	0.66667	0.58716	0.58716	0.58716	0.58716	0.58716	0.58716	0.58716

The exact stock price and effective dates may not be set forth in the table, in which case:

•	if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the fundamental change conversion rate per depositary share will be determined by straight-line interpolation between the fundamental change conversion rates per depositary share set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-or 366-day year, as applicable;

•	if the stock price is in excess of $400.00 per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate per depositary share will be the minimum conversion rate, divided by 10, subject to adjustment; and

•	if the stock price is less than $60.00 per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate per depositary share will be the maximum conversion rate, divided by 10, subject to adjustment.

On any conversion date for our mandatory convertible preferred stock, each depositary share corresponding to the shares of our mandatory convertible preferred stock so converted will be entitled to receive 1/10th of the number of shares of our common stock and the amount of any cash received by the depositary upon conversion of each share of our mandatory convertible preferred stock.

The following table illustrates the conversion rate per depositary share, subject to adjustment as described under “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments” in this prospectus supplement, based on the applicable market value of our common stock:

Applicable market value of our common stock	Conversion rate per depositary share
Greater than the threshold appreciation price	0.58716 shares of common stock

Equal to or less than the threshold appreciation price but greater than or equal to the initial price	Between 0.58716 and 0.73394 shares of common stock, determined by dividing $100 by the applicable market value

Less than the initial price	0.73394 shares of common stock

After delivery of our common stock by the transfer agent to the depositary following conversion of our mandatory convertible preferred stock, the depositary will transfer the proportional number of shares of our common stock to the holders of depositary shares by book-entry transfer through DTC or, if the holders’ interests are in certificated depositary receipts, by delivery of common stock certificates for such number of shares of our common stock.

If we are required to withhold on distributions of common stock in respect of dividends in arrears or in respect of the net present value of future dividends to a beneficial owner of depositary shares (see “Material U.S. Federal Income and Estate Tax Consequences”) and pay the applicable withholding taxes, we may, at our option, withhold such taxes from payments of cash or shares of common stock payable to such beneficial owner.

No fractional shares of common stock will be issued to holders of our depositary shares upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of depositary shares of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the conversion date.

If more than one depositary share is surrendered for, or subject to, conversion at one time by or for the same holder, the number of shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of depositary shares so surrendered for, or subject to, conversion.

Dividends and Other Distributions

Each dividend paid on a depositary share will be in an amount equal to 1/10th of the dividend paid on the related share of our mandatory convertible preferred stock.

The depositary will deliver any cash or shares of common stock it receives in respect of dividends on our mandatory convertible preferred stock to the holders of the depositary shares in such amounts as are, as nearly as practicable, in proportion to the number of outstanding depositary shares held by such holders, on the date of receipt or as soon as practicable thereafter.

The dividend payable on the first dividend payment date, if declared, is expected to be $1.3125 per depositary share and on each subsequent dividend payment date, if declared, is expected to be $1.3125 per depositary share.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for our mandatory convertible preferred stock.

No fractional shares of common stock will be delivered to the holders of our depositary shares in respect of dividends. Each holder that would otherwise be entitled to a fraction of a share of common stock will instead be entitled to receive a cash adjustment based on the average VWAP per share of our common stock over the five consecutive trading day period ending on the second trading day immediately preceding the applicable dividend payment date.

The amount paid as dividends or otherwise distributable by the depositary with respect to the depositary shares or the underlying mandatory convertible preferred stock will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of our mandatory convertible preferred stock until such taxes or other governmental charges are paid.

Redemption

If we redeem the shares of our mandatory convertible preferred stock represented by the depositary shares, as described under “Description of Mandatory Convertible Preferred Stock—Acquisition Termination Redemption,” the depositary will redeem the depositary shares, on the acquisition termination redemption date, from the cash and/or shares of our common stock, as applicable, received by the depositary as a result of the redemption of such shares of our mandatory convertible preferred stock held by the depositary. Because each depositary share represents a 1/10th interest in a share of our mandatory convertible preferred stock, the redemption price per depositary share (the “depositary share redemption price”) will be equal to 1/10th of the acquisition termination redemption amount payable with respect to one share of our mandatory convertible preferred stock.

If any portion of the acquisition termination redemption amount is paid in shares of our common stock, then after delivery of shares of our common stock by the transfer agent to the depositary as a result of the redemption of our mandatory convertible preferred stock, the depositary will transfer the proportional number of shares of our common stock to the holders of depositary shares by book-entry transfer through DTC or, if the holders’ interests are in certificated depositary receipts, by delivery of common stock certificates for such number of shares of our common stock. No fractional shares of common stock will be delivered to holders of depositary shares. In lieu of any fractional shares of common stock otherwise deliverable in respect of the aggregate number of depositary shares of any holder that are redeemed, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the acquisition termination share price.

All cash payments to which a holder of depositary shares is entitled upon redemption will be rounded to the nearest cent.

While we expect to use the net proceeds from this offering in connection with the Acquisition, as described under “Use of Proceeds,” there is no guarantee that the Acquisition will be consummated and if it is not consummated, we may use the proceeds from this offering for other purposes. We may, in our sole discretion, determine to redeem our mandatory convertible preferred stock as described hereunder. The proceeds from this offering will not be deposited into an escrow account pending any acquisition termination redemption of our mandatory convertible preferred stock. Our ability to pay the acquisition termination redemption amount to holders of our mandatory convertible preferred stock in connection with an acquisition termination redemption, and therefore the depositary’s ability to pay the depositary share redemption price to holders of the depositary shares, may be limited by our then-existing financial resources, and sufficient funds may not be available when necessary to make any required purchases of our mandatory convertible preferred stock and depositary shares following our election to redeem our mandatory convertible preferred stock.

Other than pursuant to the redemption provisions described above, our depositary shares will not be redeemable. However, at our option, we may purchase the depositary shares from time to time in the open market, by tender offer or otherwise.

Voting the Mandatory Convertible Preferred Stock

Because each depositary share represents a 1/10th interest in a share of the mandatory convertible preferred stock, holders of depositary receipts will be entitled to 1/10th of a vote per share of mandatory convertible preferred stock under those circumstances in which holders of the mandatory convertible preferred stock are entitled to a vote, as described under “Description of Mandatory Convertible Preferred Stock—Voting Rights” in this prospectus supplement.

When the depositary receives notice of any meeting at which the holders of our mandatory convertible preferred stock are entitled to vote, the depositary will mail the notice to the record holders of the depositary shares relating to the mandatory convertible preferred stock. Each record holder of depositary shares on the record date (which will be the same date as the record date for our mandatory convertible preferred stock) may instruct the depositary as to how to vote the amount of our mandatory convertible preferred stock represented by such holder’s depositary shares in accordance with these instructions. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with these instructions, and we will take all actions the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of the mandatory convertible preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing our mandatory convertible preferred stock.

Modification and Amendment

Without the consent of the holders of the depositary shares, we may amend, alter or supplement the depositary agreement or any certificate representing the depositary shares for the following purposes:

•	to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument;

•	to make any provision with respect to matters or questions relating to the depositary shares that is not inconsistent with the provisions of the depositary agreement and that does not adversely affect the rights of any holder of the depositary shares;

•	to make any change reasonably necessary, in our reasonable determination, to reflect each depositary share’s representation of 1/10th of a share of mandatory convertible preferred stock;

•	to make any change reasonably necessary, in our reasonable determination, to comply with the procedures of the depositary so long as any such change is not adverse to any holder of the depositary shares; or

•	to make any other change that does not adversely affect the rights of any holder of the depositary shares (other than any holder that consents to such change).

In addition, without the consent of the holders of the depositary shares, we may amend, alter, supplement or repeal any terms of the depositary shares to conform the terms of the depositary shares to the description thereof in the accompanying prospectus as supplemented and/or amended by this “Description of Depositary Shares” section of the preliminary prospectus supplement for the depositary shares, as further supplemented and/or amended by the related pricing term sheet.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the mandatory convertible preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of mandatory convertible preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Withdrawal Rights

A holder of 10 depositary shares may withdraw the share of our mandatory convertible preferred stock corresponding to such depositary shares, and any cash or other property represented by such depositary shares. A holder who withdraws shares of mandatory convertible preferred stock (and any such cash or other property) will not be required to pay any taxes or duties relating to the issuance or delivery of such shares of mandatory convertible preferred stock (and any such cash or other property), except that such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of such shares of mandatory convertible preferred stock (and any such cash or other property) in a name other than the name of such holder. Holders of shares of our mandatory convertible preferred stock will not have the right under the deposit agreement to deposit such shares with the depositary in exchange for depositary shares.

Listing

We have applied to list the depositary shares on The NASDAQ Global Select Market under the symbol “SRCLP” and we expect trading to commence within 30 days of the first original issuance date of the depositary shares. In addition, upon listing, we have agreed to use our best efforts to keep the depositary shares representing fractional interests in the mandatory convertible preferred stock listed on The NASDAQ Global Select Market. Listing the depositary shares on The NASDAQ Global Select Market does not guarantee that a trading market will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their depositary shares easily. We do not expect there will be any separate public trading market for the shares of the mandatory convertible preferred stock except as represented by the depositary shares.

Form and Notices

The mandatory convertible preferred stock will be issued in registered form to the depositary, and the depositary shares will be issued in book-entry only form through DTC prior to the conversion of the mandatory convertible preferred stock, as described under “—Book-entry, Settlement and Clearance” in this section. The depositary will forward to the holders of depositary shares all reports, notices, and communications from us that are delivered to the depositary and that we are required to furnish to the holders of our mandatory convertible preferred stock.

Book-entry, Settlement and Clearance

The global security

The depositary shares will be initially issued in the form of a single registered security in global form (the “global security”). Upon issuance, the global security will be deposited with the depositary as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in the global security will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of the global security with DTC’s custodian, DTC will credit portions of the global security to the accounts of the DTC participants designated by the underwriters; and

•	ownership of beneficial interests in the global security will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global security).

Beneficial interests in the global security may not be exchanged for securities in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global security

All interests in the global security will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of the global security, that nominee will be considered the sole owner or holder of the depositary shares represented by the global security for all purposes under the deposit agreement. Except as provided below, owners of beneficial interests in the global security:

•	will not be entitled to have securities represented by the global security registered in their names;

•	will not receive or be entitled to receive physical, certificated securities; and

•	will not be considered the owners or holders of the securities under the deposit agreement for any purpose, including with respect to the giving of any direction, instruction or approval to the depositary under the deposit agreement.

As a result, each investor who owns a beneficial interest in the global security must rely on the procedures of DTC to exercise any rights of a holder of securities under the deposit agreement (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of dividends with respect to the depositary shares represented by the global security will be made by the depositary to DTC’s nominee as the registered holder of the global security. Neither we nor the depositary will have any responsibility or liability for the payment of amounts to owners of beneficial interests in the global security, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those beneficial interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in the global security will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated securities

Depositary shares in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the depositary shares only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global security and a successor depositary is not appointed within 90 days; or

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

The following discussion describes the material U.S. federal income and estate tax consequences associated with the purchase, ownership and disposition of the depositary shares and the ownership and disposition of our common stock received as a dividend thereon or upon conversion thereof, as of the date of this prospectus supplement. This discussion assumes that you will hold our stock as a capital asset, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s individual circumstances. In addition, this discussion does not address (i) U.S. federal non-income tax laws, such as gift tax laws, (ii) state, local or non-U.S. tax consequences, (iii) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies, financial institutions, controlled foreign corporations, passive foreign investment companies, broker-dealers, grantor trusts, personal holding companies, taxpayers who have elected mark-to-market accounting, tax-exempt entities, regulated investment companies, real estate investment trusts, partnerships (or other entities or arrangements classified as partnerships, for U.S. federal income tax purposes) or other pass-through entities, or investors in such entities or arrangements, or U.S. expatriates or former long-term residents of the United States, (iv) the special tax rules that may apply to an investor that acquires, holds, or disposes of the depositary shares or our stock as part of a straddle, constructive sale, conversion or other integrated transaction, or (v) the impact, if any, of the alternative minimum tax.

This discussion is based on current provisions of the Code, applicable U.S. Treasury regulations promulgated thereunder, judicial opinions, and published rulings of the Internal Revenue Service (the “IRS”), all as in effect on the date of this prospectus supplement and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

Beneficial owners of the depositary shares will be treated as owners of an interest in the corresponding portion of the underlying mandatory convertible preferred stock for U.S. federal income tax purposes. Unless the context otherwise requires, the remainder of this discussion will refer to the depositary shares and the mandatory convertible preferred stock interchangeably, for ease of discussion.

THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE DEPOSITARY SHARES, OR THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK RECEIVED AS A DIVIDEND THEREON OR UPON CONVERSION THEREOF, AND IS NOT TAX OR LEGAL ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE DEPOSITARY SHARES OR OUR COMMON STOCK (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS, AS WELL AS U.S. FEDERAL GIFT TAX LAWS, AND ANY APPLICABLE TAX TREATY) IN LIGHT OF THEIR PARTICULAR SITUATIONS.

Tax Consequences to U.S. Holders

A “U.S. Holder” of the depositary shares or our common stock means a beneficial owner thereof that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the depositary shares or our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership purchasing the depositary shares, we urge you to consult your tax advisor.

Distributions on Depositary Shares and Common Stock

In general, any distribution made with respect to the depositary shares or our common stock will be treated as a dividend to the extent made out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as a tax-free return of investment to the extent of your tax basis in the stock, and thereafter as capital gain from the sale or exchange of such stock.

Dividends received by individual U.S. Holders will qualify for taxation at reduced rates, provided that holding period and other applicable requirements are met. Dividends received by corporate U.S. Holders will be eligible for the dividends-received deduction, subject to certain restrictions, including restrictions relating to the U.S. Holder’s taxable income, holding period and debt financing.

Any common stock received as a distribution on the depositary shares will be treated as a dividend to the same extent as if there had been a distribution of cash in the amount of the fair market value of the stock on the date of the distribution. Your tax basis in the common stock received will be equal to that fair market value, and the holding period for the common stock will begin on the day following the distribution date.

You may be treated as receiving a constructive distribution from us if the conversion rate is adjusted and as a result of such adjustment your proportionate interest in our assets or earnings and profits is increased. In some circumstances, either an increase in the conversion rate, or a failure to make an adjustment to the conversion rate, may result in a deemed taxable distribution to you, if, as a result of such failure, your proportionate interest in our assets or earnings and profits is increased. It is anticipated that such constructive distributions would be reported to you in the same manner as actual distributions. Thus, under certain circumstances, you may recognize income in the event of a constructive distribution even though you may not receive any cash or property. However, adjustments to the conversion rate made pursuant to a bona fide, reasonable anti-dilution adjustment formula generally should not result in a constructive distribution. Certain of the possible adjustments (including, without limitation, adjustments in respect of taxable dividends to our common stockholders) do not qualify as being made pursuant to a bona fide, reasonable adjustment formula.

Sale or Exchange of Depositary Shares and Common Stock

Upon the sale or other disposition of the depositary shares (other than pursuant to a conversion into common stock) or our common stock, you will generally recognize capital gain or loss in an amount equal to the difference between the amount realized and your adjusted tax basis in such stock. Such capital gain or loss will generally be long-term capital gain or loss if your holding period in respect of the stock is more than one year. For a discussion of your tax basis and holding period in respect of common stock received upon the conversion of our mandatory convertible preferred stock, see below under “— Conversion of Mandatory Convertible Preferred Stock into Common Stock.” Net long-term capital gain recognized by individual U.S. Holders is eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations.

Conversion of Mandatory Convertible Preferred Stock into Common Stock

You will not recognize any income, gain, or loss upon the mandatory or optional conversion of our depositary shares into our common stock, except as provided below. Any cash or common stock received by you in respect of dividends in arrears will generally be taxable as described in “— Distributions on Depositary Shares and Common Stock” above. In addition, any cash received in lieu of a fractional share of our common stock will generally be treated as if you received the fractional share and then received the cash in redemption of the fractional share. The deemed redemption will generally result in capital gain or loss equal to the difference between the amount of cash received and your tax basis in the common stock that is allocable to the fractional share. This capital gain or loss will be long-term capital gain or loss if you have held the depositary shares for more than one year at time of conversion.

Your tax basis in the common stock received upon a conversion (other than common stock received with respect to dividends in arrears, but including any basis allocable to a fractional share) will generally equal the tax basis of the mandatory convertible preferred stock that was converted. Your tax basis in a fractional share will be determined by allocating your tax basis in the common stock between the common stock received upon conversion and the fractional share in accordance with their respective fair market values. Your holding period for the common stock received (other than common stock received in respect of dividends in arrears) will include your holding period for the depositary shares.

Upon certain conversions of our mandatory convertible preferred stock, we may, in respect of any such conversion, pay you cash or a combination of common stock and cash in respect of any accrued but unpaid dividends and the present value of future dividends (as described under “Description of Mandatory Convertible Preferred Stock — Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”). The treatment of any cash or common stock received in respect of dividends for any portion of the dividend period containing the date of conversion is uncertain, and such cash or common stock may be treated as a payment in respect of dividends in arrears. For reporting purposes, we currently expect to treat the amounts of cash or stock attributable to dividends that would have accrued through the conversion date as payments in respect of dividends in arrears, and the remainder of this discussion assumes that treatment is correct. The tax consequences of any payment of cash or common stock other than payment in respect of dividends in arrears are uncertain:

•	If we choose to pay you any cash, the receipt of such cash may be taxable to the extent of gain realized by you on the conversion. For this purpose, you will realize gain on the conversion equal to the excess, if any, of (i) the sum of the fair market value of our common stock received (other than common stock received with respect to dividends in arrears) and the cash received attributable to future dividends over (ii) your adjusted tax basis in the depositary shares immediately prior to conversion. The character of such gain is uncertain. If we have current or accumulated earnings and profits at the time of the conversion, this gain would be taxable as dividend income to the extent thereof, if (but only to the extent) the receipt of the cash attributable to future dividends were considered to have the effect of a dividend (which generally would be the case if the receipt of such cash did not result in a meaningful reduction in your equity interest in us, as determined for U.S. federal income tax purposes), and thereafter as capital gain. Alternatively, such gain would be capital gain in its entirety. To the extent the amount of cash received exceeds the gain realized, the excess amount will not be taxable to you but will reduce your adjusted tax basis in our common stock received upon conversion (other than common stock received with respect to dividends in arrears). You will not be permitted to recognize any loss realized by it upon conversion of mandatory convertible preferred stock into common stock.

In the event your depositary shares are converted following certain other transactions, including our consolidation or merger into another person (see “Description of Mandatory Convertible Preferred Stock — Recapitalizations, Reclassifications and Changes in our Common Stock”), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. Each U.S. Holder should consult its tax advisor to determine the specific tax treatment of a conversion under such circumstances.

Information Reporting and Backup Withholding

U.S. backup withholding (currently at a rate of 28%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Dividends on the depositary shares and our common stock paid to you will generally be exempt from backup withholding, provided you meet applicable certification requirements, including providing a taxpayer identification number, or otherwise establishes an exemption. We or an applicable withholding agent must report annually to the IRS and to you the amount of dividends paid to that holder and the proceeds from the sale, exchange or other disposition of the depositary shares or our common stock, unless you are an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld from a payment to you under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished by you to the IRS.

Tax Consequences to Non-U.S. Holders

A “Non-U.S. Holder” is a beneficial owner of the depositary shares or our common stock (other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

Non-U.S. Holders are urged to consult their tax advisors to determine the U.S. federal, state, local, and other tax consequences that may be relevant to them.

Distributions on Depositary Shares and Common Stock

Except as described below, actual and constructive dividends received by you generally are subject to withholding of U.S. federal income tax at a 30% rate, or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we or an applicable withholding agent generally will be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments made to you, unless you have furnished to us or the applicable withholding agent (1) a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or an acceptable substitute form) upon which you certify, under penalties of perjury, your status as a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments, or (2) in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations. If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may generally obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the IRS.

Under certain circumstances described above in “— Tax Consequences to U.S. Holders — Distributions on Depositary Shares and Common Stock,” Non-U.S. Holders may be deemed to receive constructive distributions. Because a constructive distribution to a Non-U.S. Holder will not give rise to any cash from which any applicable U.S. federal withholding tax can be satisfied, we intend to offset (or an applicable withholding agent might offset) any withholding tax that we are (or the applicable withholding agent is) required to collect against the fair market value of any common stock, cash payments or other distributions otherwise deliverable to you. As a result, if we make an adjustment to the conversion rate and the adjustment gives rise to a constructive distribution, Non-U.S. Holders should expect additional U.S. withholding on subsequent distributions.

Dividends that are effectively connected with your conduct of a trade or business within the United States and, if one of certain tax treaties applies, are attributable to your U.S. permanent establishment, are not subject to the withholding tax discussed above, but instead are subject to U.S. federal income tax on a net-income basis in the same manner as if you were a U.S. Holder. Special certification and disclosure requirements, including the completion of IRS Form W-8ECI (or any successor form), must be satisfied for effectively connected income to be exempt from withholding. If you are a foreign corporation, any such effectively connected dividends received by you may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals.

Sale or Exchange of Depositary Shares and Common Stock

You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of the depositary shares (including the deemed exchange that gives rise to a payment of cash in lieu of a fractional share) or our common stock unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States and, if one of certain tax treaties applies, is attributable to your U.S. permanent establishment;

•	if you are an individual present in the United States for 183 days or more in the taxable year of the sale or other disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes and you are not eligible for any treaty exemption. However, you generally will not be subject to U.S. federal income tax if (i) our common stock or the depositary shares are regularly traded on an established securities market and (ii) you held, directly or indirectly, at any time during the shorter of the five-year period ending on the date of disposition and your holding period, 5% or less of our common stock or the depositary shares (as applicable). A corporation is generally a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business.

Any gain recognized by a Non-U.S. Holder that is described in the first bullet point above generally will be subject to tax at the U.S. federal income tax rates generally applicable to a U.S. person, and the Non-U.S. Holder will be required to file a U.S. tax return. Such Non-U.S. Holders are urged to consult their tax advisors regarding the possible application of these rules. Any gain of a corporate Non-U.S. Holder that is described in the first bullet above may also be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. Holder that is described in the second bullet above generally will be subject to a flat 30% tax (or a lower applicable tax treaty rate) on the U.S.-source capital gain derived from the disposition, which may be offset by U.S.-source capital losses during the taxable year of the disposition.

With respect to the third bullet point above, we believe that we currently are not, and will not become, a USRPHC.

Conversion of Mandatory Convertible Preferred Stock into Common Stock

Except as provided below, you will generally not recognize any gain in respect of the receipt of our common stock upon the conversion of our depositary shares. However, any cash or common stock you receive in respect of dividends in arrears will generally be treated as a taxable distribution subject to withholding, as described above in “— Distributions on Depositary Shares and Common Stock.” As the tax treatment of any cash or common stock received in respect of any accrued dividends for any portion of the dividend period containing the date of conversion is uncertain, we intend to treat the amounts of cash or common stock attributable to dividends that would have accrued through the conversion date as payments in respect of dividends in arrears subject to withholding, as described above under “— Tax Consequences to U.S. Holders — Distributions on Depositary Shares and Common Stock.” In addition, cash received in lieu of a fractional share of common stock will generally be treated as described above in “— Sale or Exchange of Depositary Shares and Common Stock.” You

may also recognize dividend income subject to withholding when you receive an additional amount attributable to future dividends, as described above under “— Tax Consequences to U.S. Holders — Conversion of Mandatory Convertible Preferred Stock into Common Stock.”

If a Non-U.S. Holder’s depositary shares are converted pursuant to certain other transactions, including our consolidation or merger into another person (see “Description of Mandatory Convertible Preferred Stock — Recapitalizations, Reclassifications and Changes in our Common Stock”), the tax treatment of the conversion will depend upon the facts underlying the particular transaction triggering the conversion. Under those circumstances, Non-U.S. Holders should consult their tax advisors to determine the specific tax treatment of a conversion.

Federal Estate Tax

Depositary shares and our common stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

Under certain circumstances, Treasury regulations require information reporting and backup withholding on certain payments on the depositary shares and our common stock.

U.S. backup withholding (currently at a rate of 28%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements. Dividends on the depositary shares and our common stock paid to you will generally be exempt from backup withholding, provided you meet applicable certification requirements, including providing a correct and properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) or otherwise establishes an exemption. We or an applicable withholding agent must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to that holder and the U.S. federal withholding tax withheld with respect to those dividends, regardless of whether withholding is reduced or eliminated by an applicable tax treaty. Copies of these information reports may also be made available under the provisions of an applicable treaty or other agreement to the tax authorities of the country in which you are a resident.

Payments of proceeds from the sale of the depositary shares and our common stock effected through a foreign office of a broker to its customer generally are not subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, or a foreign partnership with significant U.S. ownership or engaged in a U.S. trade or business, then information reporting (but not backup withholding) will be required, unless the broker has in its records documentary evidence that the beneficial owner of the payment is a Non-U.S. Holder or is otherwise entitled to an exemption (and the broker has no knowledge or reason to know to the contrary), and other applicable certification requirements are met. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge or reason to know that you are a U.S. person. Information reporting and backup withholding generally will apply to payments of proceeds from the sale of the depositary shares and common stock effected through a U.S. office of any U.S. or foreign broker, unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The certification procedures required to obtain a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid backup withholding as well.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished by you to the IRS.

Foreign Account Tax Compliance Act

Sections 1471-1474 of the Code and the Treasury Regulations thereunder (“FATCA”) impose withholding taxes on certain types of payments made to “foreign financial institutions” and “non-financial foreign entities,” each as specially defined under FATCA. FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, the depositary shares or our common stock paid to a foreign financial institution unless the foreign financial institution is deemed to be compliant with FATCA or enters into an agreement with the IRS to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, FATCA imposes a 30% withholding tax on the same types of payments to a non-financial foreign entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information to the IRS or to the withholding agent regarding each substantial U.S. owner. These rules currently apply to payments of dividends and are expected to apply to payments of gross proceeds from the sale or other disposition of the depositary shares or our common stock after December 31, 2016. Prospective investors should consult their tax advisors regarding the application of FATCA to the acquisition, ownership or disposition of the depositary shares or our common stock.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and J.P. Morgan Securities LLC, or the representatives, are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of depositary shares set forth opposite its name below.

Underwriter	Number of Depositary Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,100,000
Goldman, Sachs & Co.	2,100,000
J.P. Morgan Securities LLC.	1,050,000
HSBC Securities (USA) Inc.	700,000
Mitsubishi UFJ Securities (USA), Inc.	262,500
Santander Investment Securities Inc.	262,500
SMBC Nikko Securities America, Inc.	262,500
U.S. Bancorp Investments, Inc.	262,500

Total	7,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the depositary shares sold under the underwriting agreement if any of these depositary shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the depositary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the depositary shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the depositary shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $1.80 per depositary share. After the initial offering, the public offering price, concession or any other term of the offering may be changed. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional depositary shares to cover over-allotments.

	Per Depositary Share	Without Option	With Option
Public offering price	$100.00	$700,000,000	$770,000,000
Underwriting discount	$3.00	$21,000,000	$23,100,000
Proceeds, before expenses, to us	$97.00	$679,000,000	$746,900,000

The expenses of the offering, not including the underwriting discount, are estimated at $1.2 million and are payable by us.

Over-allotment option

We have granted an option to the underwriters to purchase up to 700,000 additional depositary shares at the public offering price, less the underwriting discount, solely to cover over-allotments, if any. The underwriters may exercise this option for 30 days from the date of this prospectus supplement. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional depositary shares proportionate to that underwriter’s initial amount reflected in the above table.

New Issue of Depositary Shares

The depositary shares are a new issue of securities with no established trading market. We have applied to list the depositary shares on The NASDAQ Global Select Market under the symbol “SRCLP” and we expect trading to commence within 30 days of the first original issuance date of the depositary shares. In addition, upon listing, we have agreed to use our reasonable best efforts to keep the depositary shares representing fractional interests in the mandatory convertible preferred stock listed on The NASDAQ Global Select Market. Listing the depositary shares on The NASDAQ Global Select Market does not guarantee that a trading market will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their depositary shares easily. We do not expect there will be any separate public trading market for the shares of the mandatory convertible preferred stock except as represented by the depositary shares.

NASDAQ Global Select Market Listing

Shares of our common stock are listed on The NASDAQ Global Select Market under the symbol “SRCL.”

The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A.

No Sales of Similar Securities

We and our executive officers and directors have agreed, with certain limited exceptions, that we and they will not, for a period of 60 days after the date of this prospectus supplement, without first obtaining the prior written consent of the representatives, directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to any common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to our common stock and to securities convertible into or exchangeable or exercisable for or repayable with our common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Price Stabilization, Short Positions

In connection with the offering, the underwriters may purchase and sell the depositary shares or shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of depositary shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional depositary shares to cover over-allotments described above. The underwriters may close out any covered short position by either exercising their option to purchase additional depositary shares to cover over-allotments or purchasing depositary shares in the open market. In determining the source of depositary shares to close out the covered short position, the underwriters will consider, among other things, the price of depositary shares available for purchase in the open market as compared to the price at which they may purchase depositary shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing depositary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of depositary shares or shares of our common stock made by the underwriters in the open market to peg, fix or maintain the price of the depositary shares or our common stock prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the depositary shares or preventing or retarding a decline in the market price of the depositary shares. As a result, the price of the depositary shares may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the depositary shares or our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated acts as an administrative agent and lender, an affiliate of J.P. Morgan Securities LLC acts as a co-syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC acts as joint lead arrangers and joint bookrunners under our Revolving Credit Facility. An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated acts as an administrative agent and lender, an affiliate of Goldman, Sachs & Co. and an affiliate of J.P. Morgan Securities LLC acts as co-syndication agents, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, an affiliate of Goldman, Sachs & Co. and J.P. Morgan Securities LLC acts as joint lead arrangers and joint bookrunners under our Term Loan Credit Facility. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. acted as our financial advisor in connection with the financing of the Acquisition. On July 15, 2015, we obtained commitments for interim bridge financing in an aggregate amount of up to $3.81 billion to finance the Acquisition in the event this offering and/or certain other financing in connection with the Acquisition are not consummated. Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and J.P. Morgan Securities LLC are committed to provide us a portion of such interim bridge financing.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Reserved Share Program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 2% of the Depositary Shares offered by this Prospectus Supplement for sale to some of our directors, officers, employees, business associates and related persons. If these persons purchase reserved Depositary Shares it will reduce the number of Depositary Shares available for sale to the general public. Any reserved Depositary Shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other Depositary Shares offered by this prospectus.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of depositary shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of depositary shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any depositary shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any depositary shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the depositary shares acquired by it in the offer have not been acquired on a non- discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any depositary shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus supplement has been prepared on the basis that any offer of depositary shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of depositary shares. Accordingly any person making or intending to make an offer in that Relevant Member State of depositary shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of depositary shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any depositary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe the depositary shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The depositary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the depositary shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the depositary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the depositary shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of the depositary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the depositary shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The depositary shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the depositary shares offered should conduct their own due diligence on the depositary shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the depositary shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the depositary shares without disclosure to investors under Chapter 6D of the Corporations Act.

The depositary shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act.

Further, any shares of common stock issued on conversion of our mandatory convertible preferred stock represented by the depositary shares must not be offered for sale in Australia in the period of 12 months after the date of issue of those shares of common stock except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring depositary shares or such shares of common stock must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS Securities may not be circulated or distributed, nor may the Non-CIS Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Non-CIS Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Canada

The depositary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the depositary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

INCORPORATION BY REFERENCE

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any reports or other information that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington D.C. and other locations. Our SEC filings are also available to the public from commercial document retrieval services, at our website (www.stericycle.com) and at the SEC’s website (www.sec.gov). Information on our website is not incorporated into this prospectus supplement, the accompanying prospectus or our other SEC filings and is not a part of this prospectus supplement, the accompanying prospectus or those filings.

We have elected to incorporate by reference information in this prospectus supplement and the accompanying prospectus. By incorporating by reference, we can disclose important information to you by referring to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of the prospectus supplement and the accompanying prospectus, except as described in the following sentence. Any statement in this prospectus supplement or the accompanying prospectus or in any document that is incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus supplement, the accompanying prospectus or any document that we subsequently file or have filed with the SEC that is incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed to be a part of this prospectus supplement or the accompanying prospectus, except as so modified or superseded.

All documents filed by Stericycle pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of the offering made by this prospectus supplement (other than such report, or any portion thereof, that is “furnished” rather than “filed”) are to be incorporated herein by reference.

The documents listed below that we have previously filed with the SEC are incorporated by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed March 2, 2015;

•	Amendment No. 1 to Annual Report on Form 10-K for the year ended December 31, 2014, filed June 11, 2015;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed May 7, 2015;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed August 5, 2015;

•	Current Report on Form 8-K filed May 4, 2015;

•	Current Report on Form 8-K filed May 21, 2015;

•	Current Report on Form 8-K filed May 28, 2015;

•	Current Report on Form 8-K filed July 21, 2015;

•	Current Report on Form 8-K filed August 19, 2015;

•	Current Report on Form 8-K filed August 27, 2015; and

•	Current Report on Form 8-K filed September 8, 2015.

The Securities Purchase Agreement has been incorporated by reference to this prospectus supplement to provide investors with information regarding the terms of the Acquisition and is not intended to provide any factual information about us, Shred-it or our or their respective subsidiaries or affiliates. The Securities Purchase Agreement contains representations and warranties that the parties made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contracts between the parties to the Securities Purchase Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the contracts. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. For the foregoing reasons, investors should not rely on the representations and warranties as statements of factual information.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number or by requesting them via the Internet:

Stericycle, Inc.

Attention: Investor Relations

28161 North Keith Drive

Lake Forest, Illinois 60045

(847) 367-5910

http://investors.stericycle.com

The information relating to us contained in this prospectus supplement and the accompanying prospectus is not complete and should be read together with the information contained in the documents incorporated and deemed to be incorporated by reference in the accompanying prospectus.

LEGAL MATTERS

The validity of securities we are offering will be passed upon for us by Sidley Austin LLP, New York, New York. Certain legal matters with respect to the securities offered hereby will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Stericycle, Inc. appearing in Stericycle, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2014, and the effectiveness of Stericycle, Inc.’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of Shred-it Group at December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, incorporated by reference in this prospectus supplement and the accompanying prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference in reliance upon the report addressed to the Directors of Shred-it International Inc., general partner of Boost Holdings LP, given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Common Stock

Preferred Stock

Depositary Shares

We may offer and sell our common stock, preferred stock or depositary shares from time to time in one or more offerings. These securities may, if applicable, be convertible into, or exercisable or exchangeable for, other securities described in this prospectus. This prospectus provides you with a general description of the securities that we may offer.

We will provide specific terms of any securities we offer, and the manner in which they are being offered, in supplements to this prospectus, which we refer to as “prospectus supplements.” You should read this prospectus, the documents incorporated and deemed to be incorporated by reference herein, the applicable prospectus supplement and any related free writing prospectus carefully before you invest.

We may offer and sell any of the securities described in this prospectus to or through one or more underwriters, dealers and agents, or directly to purchasers, on an immediate, continuous or delayed basis. If any agents or underwriters are involved in the sale of any of these securities, their names, and any applicable purchase price, commission or discount arrangement between us and them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. None of these securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

Our common stock is listed on The NASDAQ Global Select Market under the ticker symbol “SRCL.” On September 4, 2015, the last reported sale price of our common stock on The NASDAQ Global Select Market was $141.94 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 3 of this prospectus and under similar headings in the documents that are incorporated or deemed to be incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 8, 2015.

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ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may sell one or more classes or series of the securities described in this prospectus from time to time in one or more offerings. This prospectus provides you with a general description of some of the terms of the securities we may offer. Each time we sell any securities, we will provide you with a supplement to this prospectus that describes the terms of that offering and the securities being offered. In addition, each prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus or any document incorporated or deemed to be incorporated by reference herein and, accordingly, any statement in this prospectus or in any document incorporated or deemed to be incorporated by reference herein will be deemed modified or superseded to the extent that any statement contained in the applicable prospectus supplement or any related free writing prospectus modifies or supersedes that statement. We urge you to read carefully this prospectus, the applicable prospectus supplement and any related free writing prospectus, together with the documents incorporated and deemed to be incorporated by reference in this prospectus as described under the heading “Where You Can Find More Information,” before deciding whether to invest in any of the securities being offered.

The distribution of this prospectus, the applicable prospectus supplement and any related free writing prospectus and the offering of the securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus, the applicable prospectus supplement and any related free writing prospectus come should inform themselves about and observe any such restrictions. No action has been or will be taken by us or by any underwriter, agent or dealer involved in the distribution of any securities that would permit a public offering of the securities or the possession or distribution of this prospectus or any related prospectus supplement or free writing prospectus in any jurisdiction where action for that purpose is required, other than the United States. Neither this prospectus nor any related prospectus supplement or free writing prospectus constitutes, and none of the foregoing may be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should rely only on the information contained and incorporated and deemed to be incorporated by reference in this prospectus, the applicable prospectus supplement and any related free writing prospectus. We have not authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any underwriters, agents or dealers involved in the distribution of any securities will not be, making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the documents incorporated and deemed to be incorporated by reference herein, the applicable prospectus supplement and any related free writing prospectus is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus, the documents incorporated and deemed to be incorporated by reference herein, any prospectus supplement and any related free writing prospectus include or may include trademarks, service marks and trade names owned by us or others. All trademarks, service marks and trade names included in this prospectus, the documents incorporated and deemed to be incorporated by reference herein, any prospectus supplement and any related free writing prospectus are the property of their respective owners.

Unless we otherwise specify or the context otherwise requires, references in this prospectus to “we,” “us,” “our” or “Stericycle” refers to Stericycle, Inc. and its subsidiaries on a consolidated basis.

STERICYCLE, INC.

This following highlights information contained elsewhere in this prospectus or contained in documents incorporated or deemed to be incorporated by reference herein and does not contain all of the information that you should consider in your evaluation of an investment in our securities. You should read carefully this prospectus, including the information set forth under the heading “Risk Factors,” the documents incorporated and deemed to be incorporated by reference in this prospectus, the related prospectus supplement and any related free writing prospectus in their entirety before making an investment decision.

We are in the business of providing regulated and compliance solutions to healthcare and commercial businesses. This includes the collection and processing of specialized waste for disposal, and a variety of training, consulting, recall/return, communication, and compliance services. We operate integrated regulated waste management networks in the United States, Argentina, Brazil, Canada, Chile, Ireland, Japan, Mexico, the Netherlands, Portugal, Romania, Republic of Korea, Spain, and the United Kingdom. Our worldwide networks include a total of 181 processing facilities, 214 transfer sites, and 97 other service facilities. Our regulated waste processing technology is primarily autoclaving, but we also use incineration and our proprietary electro-thermal-deactivation system.

The regulated solutions we provide include: medical waste disposal, hazardous waste management, our Steri-Safe® medical waste and compliance program, our Clinical Services program, our Sharps Management Service featuring Bio Systems® reusable sharps containers, pharmaceutical waste disposal, and medical safety products. Our compliance solutions include: training, consulting, inbound/outbound communications, data reporting, and other regulatory compliance services. In addition to our regulated and compliance solutions, we offer regulated recall and returns management solutions which encompass a number of services for a variety of businesses, but consist primarily of managing the recall, withdrawal, or return of expired or recalled products and pharmaceuticals.

We serve more than 600,000 customers worldwide, including both large-quantity generators, such as hospitals, blood banks and pharmaceutical manufacturers, and small-quantity generators, such as outpatient clinics, medical and dental offices, long-term and sub-acute care facilities, veterinary offices, municipalities, laboratories, and retail pharmacies.

Stericycle, Inc. was incorporated in Delaware in 1989. The mailing address of our principal executive offices is 28161 North Keith Drive, Lake Forest, Illinois 60045, and the telephone number of our principal executive offices is (847) 367-5910.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before you decide to invest in our securities, you should consider carefully the risks and uncertainties set forth under the caption “Risk Factors” in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus and may be obtained as described under “Where You Can Find More Information,” and any risk factors that may be set forth in the applicable prospectus supplement and any related free writing prospectus, as well as the other information contained in this prospectus, the documents incorporated and deemed to be incorporated by reference herein, the applicable prospectus supplement and any related free writing prospectus. Each of these risks could have a material adverse effect on our business, results of operations and financial condition and the occurrence of any of these risks might cause you to lose all or part of your investment in our securities. In addition, the information contained in this prospectus, the applicable prospectus supplement, any related free writing prospectus and the documents incorporated and deemed to be incorporated by reference in this prospectus include forward-looking statements that involve risks and uncertainties. We refer you to the “Forward-Looking Statements” section of this prospectus for information regarding some of the risks and uncertainties inherent in forward-looking statements. Our actual results could differ materially from those expressed in or implied by the forward-looking statements as a result of many factors, including the risks described under the caption “Risk Factors” in the documents referred to above and the risks described elsewhere in this prospectus, any applicable prospectus supplement, any related free writing prospectus and the documents incorporated and deemed to incorporated by reference in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated and deemed to be incorporated by reference herein contain, and any prospectus supplement and related free writing prospectus may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact, included or incorporated by reference in this prospectus, including statements that involve expectations, plans or intentions (such as those relating to future business, future results of operations or future financial condition), are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “project,” “predict,” “potential” and other similar expressions. We have based these forward-looking statements on our expectations and projections about future conditions, events or results at the respective times these statements were made. These forward-looking statements involve risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed or implied in these forward-looking statements. You should pay particular attention to the risk factors and cautionary statements referenced in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and in our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus and may be obtained as described below under “Where You Can Find More Information,” and in the applicable prospectus supplement and any related free writing prospectus. Other risks, uncertainties and factors that might cause or contribute to such differences include, but are not limited to, those discussed elsewhere in our most recent Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K incorporated and deemed to be incorporated by reference in this prospectus.

Given these risks, uncertainties and other factors, many of which are beyond our control, you should not place undue reliance on these forward-looking statements, which speak only as of the respective dates these statements were made. We undertake no obligation to publicly update or revise any forward-looking statements to reflect actual results or events or developments after the respective dates on which these statements were made, whether as the result of new information, future events or other factors that affect the subject of these statements.

USE OF PROCEEDS

Except as described in any applicable prospectus supplement, we anticipate using the net proceeds we receive from the sale of our securities described in this prospectus for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents the ratios of earnings to fixed charges for Stericycle, Inc. and its consolidated subsidiaries for the periods indicated.

	Six Months Ended June 30, 2015	Years Ended
		2014	2013	2012	2011	2010
Ratio of earnings to fixed charges(1)	5.6x	6.9x	7.8x	7.5x	7.2x	8.1x

(1)	The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. Earnings consist of income from continuing operations before income taxes and fixed charges, less capitalized interest and interest on liabilities associated with uncertain tax positions. Fixed charges consist of interest on indebtedness, amortization of debt issuance costs, interest and liabilities associated with uncertain tax positions, and our estimate of an appropriate portion of rent expense representative of an interest factor. The estimated interest portion of rent expense was calculated based on a net present value approach assuming a 7% weighted average cost of capital.

We did not have any preferred stock outstanding on which dividends were paid or payable during any of the periods presented. Therefore, the ratios of earnings to fixed charges and preferred stock dividends for the periods indicated equal the ratios of earnings to fixed charges for the same periods.

DESCRIPTION OF CAPITAL STOCK

Under our amended and restated certificate of incorporation (the “charter”), the total number of shares of all classes of stock which we are authorized to issue is 121,000,000 shares, consisting of two classes: 120,000,000 shares of common stock, $0.01 par value per share (“common stock”), and 1,000,000 shares of preferred stock, $0.01 par value per share (“preferred stock”). As of September 1, 2015, there were 84,960,791 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding.

The following is a description of some of the terms of our common stock and preferred stock, our charter and our amended and restated bylaws (the “bylaws”) and certain provisions of the Delaware General Corporation Law (the “DGCL”). The following description is not complete and is subject to, and qualified in its entirety by reference to, our charter and bylaws, which have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part and may be obtained as described below under “Where You Can Find More Information,” and the DGCL. You should read our charter and bylaws and the applicable provisions of the DGCL for a complete statement of the provisions described in this section and for other provisions that may be important to you.

Common Stock

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of our common stockholders. Our charter does not entitle the holders of our common stock to cumulative voting rights with respect to the election of our directors. This means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election by our common stockholders (assuming there are no outstanding shares of our preferred stock entitled to vote as a single class with our common stock in such election).

Pursuant to our bylaws, each member of our board of directors shall be elected by the vote of a majority of the votes cast in respect of the director’s election, with the exception that if the number of nominees for election exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares present in person or represented by proxy and entitled to vote on the election of the directors.

Subject to any preferential rights of any outstanding shares of our preferred stock to receive dividends before any dividends may be paid on our common stock, the holders of our common stock will be entitled to share ratably in any dividends that may be declared by our board of directors out of funds legally available for the payment of dividends. Upon our voluntary or involuntary liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in any of our assets remaining for distribution to our common stockholders after payment of or provision for our debts and other liabilities and subject to any preferential rights of any outstanding shares of our preferred stock to receive distributions in the event of our liquidation, dissolution or winding-up before distributions are made to holders of our common stock.

Our common stock is not entitled to preemptive rights.

Preferred Stock

Under our charter, our board of directors is authorized, without vote or other action by our stockholders, to cause the issuance of up to 1,000,000 shares of our preferred stock in one or more series from time to time, to fix by resolution the powers, designations, preferences and relative, participating, optional and other rights, qualifications, limitations and restrictions, of each series of preferred stock, including without limitation, the dividend rate, conversion rights, liquidation preference and redemption price of the series. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, financings and other corporate purposes, could, among other things, have the effect of delaying, deterring or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting, dividend, liquidation and other rights of the holders of our common stock.

Anti-Takeover Provisions of Delaware Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in “business combination” transactions with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

•	prior to the time the stockholder became an interested stockholder, either the applicable business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the voting stock owned by the interested stockholder) shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which the employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include, in general and subject to exceptions, a merger of the corporation with the interested stockholder; a sale of 10% or more of the market value of the corporation’s consolidated assets to the interested stockholder; certain transactions that result in the issuance of the corporation’s stock to the interested stockholder; a transaction that has the effect of increasing the proportionate share of the corporation’s stock owned by the interested stockholder; and any receipt by the interested stockholder of loans, guarantees or other financial benefits provided by the corporation. An “interested stockholder” is defined to include, in general and subject to exceptions, a person that (1) owns 15% or more of the outstanding voting stock of the corporation or (2) is an “affiliate” or “associate” (as defined in Section 203) of the corporation and was the owner of 15% or more of the corporation’s outstanding voting stock at any time within the prior three year period.

A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or by an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203 and approved by a majority of its outstanding voting shares. We have not opted out of Section 203. As a result, Section 203 could delay, deter or prevent a merger, change of control or other takeover of our company that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock, and may also limit the price that investors are willing to pay in the future for our common stock.

Anti-Takeover Provisions of Our Charter and Bylaws

Certain provisions of our charter and bylaws could have the effect of delaying, deterring or preventing another party from acquiring or seeking to acquire control of us. For example, our charter and bylaws include anti-takeover provisions that:

•

authorize our board of directors, without further action by the stockholders, to issue preferred stock in one or more series and, with respect to each series, to fix by resolution the powers, designations, preferences and relative, participating, optional and other rights, qualifications, limitations and restrictions, of each series of preferred stock, including without limitation, the dividend rate, conversion rights, liquidation preference and redemption price of the series;

•	provide that any vacancy on our board of directors resulting from an increase in the number of our directors may be filled by the incumbent directors;

•	provide that the number of directors constituting our board of directors may be changed by a resolution of the board of directors or stockholders;

•	establish advance notice procedures and other requirements for proposals to be brought before a stockholders meeting;

•	special meetings of stockholders may be called only by (1) the chairman of the board or the president and chief executive offer, or by the secretary at the direction of the board of directors or (2) at the request of one or more stockholders of record who has continuously held as stockholders of record shares in a net long position representing in the aggregate at least 25.0% of the Company’s issued and outstanding shares of common stock for at least one year prior to the date of delivery of the special meeting request and that have complied with the other requirements set forth in our bylaws; and

•	do not give the holders of our common stock cumulative voting rights with respect to the election of directors, which means that the holders of a majority of our outstanding shares of common stock can elect all directors standing for election.

The provisions described above are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage anyone seeking to acquire control of us to negotiate first with our board of directors. However, these provisions may also delay, deter or prevent a change in control or other takeover of our company that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock, and also may limit the price that investors are willing to pay in the future for our common stock. These provisions may also have the effect of preventing changes in our management.

Limitation on Liability of Directors; Indemnification of Directors and Officers

Our charter provides that, to the fullest extent permitted by law, no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) a breach of the director’s duty of loyalty to the Company or its stockholders; (ii) an act or omission which was not in good faith or which involved intentional misconduct or a knowing violation of law; (iii) liability under Section 174 of DGCL for the unlawful payment of dividends or the unlawful purchase or redemption of stock; or (iv) any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further limiting or eliminating the personal liability of directors, the liability of a director of the Company could be further limited or eliminated to the fullest extent permitted by the amendment. Our bylaws provide that we will indemnify our officers and directors to the fullest extent authorized by the DGCL.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A.

NASDAQ Global Select Market Listing

Our common stock is listed on The NASDAQ Global Select Market under the symbol “SRCL”.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary shares representing fractional interests in shares of our preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a depositary. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Additional information regarding any depositary shares we may offer, the series of preferred stock represented by those depositary shares and the related deposit agreement will be set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus from time to time in one or more transactions described in the applicable prospectus supplement, which may include:

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing or any other methods of sale.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices;

•	negotiated prices; or

•	other prices determined as provided in the applicable prospectus supplement.

Direct Sales

We may sell the securities directly to institutional investors or others. The applicable prospectus supplement will describe the terms of any sale of securities we are offering to purchasers directly. Direct sales may be arranged by a broker-dealer or other financial intermediary.

To Underwriters

The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of any securities.

Underwriters may sell our securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from purchasers.

Unless we state otherwise in the applicable prospectus supplement, the obligations of any underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the applicable securities if any are purchased.

Underwriters may over-allot or effect transactions that may stabilize, maintain or otherwise affect the market price of the applicable securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. However, the underwriters will be under no obligation to perform any such transactions and any such transactions, if commenced, may be discontinued at any time without notice.

To or Through Agents and Dealers

We will name any agent involved in a sale of any securities, as well as any commissions payable by us to such agent, in a prospectus supplement.

If we utilize a dealer in the sale of the securities being offered pursuant to this prospectus then, unless otherwise stated in the applicable prospectus supplement, we will sell the securities to the dealer, as principal, and the dealer may then resell the securities at varying prices to be determined by the dealer at the time of resale.

Delayed Delivery Contracts

If we so specify in the applicable prospectus supplement, we may authorize underwriters, dealers or agents to solicit offers by institutions to purchase the securities pursuant to contracts providing for payment and delivery on future dates. Such contracts may be subject to conditions described in the applicable prospectus supplement.

If so provided in the applicable prospectus supplement, the underwriters, dealers and agents will not be responsible for the validity or performance of any delayed delivery contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

Other

Underwriters, agents or dealers involved in the offering or sale of our securities and their affiliates may engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

There is no existing market for the securities described in this prospectus (other than our common stock) and, unless otherwise indicated in the applicable prospectus supplement, we do not intend to apply for listing of those securities (other than our common stock) on any securities exchange or automated quotation system. Accordingly, there can be no assurance that a trading market for the applicable securities will develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the applicable securities, whether you will be able to sell your securities or the prices at which you may be able to sell your securities.

LEGAL MATTERS

Sidley Austin LLP, New York, New York, will pass upon the validity of the securities being offered by this prospectus for us.

EXPERTS

The consolidated financial statements of Stericycle, Inc. appearing in Stericycle, Inc.’s Annual Report (Form 10-K/A) for the year ended December 31, 2014 (including schedule appearing therein), and the effectiveness of Stericycle, Inc.’s internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of the Shred-it Group (which includes Shred-it International Inc., Shred-it JV LP, Boost GP Corp., and Boost Holdings LP), at December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, appearing in Stericycle Inc.’s Current Report on Form 8-K dated September 8, 2015, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon the report addressed to the Directors of Shred-it International Inc., general partner of Boost Holdings LP, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information about the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us. The SEC’s Internet site can be found at http://www.sec.gov.

This prospectus constitutes part of a registration statement filed under the Securities Act. As permitted by the SEC’s rules, this prospectus omits information and exhibits included and incorporated by reference in the registration statement. For further information about us and the securities, you should read the registration statement and the exhibits thereto. You may read and copy those documents as described in the immediately preceding paragraph. Statements contained in this prospectus or any applicable prospectus supplement as to the contents of any contract or other document are not complete and in each instance we refer you to the copy of the contract or document filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part or to a document incorporated or deemed to be incorporated by reference in this prospectus, and each such statement is qualified in all respects by such reference.

The SEC allows us to incorporate by reference in this prospectus information that we file with the SEC, which means that we can disclose important information to you by referring you to another document that we have filed with the SEC. The information incorporated or deemed to be incorporated by reference is deemed to be part of this prospectus.

We incorporate by reference the documents listed below that we have filed with the SEC (Commission File No. 000-21229) (other than any information in or portion of any such document or any exhibit thereto that is deemed to have been “furnished” to the SEC):

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed March 2, 2015;

•	Amendment No. 1 to Annual Report on Form 10-K for the year ended December 31, 2014, filed June 11, 2015;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed May 7, 2015;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed August 5, 2015;

•	Current Report on Form 8-K filed May 4, 2015;

•	Current Report on Form 8-K filed May 21, 2015;

•	Current Report on Form 8-K filed May 28, 2015;

•	Current Report on Form 8-K filed July 21, 2015;

•	Current Report on Form 8-K filed on August 19, 2015;

•	Current Report on Form 8-K filed on August 27, 2015; and

•	Current Report on Form 8-K filed September 8, 2015.

We also incorporate by reference into this prospectus all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until we have terminated the offering, other than any document, portion of a document, information or exhibit that is “furnished” to the SEC (including, without limitation, any information under Item 2.02 or Item 7.01, and any related information “furnished” under Item 9.01, of any Current Report on Form 8-K).

Documents incorporated by reference in this prospectus after the date hereof will automatically update and, to the extent inconsistent, supersede the information contained and incorporated by reference in this prospectus. In that regard, any information contained in this prospectus, any applicable prospectus supplement or any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a subsequent statement contained in this prospectus, any applicable prospectus supplement or free writing prospectus, or any other document that is incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be part of this prospectus.

Documents incorporated by reference herein, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, are available without charge to each person (including a beneficial owner) to whom this prospectus is delivered by requesting them in writing, by telephone or via the Internet, at:

Stericycle, Inc.

Attention: Investor Relations

28161 North Keith Drive

Lake Forest, Illinois 60045

(800) 643-0240

http://investors.stericycle.com

The information contained on or that can be accessed through any of our websites is not a part of this prospectus, any document incorporated or deemed to be incorporated by reference herein, any prospectus supplement or any related free writing prospectus.

7,000,000 Depositary Shares

Representing a 1/10th Interest in a Share of

5.25% Series A Mandatory Convertible Preferred Stock

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

Goldman, Sachs & Co.

J.P. Morgan

HSBC

MUFG

Santander

SMBC Nikko

US Bancorp

September 9, 2015